UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

PRESIDENTIAL LIFE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.01 per share, of Presidential Life Corporation.

(2)	Aggregate number of securities to which transaction applies:

As of August 1, 2012: (A) 29,591,739 shares of common stock (which number excludes shares, if any, held by Presidential as treasury shares) and (B) options to purchase 70,140 shares of common stock with exercise prices below $14.00 and that will be vested upon the consummation of the merger.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

(set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 29,591,739 shares of common stock multiplied by $14.00 per share (represents the amount of the per share merger consideration) and (B) options to purchase 70,140 shares of common stock with exercise prices less than $14.00 that will be vested upon consummation of the merger multiplied by $4.00 (which is the difference between $14.00 and the weighted average exercise price of $10.00 per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001146 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$414,564,906.00

(5)	Total fee paid:

$47,509.14

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

PRINCIPAL EXECUTIVE OFFICES: 69 Lydecker Street Nyack, NY 10960 , 2012	PLACE OF MEETING: The Comfort Inn 425 E. Route 59 Nanuet, New York

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To our Stockholders:

A special meeting (the “Special Meeting”) of stockholders of Presidential Life Corporation, a Delaware corporation (“Presidential” or the “Company”), will be held on                 , 2012, starting at             , local time, at The Comfort Inn, 425 E. Route 59, Nanuet, New York for the following purposes:

1.	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 12, 2012, by and among Athene Annuity & Life Assurance Company, an insurance company organized under the laws of the State of Delaware (“Athene”), Eagle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Athene (“Merger Sub”), and the Company, as it may be amended from time to time (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company;

2.	to consider and vote on a proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to adopt the Merger Agreement; and

3.	to consider and vote upon, by non-binding advisory vote, certain compensation arrangements for Presidential’s named executive officers in connection with the merger.

Stockholders will also act on any other business that may properly come before the Special Meeting.

Presidential’s board of directors has set the close of business on             , 2012 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the Special Meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of Presidential common stock held by such stockholder on the record date. Please vote in one of the following ways:

•	visit the website shown on your proxy card to vote via the Internet;

•	use the toll-free telephone number listed on your proxy card;

•	mark, sign, date and return the enclosed proxy card using the postage-paid envelope provided; or

•	vote in person at the Special Meeting.

YOUR VOTE IS VERY IMPORTANT TO THE COMPLETION OF THE MERGER, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Regardless of whether you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card or submit your proxy via the Internet or by telephone prior to the Special Meeting to ensure that your shares will be represented at the Special Meeting. If you have Internet access, we encourage you to submit your proxy via the Internet. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the Merger Agreement, “FOR” the adjournment of the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to adopt the Merger Agreement and “FOR” the approval, by non-binding advisory vote, of certain compensation arrangements for Presidential’s named executive officers in connection with the merger. If you are a record holder of Presidential common stock and you attend the Special Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card or submitted your proxy via the Internet or by telephone.

Under Delaware law, Presidential stockholders who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the proposal to adopt the Merger Agreement and comply with the other procedures required by Delaware law, which are described in the section entitled “Appraisal Rights” in the accompanying proxy statement.

PRESIDENTIAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

By order of the board of directors,

John D. McMahon
Chairman of the Board Presidential Life Corporation

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2012

                , 2012

Dear Presidential Life Corporation Stockholders:

You are cordially invited to attend a special meeting (the “Special Meeting”) of Presidential Life Corporation (“Presidential” or the “Company”) stockholders to be held on                 , 2012, starting at             , local time, at The Comfort Inn, 425 E. Route 59, Nanuet, New York.

At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt a merger agreement, pursuant to which the Company would be acquired by Athene Annuity & Life Assurance Company (“Athene”), and related matters. We entered into this merger agreement on July 12, 2012. If the merger agreement is adopted and the merger contemplated thereby is completed, the Company will become a wholly owned subsidiary of Athene and you, as a holder of Presidential common stock, will be entitled to receive $14.00 in cash, without interest and less any applicable tax withholdings, in exchange for each share of Presidential common stock that you own at the consummation of the merger and you will cease to own any shares of Presidential common stock.

After careful consideration, Presidential’s board of directors has unanimously determined that the merger agreement and merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Presidential and its stockholders and unanimously recommends that you vote:

•	“FOR” the adoption of the merger agreement;

•

“FOR” the adjournment of the Special Meeting, to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to adopt the merger agreement; and

•	“FOR” the approval, by non-binding advisory vote, of certain compensation arrangements for Presidential’s named executive officers in connection with the Merger.

YOUR VOTE IS VERY IMPORTANT TO THE COMPLETION OF THE MERGER, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. We cannot consummate the merger unless the merger agreement is adopted by at least a majority of the outstanding shares of our common stock. Therefore, the failure of any Company stockholder to vote and abstentions from voting will have the same effect as a vote by that Company stockholder “AGAINST” the adoption of the merger agreement.

Only stockholders of record at the close of business on                 , 2012 are entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

The attached proxy statement provides you with detailed information about the Special Meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this document. We encourage you to read the attached proxy statement and the merger agreement carefully and in their entirety. You may also obtain more information about the Company from documents we have filed with the U.S. Securities and Exchange Commission.

Regardless of whether you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card or submit your proxy via the Internet or by telephone prior to the Special Meeting to ensure that your shares will be represented at the Special Meeting. If you are a record holder of Presidential common stock and you attend the Special Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card or submitted your proxy via the Internet or by telephone.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

John D. McMahon
Chairman of the Board Presidential Life Corporation

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated                 , 2012 and is first being mailed to Company stockholders on or about that date.

i

ANNEXES

Annex A –	Agreement and Plan of Merger, dated as of July 12, 2012, by and among Athene Annuity & Life Assurance Company, Eagle Acquisition Corp. and Presidential Life Corporation

Annex B –	Opinion of Sandler O’Neil + Partners, L.P.

Annex C –	Section 262 of the General Corporation Law of the State of Delaware

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SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement, including the Merger Agreement. See the section entitled “Where You Can Find More Information” beginning on page 90 of this proxy statement. The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement.

We sometimes make reference to Presidential Life Corporation and its subsidiaries in this proxy statement by using the terms “Presidential,” “the Company,” “we,” “our” or “us.” In addition, throughout this proxy statement we refer to Athene Annuity & Life Assurance Company as “Athene,” Eagle Acquisition Corp. as “Merger Sub,” the merger between the Company and Merger Sub as the “Merger” and the Agreement and Plan of Merger, dated as of July 12, 2012, by and among Athene, Merger Sub and the Company, as it may be amended, supplemented or otherwise modified from time to time, as the “Merger Agreement.” Capitalized terms used in this proxy statement and not defined herein have the respective meanings ascribed to them in the Merger Agreement. Unless stated otherwise, section references used in this proxy statement refer to the respective sections of the Merger Agreement.

THE COMPANIES (PAGE 23)

Presidential Life Corporation. Presidential is an insurance holding company that, through its wholly owned subsidiary, Presidential Life Insurance Company, a New York-domiciled life insurance company (which we refer to in this proxy statement as the “Insurance Company”), markets and sells a variety of fixed annuity, life insurance and accident and health insurance products. We manage our business and report as a single business segment. We are a Delaware corporation founded in 1965. Through the Insurance Company, we are licensed to market our products in all 50 states and the District of Columbia. Approximately 64.1% of our second quarter 2012 sales of annuity, life insurance and accident and health products were made to individuals residing in the State of New York. On July 3, 2012, Presidential completed the acquisition of Great American Life Assurance Company, an Ohio domiciled insurance company (which we refer to in this proxy statement as “GALAC”). Headquartered in Nyack, New York, we had 99 fulltime employees as of August 1, 2012.

Our principal executive office is located at 69 Lydecker Street, Nyack, New York 10960, and our telephone number is (845) 358-2300. Our Internet website address is www.presidentiallife.com. The information provided on Presidential’s website is not part of this proxy statement and is not incorporated herein by reference.

Athene Annuity & Life Assurance Company. Athene (formerly known as Liberty Life Insurance Company) is a privately held Delaware-domiciled stock life insurance company focused on retail fixed annuity sales and reinsurance. Athene’s products include traditional fixed annuities, multi-year guarantee annuities and fixed indexed annuities. Athene, which is based in Greenville, South Carolina, with a retail sales and marketing office in Wilmington, Delaware, has over 100 years of experience in the insurance and annuity business. With the completion of a $3.1 billion reinsurance transaction in December 2011, Athene and its subsidiaries had assets of approximately $7.1 billion on a statutory basis as of June 30, 2012. Athene had approximately 144 fulltime employees as of July 31, 2012.

Athene is a wholly owned subsidiary of Athene Holding Ltd. (which we refer to in this proxy statement as “Athene Holding”), which acquired Athene from RBC Insurance Holdings (USA) Inc., a subsidiary of the Royal Bank of Canada, on April 29, 2011. Athene Holding, through its subsidiaries, manages a net investment spread business with over $10.0 billion in assets under management. The companies source liabilities through reinsurance transactions, retail sales of fixed annuities, and sales of institutional funding agreements. A majority of the non-voting, economic interests in Athene Holding are owned by investment accounts managed by Apollo Global Management LLC (referred to in this proxy statement as “Apollo”). Athene is the principal U.S. operating company of Athene Holding. The other Athene Holding companies include Athene Life Re Ltd., a Bermuda-based reinsurer focused on the retirement services market, and Athene Life Insurance Company, an Indiana-domiciled stock life insurance company focused on the institutional funding agreement market.

Athene’s principal executive office is located at 2000 Wade Hampton Boulevard, Greenville, South Carolina 29615, and its telephone number is (864) 609-1000. Athene’s Internet website address is www.atheneannuity.com. The information provided on Athene’s website is not part of this proxy statement and is not incorporated herein by reference.

Eagle Acquisition Corp. Merger Sub is a Delaware corporation and a wholly owned subsidiary of Athene. Merger Sub has engaged in no business activities other than those related to the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will merge with and into Presidential and will cease to exist.

Merger Sub’s principal executive office is located at 2000 Wade Hampton Boulevard, Greenville, South Carolina 29615, and its telephone number is (864) 609-1000.

THE MERGER (PAGE 62)

The Merger Agreement provides that, subject to the terms and conditions thereof, Merger Sub, a wholly owned subsidiary of Athene, will merge with and into Presidential. Presidential will be the surviving corporation (which we refer to as the “surviving corporation” in this proxy statement) and, as a result of the Merger, Presidential will become a wholly owned subsidiary of Athene. Upon the completion of the proposed Merger, shares of Presidential common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ Global Select Market (which we refer to in this proxy statement as “NASDAQ”), and you will not own any shares of Presidential.

Subject to the terms and conditions of the Merger Agreement, in connection with the Merger, it is anticipated that:

•

immediately prior to or concurrently with the closing of the Merger, the Insurance Company will declare and pay to Presidential an extraordinary dividend in an amount not less than $100.0 million plus the amount of any capital contributions made by Presidential to the Insurance Company after December 31, 2011 and prior to the closing (in this proxy statement, we refer to this dividend as the “Extraordinary Dividend”, and this amount as the “Minimum Extraordinary Dividend Amount”);

•

immediately after the closing of the Merger, the Insurance Company, as ceding company, and Athene, as reinsurer, will enter into a coinsurance agreement, which will be on a funds withheld basis, substantially in the form attached to the Merger Agreement as Exhibit B (which we refer to as the “Coinsurance Agreement” in this proxy statement); and

•

immediately after the closing of the Merger, (i) the Insurance Company and Athene Asset Management LLC, an affiliate of Athene, will enter into an investment management agreement, (ii) Athene Asset Management LLC and certain affiliates of Apollo will enter into a master sub-advisory agreement, (iii) the Insurance Company and Athene will enter into a shared services and cost sharing agreement and (iv) the Insurance Company and Athene will enter into a tax allocation agreement, in each case substantially in the form attached to the Merger Agreement as Exhibit A (we refer to these agreements collectively as the “Affiliate Agreements” in this proxy statement).

THE MERGER CONSIDERATION AND THE CONVERSION OF PRESIDENTIAL CAPITAL STOCK (PAGE 63)

If the Merger is completed, by virtue of the Merger, each share of Presidential common stock issued and outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive $14.00 in cash, without interest and less any applicable tax withholdings (which we refer to as the “Merger Consideration” in this proxy statement), other than the following shares:

•

shares of Company common stock owned by Athene, the Company or any wholly owned subsidiary of Athene or the Company (other than shares of Company common stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties), in each case immediately prior to the effective time of the Merger, which will be cancelled and no payment will be made with respect thereto; and

•

shares of Presidential common stock that are held by stockholders that have not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who have properly exercised their appraisal rights in accordance with Delaware law.

Following the Merger, you will not own any shares of Presidential, and Presidential will cease to be a publicly traded company. As a privately owned company, the registration of Presidential common stock and Presidential’s reporting obligations with respect to such stock under the Exchange Act will be terminated upon application to the U.S. Securities and Exchange Commission (which we refer to in this proxy statement as the “SEC”). In addition, upon the completion of the proposed Merger, shares of Presidential common stock will no longer be listed on any stock exchange or quotation system, including NASDAQ.

THE SPECIAL MEETING (PAGE 19)

Date, Time and Place. The Special Meeting will be held on             , 2012, starting at             , local time, at The Comfort Inn, 425 E. Route 59, Nanuet, New York.

Purpose. You are being asked to consider and vote on (1) the adoption of the Merger Agreement, (2) the adjournment of the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to adopt the Merger Agreement (which we refer to in this proxy statement as the “adjournment proposal”) and (3) the approval, by non-binding advisory vote, of certain compensation arrangements for Presidential’s named executive officers in connection with the Merger, as described in the section entitled “Advisory Vote on Golden Parachute Compensation” beginning on page 82 of this proxy statement (which we refer to in this proxy statement as the “compensation proposal”).

Record Date and Quorum. You are entitled to vote at the Special Meeting if you owned shares of Presidential common stock at the close of business on             , 2012, the record date for the Special Meeting (which we refer to in this proxy statement as the “record date”). You will have one vote for each share of Presidential common stock that you owned on the record date. As of the record date, there were              shares of Presidential common stock outstanding and entitled to vote. The presence, in person or by proxy, of stockholders holding a majority of the shares of Presidential common stock entitled to vote at the Special Meeting constitutes a quorum for the purpose of considering the proposals. In the event that a quorum is not present at the Special Meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Vote Required. The adoption of the Merger Agreement requires the affirmative vote of the holders of Presidential common stock representing at least a majority of the outstanding shares of Presidential common stock. Approval of each of the adjournment proposal and the compensation proposal requires the affirmative vote of the holders of at least a majority of the shares of Presidential common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the matter.

REASONS FOR THE MERGER; RECOMMENDATION OF PRESIDENTIAL’S BOARD OF DIRECTORS (PAGE 39)

Presidential’s board of directors has unanimously determined that the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Presidential and its stockholders. Presidential’s board of directors unanimously recommends that Presidential stockholders vote “FOR” the adoption of the Merger Agreement, “FOR” the adjournment proposal and “FOR” the compensation proposal.

In deciding to recommend the adoption of the Merger Agreement, Presidential’s board of directors considered many factors, including:

•

the belief of Presidential’s board of directors, after consideration of potential alternatives, that the Merger is expected to provide greater benefits to Presidential’s stockholders than the range of possible alternatives to the sale of Presidential to Athene under the terms set forth in the Merger Agreement, including continuing to operate Presidential on a stand-alone basis;

•

the current and historic market prices of Presidential’s common stock, including the fact that the cash merger price of $14.00 per share represents a premium of approximately 38% over the closing price of $10.14 on NASDAQ on July 12, 2012, the trading day prior to the announcement of the Merger Agreement, and approximately a 45% premium over $9.63, the average closing price per share of Company common stock on NASDAQ for the 20-day trading period ended on such date;

•

the extensive sale process conducted by Presidential, with the assistance of Sandler O’Neill, which involved engaging in discussions with approximately 15 parties to assess their general interest in mergers and acquisitions, interest in the insurance sector and, in certain instances, to determine their potential interest in a business combination transaction with Presidential, entering into non-disclosure agreements with eight parties and the receipt of preliminary indications of interest to acquire Presidential from five parties;

•	the price offered by Athene, which represents the highest bid that Presidential received for the acquisition of Presidential;

•	the fact that the Merger Consideration is all cash, which will provide certainty of value and immediate liquidity to Presidential’s stockholders;

•

the assessment of Presidential’s board of directors, after consultation with Presidential’s management and legal and financial advisors, of the risks of remaining an independent company and the prospects of going forward as an independent entity;

•

Presidential’s ability to terminate the Merger Agreement to enter into an agreement providing for a Superior Proposal (as defined in the section entitled “Merger Agreement—No Solicitation” beginning on page 69 of this proxy statement), provided that such proposal was unsolicited, received prior to obtaining the required stockholder approval of the Merger Agreement, and subject to providing Athene with four business days’ notice, negotiating in good faith, paying Athene a termination fee of $18.0 million and reimbursing certain of Athene’s transaction expenses; and

•	the right of the stockholders of Presidential under, and in compliance with, Delaware law to exercise appraisal rights to assure that they receive fair value for their shares.

Presidential’s board of directors also considered a variety of risks and other potentially negative factors concerning the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including that the Merger might not be completed in a timely manner or at all due to a failure to obtain stockholder approval, necessary antitrust clearances or necessary insurance regulatory approvals, including by the New York State Department of Financial Services (formerly known, in part, as the New York State Insurance Department), which we refer to as the “NYSDFS” in this proxy statement, or due to the possible failure of another condition to the Merger to be satisfied.

You should refer to the section entitled “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors”, beginning on page 39 of this proxy statement, for a more detailed discussion of the factors that Presidential’s board of directors considered in deciding to recommend the adoption of the Merger Agreement.

OPINION OF SANDLER O’NEILL + PARTNERS, L.P. (PAGE 43)

Sandler O’Neill + Partners, L.P. (which we refer to in this proxy statement as “Sandler O’Neill”) delivered its opinion to Presidential’s board of directors on July 12, 2012 that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the $14.00 per share in cash to be received by the holders of the outstanding shares of common stock of Presidential was fair from a financial point of view.

The full text of the written opinion of Sandler O’Neill, dated as of July 12, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Sandler O’Neill provided its opinion for the information and assistance of Presidential’s board of directors in connection with its consideration of the Merger. The opinion is not a recommendation as to how any holder of the Company’s common stock should vote with respect to the Merger or any other matter.

Pursuant to the engagement letter between Sandler O’Neill and Presidential, Presidential agreed to pay Sandler O’Neill a fee of 0.90% of the aggregate equity value of the transaction, of which a non-refundable quarterly retainer fee in an amount equal to $25,000 became payable upon execution of the engagement letter and each quarter thereafter, up to a total maximum retainer fee of $100,000, until completion of the Merger or the earlier termination of the engagement, $300,000 became payable upon the delivery of Sandler O’Neill’s fairness opinion to Presidential’s board of directors and the balance of which is payable and contingent upon consummation of the Merger. In addition, the Company also agreed to reimburse Sandler O’Neill for certain out-of-pocket expenses, and to indemnify Sandler O’Neill, if necessary, against certain liabilities arising out of Sandler O’Neill’s engagement.

For a more complete description, see the section entitled “The Merger—Opinion of Sandler O’Neill + Partners, L.P.” beginning on page 43 of this proxy statement.

FINANCING OF THE MERGER (PAGE 53)

The closing of the Merger is not conditioned on the receipt of financing by Athene.

TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK (PAGE 64)

Stock Options. As of the effective time of the Merger, each stock option outstanding immediately before the effective time of the Merger, whether or not then exercisable or vested, by virtue of the Merger and without any action by any party will be cancelled and converted into the right to receive from Athene or the surviving corporation promptly following the effective time of the Merger an amount in cash, if any, without interest, equal to the per share Merger Consideration less the per share exercise price of the applicable stock option, multiplied by the aggregate number of shares of Presidential common stock that may be acquired upon exercise of such stock option immediately before the effective time of the Merger, subject to applicable tax withholding.

Restricted Stock. Immediately prior to the effective time of the Merger, any then outstanding restricted shares of Presidential common stock held under the Presidential Life Corporation 2006 Stock Incentive Plan (which we refer to in this proxy statement as the “Equity Plan”) will become fully vested, subject to applicable tax withholding. All shares of Presidential common stock then outstanding as a result of the full vesting of the restricted shares of Presidential common stock will be cancelled at the effective time of the Merger and converted into the right to receive the per share Merger Consideration.

INTERESTS OF PRESIDENTIAL’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE 53)

Presidential’s directors and executive officers have interests in the Merger that are different from, or in addition to, their interests as Presidential stockholders and the interests of Presidential’s other stockholders generally. The members of Presidential’s board of directors were aware of and considered these interests, among other factors, in evaluating the Merger Agreement and the Merger, and in recommending to Presidential stockholders that the Merger Agreement be adopted.

These interests include:

•

The Merger Agreement generally provides for stock options, whether or not exercisable and vested, to be cancelled and cashed out and for restricted shares of Presidential common stock under the Equity Plan to become vested immediately prior to the effective time of the Merger.

•

Presidential’s executive officers are entitled to severance and other cash payments and benefits in the event that their employment is terminated by the Company without “cause” or by the executive for “good reason” (each as defined in the underlying employment agreement) within the two-year period following the consummation of the Merger and in certain cases if such termination occurs within nine months prior to the consummation of the Merger.

•	Presidential’s directors and executive officers are entitled to continued indemnification and insurance coverage following the Merger under the terms of the Merger Agreement.

For a more complete description of these interests, see the section entitled “The Merger—Interests of Presidential’s Directors and Executive Officers in the Merger” beginning on page 53 of this proxy statement.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS (PAGE 88)

As of August 1, 2012, the directors and executive officers of Presidential beneficially owned in the aggregate approximately 392,832 shares of Presidential common stock, or approximately 1.32% of Presidential’s outstanding common stock.

APPRAISAL RIGHTS (PAGE 83)

Under the DGCL, Presidential stockholders who do not vote in favor of the Merger Agreement and the Merger will have the right to seek appraisal of the fair value of their shares of Presidential common stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the Merger Agreement and the Merger and comply with the other applicable procedures under the DGCL, which are explained in this proxy statement. The appraisal amount could be more than, the same as or less than the amount that a Presidential stockholder would be entitled to receive under the Merger Agreement. A copy of Section 262 of the DGCL is attached as Annex C to this proxy statement.

CONDITIONS TO THE MERGER (PAGE 74)

Conditions to the Obligations of Each Party. The obligations of Presidential, Athene and Merger Sub to consummate the Merger are subject to, among other things, the following conditions:

•

the affirmative vote by the holders of at least a majority of the outstanding shares of Presidential common stock entitled to vote at the Special Meeting to adopt the Merger Agreement (which we refer to as the “Company Stockholder Approval” in this proxy statement) shall have been obtained;

•	the absence of any laws or governmental orders that restrain or prohibit the consummation of the transactions contemplated by the Merger Agreement;

•

all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules related thereto (which we refer to as the “HSR Act” in this proxy statement) shall have expired or been terminated and all applications and notices with, and receipt of consents authorizations, approvals, exemptions or non-objections from, any governmental entity shall have been filed or obtained without the imposition of any Burdensome Condition (as defined in the section entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 72 of this proxy statement); and

•

the receipt of approvals of certain applicable U.S. state insurance regulatory authorities under applicable U.S. state laws regulating the business of insurance required in connection with the Merger, including, but not limited to, those described in the section entitled “The Merger—Governmental and Regulatory Approvals and Notices” beginning on page 52 of this proxy statement (which we refer to as “Insurance Approvals” in this proxy statement), without the imposition of a Burdensome Condition.

Additional Conditions to the Obligations of Athene and Merger Sub. The obligations of Athene and Merger Sub to consummate the Merger are subject to, among other things, the following conditions:

•

the representations and warranties of the Company in the Merger Agreement shall be true and accurate as of the date of the Merger Agreement and as of the closing date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period) in the manner described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 74 of this proxy statement;

•	the Company shall have performed in all material respects all of its obligations required to be performed pursuant to the Merger Agreement at or prior to the closing date;

•

the absence of any action, claim, suit, proceeding or investigation challenging or seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by the Merger Agreement or seeking to impose any Burdensome Condition;

•	the absence of a Company Material Adverse Effect, as defined in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 64 of this proxy statement;

•

all applicable governmental entities, including the NYSDFS, shall have granted all necessary approvals without the imposition of a Burdensome Condition, and all necessary filings with and notices to or required by such governmental entities shall have been made, necessary to permit the Insurance Company to declare and pay to Presidential the Extraordinary Dividend in an amount not less than the Minimum Extraordinary Dividend Amount, such approvals, filings and notices shall be in full force and effect, and such Extraordinary Dividend shall have been declared and paid in full;

•

all applicable governmental entities, including the NYSDFS and the Delaware Department of Insurance, shall have granted all necessary approvals without the imposition of a Burdensome Condition, and all necessary filings with and notices to or required by such governmental entities shall have been made, necessary to permit (i) the Insurance Company and Athene to enter into the Coinsurance Agreement in substantially the form attached to the Merger Agreement and consummate the transactions contemplated thereby and (ii) the applicable parties to enter into each Affiliate Agreement, all in substantially the form attached to the Merger Agreement;

•

the Net Assets (as defined in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 74 of this proxy statement) of the Company, prior to receipt of the Extraordinary Dividend as set forth on the Reference Balance Sheet (as defined in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 74 of this proxy statement), shall be not less than $40.0 million and shall be comprised of substantially the same type and mix of assets as the Net Assets of the Company as of the date of the Merger Agreement; and

•

the aggregate amount of impairments and realized losses recognized by the Company in accordance with applicable statutory accounting principles on investment assets (other than investments in limited partnerships) (i) with respect to which Athene or its representatives reasonably and in good faith recommended that the Company dispose of and (ii) that result from a decline in value after the date of such recommendation (provided that the decline in value of an investment asset after such recommendation date will be deemed to be zero if the Company sells such investment asset within five business days after such recommendation date or, despite using reasonable best efforts to sell such investment asset, the Company is unable to do so) shall not exceed $5.0 million.

Additional Conditions to the Obligations of Presidential. The obligations of Presidential to consummate the Merger are subject to, among other things, the following conditions:

•

each of the representations and warranties of Athene and Merger Sub in the Merger Agreement shall be true and accurate as of the date of the Merger Agreement and as of the closing date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period) in the manner described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 74 of this proxy statement; and

•

each of Athene and Merger Sub shall have performed in all material respects all of their respective obligations required to be performed pursuant to the Merger Agreement at or prior to the closing date.

GOVERNMENTAL AND REGULATORY APPROVALS AND NOTICES (PAGE 52)

Under the HSR Act, the Merger may not be completed until notification and report forms have been filed with the Federal Trade Commission (which we refer to as the “FTC” in this proxy statement) and the Antitrust Division of the U.S. Department of Justice (which we refer to as the “DOJ” in this proxy statement) and the applicable waiting period has expired or been terminated. The Company and Athene each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on August 8, 2012.

In addition, certain insurance regulatory filings will also be required to be made in connection with the Merger and related transactions. State insurance laws in the United States generally require that, prior to the acquisition of an insurance company, the acquiring party must obtain approval from the insurance commissioner of the insurance company’s state of domicile. As a result, Athene has made the required filings with the NYSDFS with respect to the Insurance Company. The parties who have the ultimate controlling interests in Athene filed the application for this approval on July 31, 2012. In addition, Athene intends to submit the required filing with the Ohio Department of Insurance with respect to GALAC in August 2012. In addition to those filings, there are a number of other approvals from, or notices without disapproval to be made with, U.S. state insurance regulators with respect to the Merger and related transactions as described in the section entitled “The Merger—Governmental and Regulatory Approvals and Notices” beginning on page 52 of this proxy statement.

TERMINATION OF THE MERGER AGREEMENT (PAGE 77)

Presidential and Athene may terminate the Merger Agreement by mutual written agreement at any time prior to the effective time of the Merger.

In addition, with certain exceptions that are described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 77 of this proxy statement, either Presidential or Athene may terminate the Merger Agreement at any time before the consummation of the Merger if:

•

the Merger does not occur by December 31, 2012, subject to the Company’s right to elect to extend this date to January 31, 2013 or February 28, 2013, in each case if (a) the conditions to closing related to (i) all applicable waiting periods under the HSR Act having expired or been terminated, all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, any governmental entity having been filed or obtained without the imposition of any Burdensome Condition or (ii) all Insurance Approvals having been obtained without the imposition of a Burdensome Condition have not been satisfied, and (b) all other conditions to closing are satisfied, in which case the Company may be required to reimburse Athene for certain transaction costs, including certain hedging costs, incurred after the then-effective Outside Date (please refer to the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 77 of this proxy statement for the definition of Outside Date and a more detailed description of this extension right and related conditions);

•

any governmental entity having jurisdiction over the Company, Athene or Merger Sub issues an order, decree or ruling or takes any other action, in each case, permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action becomes final and nonappealable;

•

the Company Stockholder Approval is not obtained at the Special Meeting or at any adjournment, postponement or recess thereof at which a quorum is present and a vote on the approval and adoption of the Merger Agreement is taken; or

•

any condition to the obligation of such party to consummate the Merger becomes incapable of satisfaction before the Outside Date (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 77 of this proxy statement).

Presidential may also terminate the Merger Agreement:

•

if Athene or Merger Sub breaches or fails to perform, in any material respect, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of the Presidential closing conditions related to the truth and accuracy of Athene and Merger Sub’s representations and warranties in the Merger Agreement or the performance by Athene and Merger Sub of their obligations under the Merger Agreement and (B) cannot be or has not been cured, in all material respects, by Athene or Merger Sub within 20 days after the giving of written notice to Athene (or, if less than 20 days prior to the Outside Date, prior to the Outside Date); or

•

prior to obtaining the Company Stockholder Approval, and subject to the terms and conditions under which Presidential’s board of directors may make a Change in Recommendation, in order to enter into a definitive agreement with respect to a Superior Proposal, provided that the Company pays Athene a termination fee of $18.0 million and reimburses certain of Athene’s transaction expenses concurrently with such termination and complies with its other obligations related to accepting a Superior Proposal, which are described in the section entitled “The Merger Agreement—No Solicitation” beginning on page 69 of this proxy statement.

Athene may also terminate the Merger Agreement if:

•

the Company breaches or fails to perform, in any material respect, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of Athene or Merger Sub’s closing conditions related to the truth and accuracy of the Company’s representations and warranties in the Merger Agreement or the performance by the Company of its obligations under the Merger Agreement (assuming that the date of such determination is the closing date) and (B) cannot be or has not been cured, in all material respects, by the Company within 20 days after the giving of written notice to the Company (or, if less than 20 days prior to the Outside Date, prior to the Outside Date);

•	if, prior to obtaining the Company Stockholder Approval, the Company’s board of directors effects a Change in Recommendation;

•

if the Company’s board of directors fails to reaffirm publicly and unconditionally its recommendation to the Company’s stockholders that they adopt the Merger Agreement within two business days of Athene’s written request to do so (which request may be made at any time following public disclosure of an Acquisition Proposal), which public reaffirmation must also include the unconditional rejection of such Acquisition Proposal; or

•

if the Company materially breaches any of its no solicitation obligations under the Merger Agreement, which are described in the section entitled “The Merger Agreement—No Solicitation” beginning on page  69 of this proxy statement.

TERMINATION FEE AND TRANSACTION EXPENSES (PAGE 79)

If the Merger Agreement is terminated in certain circumstances described under the section entitled “The Merger Agreement—Termination Fee and Transaction Expenses” beginning on page 79 of this proxy statement, the Company will be obligated to pay Athene a termination fee of $18.0 million and/or reimburse certain of Athene’s transaction expenses in connection with the Merger, which expenses may include certain hedging costs incurred by Athene or its affiliates.

NO SOLICITATION (PAGE 69)

The Merger Agreement contains restrictions on Presidential’s ability to solicit or engage in discussions or negotiations with any third party regarding a proposal to acquire a significant interest in or a significant portion of the assets of Presidential. Notwithstanding these restrictions, under certain limited circumstances, Presidential’s board of directors may respond to certain unsolicited competing proposals that Presidential’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such proposal is or could reasonably be expected to lead to a Superior Proposal.

Please refer to the section entitled “The Merger Agreement—No Solicitation” beginning on page 69 of this proxy statement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 58)

The receipt of cash for shares of Presidential common stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 58 of this proxy statement) who receives cash for such U.S. Holder’s shares of Presidential common stock in the Merger will recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger (determined before any deductions) and the U.S. Holder’s adjusted tax basis in the U.S. Holder’s shares of Presidential common stock. Gain or loss will be determined separately for each block of shares of Presidential common stock (i.e., shares of Presidential common stock acquired for the same cost in a single transaction). You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 58 of this proxy statement, and consult your tax advisor for a complete analysis of the effect of the Merger on your U.S. federal, state and local and/or foreign taxes.

CURRENT MARKET PRICE OF PRESIDENTIAL COMMON STOCK (PAGE 81)

The shares of Presidential common stock are listed on NASDAQ under the trading symbol “PLFE.” On July 12, 2012, which was the last trading day before the announcement of the execution of the Merger Agreement, the closing price of Presidential common stock was $10.14 per share. On                  , 2012, which was the last trading day before the date of this proxy statement, the closing price of Presidential common stock was $         per share.

QUESTIONS AND ANSWERS ABOUT

THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the Special Meeting and the proposed Merger. These questions and answers may not address all questions that may be important to you as a holder of shares of Presidential common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

THE MERGER

What am I being asked to vote on?

The Company and Athene have entered into a Merger Agreement pursuant to which Athene will acquire the Company through the merger of a wholly owned subsidiary of Athene with and into the Company. The Company will be the surviving corporation in the Merger and will continue as a wholly owned subsidiary of Athene.

You are being asked to consider and vote on (1) the adoption of the Merger Agreement, (2) the adjournment of the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to adopt the Merger Agreement (which we refer to in this proxy statement as the “adjournment proposal”), and (3) the approval, by non-binding advisory vote, of certain compensation arrangements for Presidential’s named executive officers in connection with the Merger, as described in the section entitled “Advisory Vote on Golden Parachute Compensation” beginning on page 82 of this proxy statement (which we refer to in this proxy statement as the “compensation proposal”).

A copy of the Merger Agreement is attached as Annex A to this proxy statement.

What will a Company stockholder receive if the Merger is completed?

If the Merger is completed, by virtue of the Merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the Merger Consideration, which is equal to $14.00 in cash, without interest and less any applicable tax withholdings, other than the following shares:

•

shares of Company common stock owned by Athene, the Company or any wholly owned subsidiary of Athene or the Company (other than shares of Company common stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties), in each case immediately prior to the effective time of the Merger, which will be cancelled and no payment will be made with respect thereto; and

•

shares of Company common stock that are held by stockholders that have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who have properly exercised their appraisal rights in accordance with Delaware law.

What will happen to the Company generally as a result of the Merger?

If the Merger is completed, the Company will cease to be an independent public company and will become a wholly owned subsidiary of Athene. As a result, you will no longer have any ownership interest in the Company. Upon the completion of the Merger, shares of Company common stock will no longer be listed on any stock exchange or quotation system, including NASDAQ. In addition, following the completion of the Merger, the registration of Company common stock and our reporting obligations under the Securities Act of 1934, as amended (which we refer to in this proxy statement as the “Exchange Act”), will be terminated.

How does the per share Merger Consideration compare to the market price of Company common stock?

The Merger Consideration of $14.00 per share of Company common stock represents approximately a 38% premium over $10.14, the closing price per share of Company common stock on NASDAQ on July 12, 2012, the last trading day before the date on which the transaction was publicly announced, and approximately a 45% premium over $9.63, the average closing price per share of Company common stock on NASDAQ for the 20-day trading period ended on such date. On             , 2012, which was the last trading day before the date of this proxy statement, the closing price of Company common stock on NASDAQ was $     per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares.

What are the conditions to the Merger?

The completion of the Merger is subject to various closing conditions, each of which will need to be satisfied or waived before the Merger can be completed. These conditions include (1) the adoption of the Merger Agreement by the affirmative vote of holders of at least a majority of the outstanding shares of common stock of the Company; (2) the expiration or termination of all applicable waiting periods (and extensions thereof) under the HSR Act; and (3) the receipt of certain written approvals of the Merger from certain insurance regulatory authorities, including the New York State Department of Financial Services (formerly known, in part, as the New York State Insurance Department) or “NYSDFS.” For a description of these and the other conditions to the Merger, refer to the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 74 of this proxy statement.

When do you expect the Merger to be completed?

We currently expect the Merger to be completed during the fourth quarter of 2012. However, the Merger is subject to various closing conditions, including those described in the previous question and answer. It is possible that the failure to timely meet those closing conditions or other factors outside of our control could require us to complete the Merger at a later time or prevent us from completing the Merger altogether.

What will happen in the Merger to Company stock options and restricted stock?

For information concerning the treatment of Company stock options and restricted stock, refer to the section entitled “The Merger Agreement—Treatment of Stock Options and Restricted Stock” beginning on page 64 of this proxy statement.

SPECIAL MEETING

When and where will the special meeting of stockholders be held?

The Special Meeting of Presidential stockholders will be held on             , 2012, starting at             , local time, at The Comfort Inn, 425 E. Route 59, Nanuet, New York. For a description of the Special Meeting, refer to the section entitled “The Special Meeting” beginning on page 19 of this proxy statement.

What are the proposals that will be voted on at the Special Meeting?

You will be asked to consider and vote on (1) the adoption of the Merger Agreement, (2) the adjournment proposal and (3) the compensation proposal.

How does Presidential’s board of directors recommend I vote?

Presidential’s board of directors has unanimously determined that the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, the Company and its stockholders. Presidential’s board of directors unanimously recommends that you vote your shares:

(1)	“FOR” the adoption of the Merger Agreement;

(2)	“FOR” the adjournment proposal; and

(3)	“FOR” the compensation proposal.

Do any of Presidential’s directors or executive officers have interests in the Merger that may differ from those of Company stockholders?

Presidential’s directors and executive officers have interests in the Merger that are different from, or in addition to, their interests as Presidential stockholders and the interests of Presidential’s stockholders generally. The members of Presidential’s board of directors were aware of and considered these interests, among other factors, in evaluating the Merger Agreement and the Merger, and in recommending that Presidential stockholders adopt the Merger Agreement. For a description of these interests, refer to the section entitled “The Merger—Interests of Presidential’s Directors and Executive Officers in the Merger” beginning on page 53 of this proxy statement.

VOTING PROCEDURES AND OTHER MATTERS

Who is entitled to attend and vote at the Special Meeting?

Only Presidential stockholders of record at the close of business on             , 2012 will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. On the record date, there were              issued and outstanding shares of Company common stock entitled to vote at the Special Meeting. Presidential common stock is the only class of voting securities of the Company.

A list of Presidential stockholders entitled to vote at the meeting will be available for examination at the corporate offices of Presidential Life Corporation, 69 Lydecker Street, Nyack, New York 10960, for ten days before the Special Meeting and at the Special Meeting.

What vote of our stockholders is required to adopt the Merger Agreement?

Under Delaware law, the adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Presidential common stock.

What vote of our stockholders is required to adopt the adjournment proposal?

The adoption of the adjournment proposal requires the affirmative vote of at least a majority of the shares of Presidential common stock represented in person or by proxy at the Special Meeting and that are entitled to vote on the matter.

What vote of our stockholders is required to approve the compensation proposal?

The approval of the compensation proposal requires the affirmative vote of at least a majority of the shares of Presidential common stock represented in person or by proxy at the Special Meeting and that are entitled to vote on the matter.

What will happen if our stockholders do not approve the compensation proposal?

The vote on the compensation proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, you may vote to approve the compensation proposal and vote not to adopt the Merger

Agreement and vice versa. Because the vote on the compensation proposal is advisory in nature only, it will not be binding on either the Company or Athene or any of its affiliates. Accordingly, because the Company is contractually obligated to pay the compensation that may be paid or become payable to Presidential’s named executive officers in connection with the Merger, if the Merger Agreement is adopted and the Merger is completed, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

How can I vote without attending the Special Meeting?

There are three convenient methods for registered Presidential stockholders to direct their vote by proxy without attending the Special Meeting. Presidential stockholders can:

•

Vote via the Internet. You can vote via the Internet. The website address for Internet voting is provided on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on             , 2012. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

•

Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on             , 2012. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

•

Vote by Mail. You can vote by marking, dating, signing and returning the enclosed proxy card in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Special Meeting.

How do I vote if my shares of Presidential common stock are held by my bank, broker or other nominee?

If your shares of Presidential common stock are held by a bank, broker or other nominee, then your bank, broker or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares of Presidential common stock, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the bank, broker or other nominee how to vote their shares. Your bank, broker or other nominee will only be permitted to vote your shares of Presidential common stock for you at the Special Meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your bank, broker or other nominee regarding how to instruct it to vote your shares. If you wish to vote in person at the Special Meeting, you must bring a proxy from your bank, broker or other nominee authorizing you to vote at the Special Meeting.

In addition, because any shares of Presidential common stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares of Presidential common stock are voted, you should instruct your bank, broker or other nominee to vote your shares. Shares of Presidential common stock held by a corporation or business entity must be voted by an authorized officer of the entity.

Will my shares be voted if I do not provide instructions to my bank, broker or other nominee?

Your bank, broker or other nominee will NOT be able to vote your shares of Presidential common stock unless you have properly instructed your nominee on how to vote. Because the adoption of the Merger Agreement requires an affirmative vote of at least a majority of the outstanding shares of Presidential common stock for approval, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” adoption of the Merger Agreement.

Because each of (1) the adjournment proposal and (2) the compensation proposal requires the affirmative vote of at least a majority of the shares of common stock present or represented at the Special Meeting and entitled to vote on the matter, and because your bank, broker or other nominee does not have discretionary authority to vote on either such proposal, the failure to provide your bank, broker or other nominee with voting instructions on how to vote your shares will have no effect on the approval of either such proposal.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. Because under Delaware law the adoption of the Merger Agreement requires the affirmative vote of at least a majority of the outstanding shares of Presidential common stock, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. Because the adoption of each of the other two proposals (the adjournment proposal and the compensation proposal) requires the affirmative vote of at least a majority of the shares of Presidential common stock represented in person or by proxy at the Special Meeting and entitled to vote on the matter, abstentions will have the same effect as a vote “AGAINST” the proposal but the failure to vote your shares will have no effect on the outcome of the proposal.

How many votes am I entitled to cast?

You are entitled to cast one vote for each share of Presidential common stock you own on the record date.

How many votes must be present to conduct business at the Special Meeting?

In order for business to be conducted, a quorum must be represented in person or by proxy at the Special Meeting. A quorum is the presence, in person or by proxy, of stockholders holding a majority of the shares of Presidential common stock entitled to vote at the Special Meeting. If you are a Presidential stockholder of record and you submit a properly executed proxy card, vote by telephone or via the Internet or vote in person at the Special Meeting, then your shares of Presidential common stock will be counted as part of the quorum. Shares represented by a proxy marked “abstain” will be considered present at the Special Meeting for purposes of determining a quorum. If you are a “street name” holder of shares and you provide your bank, broker or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such bank, broker or nominee and vote your shares in person at the Special Meeting, then your shares will be counted as part of the quorum. If you are a “street name” holder of shares and you do not provide your bank, broker or other nominee with instructions as to how to vote your shares and do not obtain a legal proxy from such bank, broker or nominee and vote your shares in person at the Special Meeting, then your shares will not be counted as part of the quorum and will have the same effect as a vote “AGAINST” adoption of the Merger Agreement. All shares of Presidential common stock held by Presidential stockholders that are present in person or represented by proxy at the Special Meeting, regardless of how such shares are voted or whether such Presidential stockholders abstain from voting, will be counted in determining the presence of a quorum.

What if I return a proxy but do not provide specific voting instructions for some or all of the items?

All shares with respect to which valid proxies have been properly returned—whether via the Internet or by telephone or mail—and not revoked will be voted at the Special Meeting in accordance with your instructions. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the adoption of the Merger Agreement, “FOR” the adjournment proposal and “FOR” the compensation proposal. With respect to any other matter that properly comes before the Special Meeting, the persons appointed as proxies will vote the shares of Presidential common stock represented by the proxy as directed by Presidential’s board of directors.

Who represents my proxy at the Special Meeting?

If you do not vote in person at the Special Meeting, but have voted your shares over the Internet, by telephone or by signing and returning your proxy card, you have authorized Donald Barnes, P.B. (Pete) Pheffer and John D. McMahon, or any one of them, as designated by Presidential’s board of directors, to represent you and to vote your shares as instructed.

What does it mean if I receive more than one proxy?

If you receive more than one proxy, it means that you hold shares of Presidential common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive or vote by telephone or via the Internet by using the different control number(s) on each proxy card.

How can I change my vote?

Registered Presidential stockholders can revoke their proxy at any time before it is voted at the Special Meeting by:

•	submitting another timely, later-dated proxy via the Internet, telephone or mail;

•	delivering timely written notice of revocation to the Corporate Secretary, Presidential Life Corporation, 69 Lydecker Street, Nyack, New York 10960; or

•	attending the Special Meeting and voting in person.

If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record (that is, your bank, broker or nominee) to be able to vote at the Special Meeting.

What happens if I sell my shares of Presidential common stock before the Special Meeting?

If you transfer your shares of Presidential common stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the per share Merger Consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the Special Meeting or prior to the effective time of the Merger, you will not be eligible to exercise your appraisal rights in respect of the Merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, refer to the section entitled “Appraisal Rights” beginning on page 83 of this proxy statement and Annex C to this proxy statement.

What are the U.S. federal income tax consequences of the Merger?

The receipt of cash for shares of Presidential common stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash for such U.S. Holder’s shares of Presidential common stock in the Merger will recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger (determined before any deductions) and the U.S. Holder’s adjusted tax basis in the U.S. Holder’s shares of Presidential common stock. Gain or loss will be determined separately for each block of shares of Presidential common stock (i.e., shares of Presidential common stock acquired for the same cost in a single transaction). You should refer to the discussion under the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 58 of this proxy statement, and consult your tax advisor for a complete analysis of the effect of the Merger on your U.S. federal, state and local and/or foreign taxes.

Am I entitled to appraisal rights in connection with the Merger?

Presidential stockholders who do not vote to adopt the Merger Agreement or consent thereto in writing and who comply with the other special criteria and conditions set forth in Section 262 of the General Corporation Law of the State of Delaware (which we refer to in this proxy statement as the “DGCL”), have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery. This appraisal amount could be more than, the same as or less than the amount that a Presidential stockholder would be entitled to receive under the Merger Agreement. For more information regarding appraisal rights, refer to the section entitled “Appraisal Rights” beginning on page 83 of this proxy statement. In addition, a copy of Section 262 of the DGCL is attached as Annex C to this proxy statement.

Who can answer further questions?

For additional questions about the Merger, assistance in submitting proxies or voting shares of Presidential common stock, or additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor, Innisfree M&A Incorporated (which we refer to in this proxy statement as “Innisfree”). Presidential stockholders may call toll-free at 1-888-750-5834.

If your bank, broker or other nominee holds your shares in “street name,” you should also call your bank, broker or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements that involve risks, uncertainties, estimates and assumptions. If such risks or uncertainties materialize or such estimates or assumptions prove incorrect, the results of Presidential and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In many cases you can identify forward-looking statements by the use of words such as “believe,” “estimate,” “anticipate,” “intend,” “plan,” “continue,” “predict,” “potential,” “contemplate,” “expect,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases, although the absence of such words or phrases does not necessarily mean that a statement is not forward-looking. These statements are subject to risks, uncertainties and other factors, including, among others:

•	the effect of the announcement of the Merger on Presidential’s business relationships, operating results and business generally;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•

the stockholder approval or other conditions to the completion of the Merger not being satisfied, or the regulatory approvals required for the Merger not being obtained on the terms expected or on the anticipated schedule;

•	the failure of the Merger to close for any other reason;

•	the amount of fees and expenses related to the Merger being greater than expected;

•	the diversion of management’s attention from ongoing business concerns;

•	the Merger Agreement’s contractual restrictions on the conduct of our business prior to the completion of the Merger;

•	the possible adverse effect on our business and the price of our common stock if the Merger is not completed in a timely manner or at all;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the Merger; and

•	Presidential’s and Athene’s ability to meet expectations regarding the timing and completion of the Merger.

In addition, we are subject to risks and uncertainties and other factors detailed in our filings with the SEC, including Presidential’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed with the SEC on August 8, 2012 and Presidential’s annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 15, 2012, which should be read in conjunction with this proxy statement. Please refer to the section entitled “Where You Can Find More Information” beginning on page 90 of this proxy statement.

Many of the factors that will determine Presidential’s future results are beyond Presidential’s ability to control or predict. We cannot assure you that the actual results or developments reflected in these forward-looking statements will be realized or, even if they are realized, that they will have the expected effects on the Merger or on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this proxy statement. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent Presidential’s views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation and do not intend to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

This proxy statement is being furnished to Presidential stockholders as part of the solicitation of proxies by Presidential’s board of directors for use at the Special Meeting of Presidential stockholders and any adjournment or postponement thereof.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

This proxy statement is being furnished to Presidential stockholders as part of the solicitation of proxies by Presidential’s board of directors for use at the Special Meeting to be held on             , 2012, starting at             , local time, at The Comfort Inn, 425 E. Route 59, Nanuet, New York or at any postponement or adjournment thereof.

PURPOSE OF THE SPECIAL MEETING

The purpose of the Special Meeting is for Presidential stockholders to consider and vote on (1) the adoption of the Merger Agreement, (2) the adjournment of the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to adopt the Merger Agreement (which we refer to in this proxy statement as the “adjournment proposal”) and (3) the approval, by non-binding advisory vote, of certain compensation arrangements for Presidential’s named executive officers in connection with the Merger, as described in the section entitled “Advisory Vote on Golden Parachute Compensation” beginning on page 82 of this proxy statement (which we refer to in this proxy statement as the “compensation proposal”).

If the Presidential stockholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement. You are urged to read the Merger Agreement in its entirety.

RECORD DATE AND QUORUM

Presidential’s board of directors has fixed             , 2012 as the record date for the Special Meeting, and only holders of record of Presidential common stock as of the close of business on the record date are entitled to vote at the Special Meeting. As of the close of business on the record date, there were              shares of Presidential common stock outstanding and entitled to vote.

Each share of Presidential common stock entitles its holder to one vote on each matter properly coming before the Special Meeting.

The presence, in person or by proxy, of stockholders holding a majority of the shares of Presidential common stock entitled to vote at the Special Meeting constitutes a quorum for the purpose of considering the proposals. Shares of Presidential common stock represented at the Special Meeting but not voted, including broker non-votes and shares of Presidential common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the Special Meeting, the Special Meeting may be adjourned to solicit additional proxies, provided that the adjournment proposal has been adopted by the affirmative vote of at least a majority of shares of Presidential common stock represented in person or by proxy at the Special Meeting and entitled to vote on the matter.

VOTE REQUIRED FOR APPROVAL

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the adoption of the Merger Agreement. Consummation of the Merger requires the adoption of the Merger Agreement by the affirmative vote of at least a majority of the outstanding shares of Presidential common stock entitled to vote at the Special Meeting. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

The approval of the adjournment proposal requires the affirmative vote of at least a majority of the shares of Presidential common stock represented in person or by proxy at the Special Meeting and entitled to vote on the matter. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the adoption of the adjournment proposal and if you fail to vote, it will have no effect on the outcome of the proposal.

The approval of the compensation proposal requires the affirmative vote of at least a majority of the shares of Presidential common stock represented in person or by proxy at the Special Meeting and entitled to vote on the matter. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the approval of the compensation proposal, and if you fail to vote, it will have no effect on the outcome of the proposal.

PROXIES AND REVOCATION

If you are the record owner of your shares of Presidential common stock and you timely submit a proxy by telephone or via the Internet or by returning a signed and dated proxy card by mail, your shares will be voted at the Special Meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement, “FOR” the adjournment proposal and “FOR” the compensation proposal, and in accordance with the recommendations of Presidential’s board of directors on any other matters properly brought before the Special Meeting, or at any adjournment or postponement thereof, for a vote.

If your shares of Presidential common stock are held in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to have your shares of Presidential common stock voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your bank, broker or other nominee. Banks, brokers or other nominees who hold shares of Presidential common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the Merger Agreement, without specific instructions from the beneficial owner. All proposals for the Special Meeting are non-routine and non-discretionary. Broker non-votes are shares held by a bank, broker or other nominee that are represented at the meeting but with respect to which the bank, broker or other nominee has not been instructed by the beneficial owner of such shares to vote on the particular proposal, and the bank, broker or other nominee does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of Presidential common stock in “street name,” your bank, broker or other nominee will vote your shares at the Special Meeting only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement.

Proxies received by Presidential at any time prior to the closing of the polls at the Special Meeting, in the case of proxies submitted by using proxy cards, or 11:59 P.M. Eastern Time on             , 2012, in the case of proxies submitted by telephone or the Internet, that have not been revoked or superseded before being voted, will be voted at the Special Meeting.

If you are a Presidential stockholder of record of your shares of Presidential common stock, there are three convenient methods to vote by proxy without attending the Special Meeting. Presidential stockholders can:

•

Vote via the Internet. You can vote via the Internet. The website address for Internet voting is provided on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on             , 2012. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

•

Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on             , 2012. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

•

Vote by Mail. You can vote by marking, dating, signing and returning your proxy card in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Special Meeting.

Presidential stockholders of record can revoke their proxy at any time before it is voted at the Special Meeting by either:

•	submitting another timely, later-dated proxy via the Internet or by telephone or mail;

•	delivering timely written notice of revocation to the Corporate Secretary, Presidential Life Corporation, 69 Lydecker Street, Nyack, New York 10960; or

•	attending the Special Meeting and voting in person.

If you are a “street name” holder of Presidential common stock, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. You must contact your bank, broker or other nominee to obtain instructions as to how to change or revoke your proxy.

ADJOURNMENTS AND POSTPONEMENTS

The Special Meeting may be adjourned or postponed. Under Presidential’s amended and restated bylaws, any special meeting of Presidential stockholders may be adjourned by a majority of the shares of Presidential common stock present in person or represented by proxy at such special meeting if a quorum exists, or by the officer presiding at such special meeting in the absence of a quorum. Presidential’s amended and restated bylaws and Delaware law provide that any adjournment may be made without notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 30 days after the original date fixed for the Special Meeting and no new record date is fixed for the adjourned meeting. If a quorum exists, holders of a majority of the shares of Presidential common stock present in person or represented by proxy and entitled to vote on the matter may adjourn the Special Meeting. Because a majority of the votes represented at the meeting is required to approve the adjournment proposal, abstentions will have the same effect on such proposal as a vote “AGAINST” the adjournment proposal. Any signed proxies received by Presidential prior to the closing of the polls at the Special Meeting in which no voting instructions are provided on such matter will be voted “FOR” the adjournment proposal. Any adjournment or postponement of the Special Meeting will allow Presidential stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

SOLICITATION OF PROXIES

This solicitation of proxies is being made by Presidential and the cost of this solicitation is being borne by Presidential. We have retained Innisfree to assist in the solicitation of proxies for the Special Meeting, and have agreed to pay Innisfree its customary fees and reasonable out-of-pocket expenses for such services. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication; these persons will not be paid additional remuneration for their efforts. You may also be solicited by means of press releases issued by Presidential and advertisements in periodicals. We will also request banks, brokers and other custodians to forward proxy solicitation material to the beneficial owners of shares of Presidential common stock that the banks, brokers and other custodians hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

QUESTIONS AND ADDITIONAL INFORMATION

If you have questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree, toll-free at 1-888-750-5834.

LIST OF STOCKHOLDERS

Our list of stockholders entitled to vote at the Special Meeting will be available for inspection at our principal executive offices at least ten days prior to the date of the Special Meeting and continuing through the Special Meeting; the list will also be available at the Special Meeting for inspection by any Presidential stockholder present at the Special Meeting.

THE COMPANIES

PRESIDENTIAL LIFE CORPORATION

Presidential is an insurance holding company that, through its wholly owned subsidiary, Presidential Life Insurance Company, markets and sells a variety of fixed annuity, life insurance and accident and health insurance products. We manage our business and report as a single business segment. We are a Delaware corporation founded in 1965. Through the Insurance Company, we are licensed to market our products in all 50 states and the District of Columbia. Approximately 64.1% of our second quarter 2012 sales of annuity, life insurance and accident and health products were made to individuals residing in the State of New York. On July 3, 2012, Presidential completed the acquisition of Great American Life Assurance Company, an Ohio domiciled insurance company. Headquartered in Nyack, New York, we had 99 fulltime employees as of August 1, 2012.

Our principal executive office is located at 69 Lydecker Street, Nyack, New York 10960, and our telephone number is (845) 358-2300. Our Internet website address is www.presidentiallife.com. The information provided on Presidential’s website is not part of this proxy statement and is not incorporated herein by reference.

ATHENE ANNUITY & LIFE ASSURANCE COMPANY

Athene (formerly known as Liberty Life Insurance Company) is a privately held Delaware-domiciled stock life insurance company focused on retail fixed annuity sales and reinsurance. Athene’s products include traditional fixed annuities, multi-year guarantee annuities and fixed indexed annuities. Athene, which is based in Greenville, South Carolina, with a retail sales and marketing office in Wilmington, Delaware, has over 100 years of experience in the insurance and annuity business. With the completion of a $3.1 billion reinsurance transaction in December, 2011, Athene and its subsidiaries had assets of approximately $7.1 billion on a statutory basis as of June 30, 2012. Athene had approximately 144 fulltime employees as of July 31, 2012.

Athene is a wholly owned subsidiary of Athene Holding, which acquired Athene from RBC Insurance Holdings (USA) Inc., a subsidiary of the Royal Bank of Canada, on April 29, 2011. Athene Holding, through its subsidiaries, manages a net investment spread business with over $10.0 billion in assets under management. The companies source liabilities through reinsurance transactions, retail sales of fixed annuities, and sales of institutional funding agreements. A majority of the non-voting economic interests in Athene Holding are owned by investment accounts managed by Apollo. Athene is the principal U.S. operating company of Athene Holding. The other Athene Holding companies include Athene Life Re Ltd., a Bermuda-based reinsurer focused on the retirement services market, and Athene Life Insurance Company, an Indiana-domiciled stock life insurance company focused on the institutional funding agreement market.

Athene’s principal executive office is located at 2000 Wade Hampton Boulevard, Greenville, South Carolina 29615, and its telephone number is (864) 609-1000. Athene’s Internet website address is www.atheneannuity.com. The information provided on Athene’s website is not part of this proxy statement and is not incorporated herein by reference.

EAGLE ACQUISITION CORP.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Athene. Merger Sub has engaged in no other business activities other than those related to the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will merge with and into Presidential and will cease to exist.

Merger Sub’s principal executive office is located at 2000 Wade Hampton Boulevard, Greenville, South Carolina 29615, and its telephone number is (864) 609-1000.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this proxy statement. Capitalized terms used in this proxy statement and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. Unless stated otherwise, section references used herein refer to the respective sections of the Merger Agreement. You should read the entire Merger Agreement carefully.

BACKGROUND OF THE MERGER

As part of its ongoing evaluation of business and strategic planning, Presidential’s board of directors, from time to time, has discussed and reviewed strategic goals and alternatives. These reviews have included a full range of strategic alternatives, including consideration of potential acquisitions and business combinations, as well as the Company’s stand-alone business strategy, plans and prospects.

During the spring of 2011, in connection with an assessment of the Company’s strategic position and opportunities, Presidential’s board of directors authorized Company management to assess, together with investment bankers and financial advisors familiar with the Company’s industry, the possibility of engaging in a range of strategic alternatives, including capital management alternatives, share repurchases and business combination transactions, including a possible sale of the Company.

On April 18, 2011, Sandler O’Neill, which has maintained an ongoing strategic dialogue and relationship with the Company, presented to the Finance and Investment Committee of Presidential’s board of directors (referred to herein as the “Finance and Investment Committee of the Board”) its credentials to serve as a financial advisor to Presidential’s board of directors. Sandler O’Neill was formally retained on May 4, 2011 and served as the Company’s financial advisor throughout the course of events described herein. Sandler O’Neill was asked to present to Presidential’s board of directors its observations on the then-current state of the overall industry and the Company and to discuss with Presidential’s board of directors various capital management and business combination alternatives available to the Company.

On July 28, 2011, Sandler O’Neill made a presentation to Presidential’s board of directors, which included a review of the trading and operating performance of selected life and annuity insurers, the Company’s financial projections, the Company’s year-to-date stock price performance and that performance compared to other life and annuity insurers, historical price/book value and other multiples of the Company and its peers, summary financial statistics of the Company and its peers, various capital deployment alternatives, including a share repurchase program and a special dividend distribution, and sale and merger considerations. Sandler O’Neill also discussed an implied price per share based on an actuarial appraisal of the Insurance Company prepared in 2010 by Milliman, Inc. (“Milliman”), the Company’s outside actuarial consultant. Presidential’s board of directors determined that it would remain open to consideration of all alternatives, including possible business combination transactions with third parties. Presidential’s board of directors also authorized management to ask Milliman to prepare an updated actuarial appraisal of the Insurance Company.

On September 14, 2011, at a regular meeting of the Finance and Investment Committee of the Board, Company management presented an update on the business case for introducing new products and expanding nationally through the acquisition of a non-New York regulated life and annuity company. The Finance and Investment Committee of the Board asked Company management to prepare a detailed business plan for that strategy and to make a presentation at a meeting of Presidential’s board of directors scheduled for November 2011.

On September 21, 2011, Milliman submitted to the Company their updated actuarial appraisal of the Insurance Company.

On September 28, 2011, at a special meeting of Presidential’s board of directors, Milliman and Sandler O’Neill were invited to make presentations to Presidential’s board of directors. Additionally, the Company’s outside legal advisor, Proskauer Rose LLP (“Proskauer”), made a presentation to Presidential’s board of directors regarding the fiduciary duties of directors of a Delaware corporation, including such duties applicable in the context of a potential sale of the corporation. Senior management of the Company presented a more detailed business case for introducing new products and expanding nationally through the acquisition of a non-New York regulated life and annuity company (referred to herein as the “Strategic Plan”), including financial projections for the five-year period ending December 31, 2016. Milliman presented their updated actuarial appraisal of the Insurance Company. At this meeting, Sandler O’Neill reported on updated market and financial data. Sandler O’Neill also reported on and analyzed recent merger and acquisition activity involving life and annuity insurers. Sandler O’Neill also discussed a range of strategic alternatives, including a potential sale of the Company, key reasons therefor, an overview of the process, an illustrative timeline and considerations associated with a potential sale transaction, implied transaction multiples at various prices and a list of potential buyers. Additionally, Sandler O’Neill discussed the implied per share value based on Milliman’s updated actuarial appraisal. After careful consideration and extensive discussion, Presidential’s board of directors determined to pursue the Strategic Plan.

On October 6, 2011, Mr. John McMahon, Chairman of Presidential’s board of directors, and Mr. Stanley Rubin, a Presidential director, met with a representative of a holder of less than 5% of the Company’s outstanding shares (referred to herein as “Party A”) to express Party A’s interest in a possible acquisition of the Company. On October 7, 2011, a financial advisor (referred to herein as “Financial Advisor X”) to an unidentified potential buyer approached Mr. McMahon for a meeting to discuss the possible acquisition of the Company by some unidentified clients of Financial Advisor X.

On October 7, 2011, a special telephonic meeting of the Finance and Investment Committee of the Board was held. At this meeting, Mr. McMahon described his conversation with Party A and the approach made by Financial Advisor X. The Finance and Investment Committee of the Board also noted that a representative of Party A was present at the 2011 annual meeting of the Company’s stockholders and, at that time, had requested Mr. Donald Barnes, the Chief Executive Officer of the Company, to arrange a meeting with Company management. A subcommittee of the Finance and Investment Committee of the Board (referred to herein as the “Subcommittee”), comprised of Messrs. Dominic D’Adamo, Larry Read and Frank Shepard, was established to evaluate the two expressions of interest and manage the process in connection with exploring a potential sale of the Company. Mr. Read was appointed Chairman of the Subcommittee. Mr. Ross Levin was appointed to the Subcommittee in March 2012.

On October 10, 2011, the Subcommittee met with Sandler O’Neill and Proskauer telephonically to discuss the appropriate response to Party A.

On October 11, 2011, Sandler O’Neill contacted Party A by telephone and informed Party A that Presidential’s board of directors was committed to the Company’s Strategic Plan, but would be willing to evaluate a written proposal for a potential acquisition of the Company from Party A. Sandler O’Neill also expressed the Company’s willingness to sign a confidentiality agreement with Party A. Party A said that they would discuss internally and submit a written proposal over the course of the next several days.

On October 12, 2011, Mr. McMahon met with Financial Advisor X, which expressed an interest in pursuing discussions related to the potential acquisition of the Company on behalf of a management team backed by one or more investors as a consortium. Financial Advisor X also indicated their willingness to sign a confidentiality agreement with the Company to enable the Company to share non-public information necessary for Financial Advisor X’s valuation work.

On October 19, 2011, the Subcommittee met telephonically to review Mr. McMahon’s discussions with Financial Advisor X and discuss a strategy to deal with Party A. The Subcommittee decided to wait until the receipt of a written proposal from Party A and to recommend to Presidential’s board of directors not to engage with Financial Advisor X at that time.

On October 21, 2011, the Company received from Party A a written non-binding proposal, based solely on publicly available information, including the Company’s results for the quarter ended June 30, 2011, to purchase all of the Company’s outstanding shares for a per share price in the range of $11.00 to $14.00 in cash, or aggregate consideration of $325 million to $414 million. The non-binding proposal also indicated a willingness to discuss using stock of the combined entity formed by merging Party A’s wholly owned life and annuity insurance subsidiary and the Company as consideration. Party A requested a 45-day exclusivity period to complete their due diligence and submit a revised proposal.

On October 24, 2011, the Subcommittee met with Sandler O’Neill and Proskauer to review the proposal from Party A and to discuss a response thereto. On October 25, 2011, at a special meeting of Presidential’s board of directors, the Subcommittee apprised Presidential’s board of directors of the initial non-binding proposal from Party A. Mr. McMahon informed Presidential’s board of directors about his meeting with Financial Advisor X. Presidential’s board of directors decided to cease any further discussions with Financial Advisor X. Presidential’s board of directors also directed the Subcommittee to convey to Party A that the preliminary indication of interest, particularly in light of the wide range in the per share price, was deemed insufficient by Presidential’s board of directors and therefore, Presidential’s board of directors had decided not to pursue any further discussions with Party A.

On October 25, 2011, Sandler O’Neill called Party A to inform them of the Subcommittee’s disappointment with Party A’s low offer price per share and that, pursuant to the Subcommittee’s recommendation, Presidential’s board of directors had decided to discontinue any further discussions with Party A. Sandler O’Neill also informed Party A that Presidential’s board of directors was fully committed to pursuing the Strategic Plan. Party A expressed their disappointment at the decision of Presidential’s board of directors.

On October 31, 2011, the Subcommittee met with Sandler O’Neill and Proskauer to discuss two advances from Party A to rekindle discussions with the Company. A representative of Party A (referred to herein as “Financial Advisor A”) called Mr. Read on October 27, 2011 and suggested a meeting with Mr. Read in his capacity as Chairman of the Subcommittee. Party A also contacted Sandler O’Neill on October 30, 2011 to express their desire to resume discussions and their willingness to sign a confidentiality agreement with an appropriate standstill provision. The Subcommittee decided to inform Presidential’s board of directors about these advances.

On November 1, 2011, Financial Advisor X sent a letter to Mr. McMahon as a follow-up to their meeting on October 12, 2011, which restated their desire to discuss a potential acquisition of the Company and identified the management team and two potential investors willing to provide financial support for such a transaction.

On November 2, 2011, Sandler O’Neill called Financial Advisor X to apprise them that the Company remained committed to pursuing the Strategic Plan, possibly in conjunction with various capital management alternatives.

On November 3, 2011, at a special meeting of Presidential’s board of directors, the Subcommittee informed Presidential’s board of directors about the approaches from and on behalf of Party A. Presidential’s board of directors decided to wait until the Company announced earnings for the quarter ended September 30, 2011 before responding to Party A. Presidential’s board of directors also asked Sandler O’Neill to prepare a list of possible unsolicited actions that Party A might take and to suggest the Company’s potential responses to such actions.

On November 8, 2011, Sandler O’Neill contacted a representative of Party A to inform them that after careful consideration of their most recent request, Presidential’s board of directors had concluded that there was no change in their original position and that Presidential’s board of directors had no interest in negotiating a transaction along the lines of Party A’s non-binding proposal. Sandler O’Neill reiterated the view of Presidential’s board of directors that, as compared to Party A’s proposal, the Strategic Plan provided a better alternative for creating long-term value for the Company’s stockholders and the commitment of Presidential’s board of directors to execution thereof.

On November 9, 2011, Mr. Read received a letter from Party A expressing Party A’s disappointment over the decision of Presidential’s board of directors not to explore a potential transaction with them and suggesting that if Presidential’s board of directors was unwilling to work with them, they were prepared to convey their proposal directly to the Company’s stockholders. Party A also sent a form of confidentiality agreement, which included a standstill provision, and requested access to the most current actuarial appraisal of the Insurance Company prepared by Milliman once the confidentiality agreement was negotiated and signed. Later that day, Sandler O’Neill and Proskauer met with the Subcommittee and discussed a range of possible unsolicited actions that Party A may take and potential responses from Presidential’s board of directors to such actions. The Subcommittee decided to pursue preliminary discussions with Party A and also asked Sandler O’Neill to prepare a list of potential parties that may have an interest in a potential acquisition of the Company.

On November 10, 2011, the Subcommittee met with Sandler O’Neill and Proskauer to review the preliminary list of potential acquirers prepared by Sandler O’Neill, which included Athene, and the draft of a confidentiality and standstill agreement to be entered into with potential acquirers. The Subcommittee authorized Sandler O’Neill to contact eight potential acquirers, including Athene, to assess their interest in a potential transaction on a no-names basis. The Subcommittee also authorized Sandler O’Neill to work with Company management to establish an online data room to facilitate due diligence by potential acquirers. The Subcommittee approved the form of confidentiality and standstill agreement to be entered into with potential acquirers prior to sharing any non-public information related to the Company.

Between November 10, 2011 and December 8, 2011, Sandler O’Neill contacted the eight selected parties, including Athene, on a no-names basis to assess their interest in a potential acquisition of a company broadly matching the financial and operating characteristics of the Company. In addition to Party A, four parties, including Athene, expressed an interest in further pursuing such opportunity and entered into confidentiality agreements with the Company to get access to non-public information related to the Company. The other four parties stated that they were not interested in pursuing the opportunity. During this period, Sandler O’Neill also worked with Company management to establish and populate an online data room to supplement the publicly available information regarding the Company with certain non-public information, including, among other documents, Milliman’s updated actuarial appraisal of the Insurance Company, certain risk-based capital calculations, certain investment portfolio details and information related to some of the Company’s assets held at the holding company level. The online data room was opened to the various parties who signed confidentiality and standstill agreements with the Company beginning in the first week of December 2011.

On December 7, 2011, the Subcommittee authorized Sandler O’Neill to contact an additional six parties to facilitate a thorough canvass of potential acquirers. Three of the selected additional six parties signed confidentiality and standstill agreements with the Company.

Beginning December 8, 2011, Sandler O’Neill started sending preliminary bid instruction letters to the parties who had signed confidentiality and standstill agreements, requesting submission of preliminary non-binding indications of interest by no later than January 10, 2012.

Sandler O’Neill, in collaboration with Company management, continued to add non-public information to the online data room in response to the due diligence information requests that it received from the eight parties who had signed confidentiality and standstill agreements with the Company and indicated an interest in submitting preliminary indications of interest.

On January 10, 2012, Sandler O’Neill received preliminary non-binding indications of interest from five parties, including Party A and Athene (the other three parties being referred to herein as “Party C,” “Party D” and “Party E”). The key elements of Party A’s preliminary indication of interest included (i) consideration in a form to be negotiated (all cash, all stock or a combination of the two), (ii) an offer price per share in the range of $12.00 to $13.00 in cash, or stock in the combined entity to be controlled by Party A with, according to Party A, an estimated value per share of $14.00 to $16.00, (iii) no financing contingency, (iv) a merger of the Company with Party A’s life and annuity insurance subsidiary and (v) a due diligence period of approximately 45 days to permit additional financial, legal, actuarial, accounting and tax due diligence.

The key elements of Athene’s preliminary indication of interest included (i) all cash consideration for all of the outstanding stock and options of the Company of $406 million or an estimated $13.73 per share, (ii) no financing contingency, (iii) a merger that would result in the Company becoming a wholly owned subsidiary of Athene’s life and annuity insurance subsidiary, (iv) a due diligence period of approximately six weeks to permit additional operational, financial (including evaluation of the Company’s investment portfolio and liabilities), actuarial, accounting, legal and tax due diligence and (v) a request for a meeting with Company management.

The key elements of Party C’s preliminary indication of interest included (i) all cash consideration for all of the outstanding stock and options of the Company of $374 million or an estimated $12.64 per share, contingent upon releasing certain reserves on the balance sheet to either capital and surplus or income statement, (ii) no financing contingency, (iii) a due diligence period of approximately two weeks to permit additional corporate, financial, regulatory, investment management, actuarial, accounting, legal and tax due diligence and (iv) a request for a one-day onsite meeting.

The key elements of Party D’s preliminary indication of interest included (i) all cash consideration of $12.00 per share for all of the outstanding stock and options of the Company, (ii) no financing contingency, (iii) a due diligence period of two to four weeks to permit additional diligence on assets, liabilities and operations and (iv) a request for a meeting with Company management.

The key elements of Party E’s preliminary indication of interest included (i) an indemnity reinsurance transaction on a 100% coinsurance basis representing Party E’s estimated valuation of $450 to $475 million for the Insurance Company and (ii) a due diligence and approval period of six to eight weeks. Party E did not envision an acquisition of the Company.

In addition, a sixth party, referred to herein as “Party F,” indicated that they would not submit a preliminary indication of interest. Party F did indicate to Sandler O’Neill that they would consider a business combination with the Company in which the Company would be the surviving entity.

On January 11, 2012, Presidential’s board of directors held a special meeting with Sandler O’Neill, Proskauer and Company management to review the preliminary indications of interest. At this meeting, Sandler O’Neill’s presentation materials included an update on the sale process, a summary of the preliminary indications of interest, implied transaction multiples based on the per share offers submitted by the various parties, the implied price per share based on Milliman’s most recent actuarial appraisal of the Insurance Company and the implied present value per share based on financial projections provided by Company management. Additionally, Sandler O’Neill informed Presidential’s board of directors that as a part of their feedback, several potential acquirers had requested sensitivity runs to Milliman’s actuarial appraisal by changing certain key assumptions. Mr. Read informed Presidential’s board of directors that the Subcommittee would ask Milliman to perform additional sensitivity analyses by incorporating some of the feedback provided by several potential acquirers before presenting any recommendations to Presidential’s board of directors. Presidential’s board of directors also asked Sandler O’Neill to convey to Party F that if Party F were to provide in writing their business combination proposal, Presidential’s board of directors would be willing to evaluate the proposal.

On January 16, 2012, the Subcommittee met with Sandler O’Neill and Proskauer to identify a set of assumptions for the actuarial appraisal sensitivity analysis. The Subcommittee also discussed next steps and feedback to be delivered to all of the parties that had submitted preliminary indications of interest. The Subcommittee decided to invite all such parties to perform additional due diligence and to have one-day, off-site meetings with Company management during the first week of March 2012. The Subcommittee also agreed to Sandler O’Neill’s recommendation that Sandler O’Neill seek more clarification regarding the various assumptions and other key factors used by each of the five parties in formulating their preliminary indications of interest. Additionally, the Subcommittee decided to permit Party E to contact a third party on a no-names basis to facilitate Party E’s finding a partner for an acquisition of the Company.

On January 17, 2012 and January 20, 2012, Sandler O’Neill contacted Party A, Athene, Party C, Party D, Party E and Party F to provide feedback and obtain clarification on each bidder’s initial indication of interest. All parties were encouraged to submit their additional due diligence requests.

On January 20, 2012, Party E informed Sandler O’Neill that a private equity company, referred to herein as “Party G,” and Party G’s principal funding party, Party H, would jointly bid with Party E to acquire the Company. Later that day, Milliman also delivered to Presidential’s board of directors its actuarial appraisal sensitivity analysis.

Beginning January 20, 2012, Sandler O’Neill started receiving due diligence requests from the various parties. Sandler O’Neill continued to work with Company management to gather and provide information in response to such requests via the online data room.

On January 24, 2012, at a special meeting of Presidential’s board of directors attended by Sandler O’Neill and Proskauer, Sandler O’Neill reported the feedback received from all parties to Presidential’s board of directors. Sandler O’Neill pointed out that key issues from the feedback sessions were consistent and primarily included that (i) the maintenance expense reflected in the actuarial appraisal was viewed as impractically low, (ii) all parties had some concerns on the assumptions related to the proportion of limited partnership interests in the Company’s investment portfolio and assumed rate of return thereon, (iii) a certain risk-based capital ratio reflected in the actuarial appraisal was deemed low by bidders and (iv) the current interest rate environment was materially worse than at the time when the actuarial appraisal was performed. Sandler O’Neill noted that all parties made adjustments for all of these issues while performing their internal valuation work, which negatively impacted the price per share that each party was willing to offer. Sandler O’Neill also reviewed Milliman’s most recent actuarial appraisal sensitivity analysis and implied price per share based on such analysis. Sandler O’Neill also presented an implied present value per share analysis based on financial projections prepared by Company management and a sensitivity analysis involving certain variations related to return on equity assumptions on new business. Proskauer was asked to prepare a bid draft of a definitive merger agreement. Presidential’s board of directors authorized the Subcommittee and Sandler O’Neill to continue with the process to a second round, providing additional non-public information to the selected parties to facilitate their due diligence and organizing meetings with Company management. Later that day, Parties G and H executed confidentiality and standstill agreements with the Company and were granted access to the online data room.

On January 24, 2012, Party F submitted a written non-binding preliminary indication of interest for a merger with the Company. The key elements of Party F’s preliminary indication of interest included (i) a merger of Party F with and into the Company with the Company being the surviving entity on a basis whereby the Company’s stockholders would own in the range of 40% to 45% of the combined company and Party F’s stockholders would own in the range of 55% to 60% of the combined company, (ii) projected stockholders’ equity of $13.00 per share for the combined company, (iii) the combined company would continue to be listed under the Company’s existing listing and (iv) the combined company would utilize the Company as a platform for further expanding the existing business of Party F in New York.

On January 27, 2012, the Company executed a confidentiality and standstill agreement with Party F and Sandler O’Neill had a teleconference with Party F to get a comprehensive understanding of their preliminary indication of interest.

On January 31, 2012, Sandler O’Neill sent preliminary bid instruction letters to joint Parties G and H with a copy thereof to Party E requesting submission of a preliminary indication of interest by February 6, 2012.

On February 1, 2012, the Company, the Subcommittee and Sandler O’Neill were invited to an online data room created by Party F to review certain non-public financial, ownership and other strategic information related to Party F to facilitate the Company’s due diligence review of Party F in connection with its consideration of a potential business combination with Party F.

On February 6, 2012, Sandler O’Neill received a request from the consortium of Parties E, G and H to grant them a one-day extension for submitting their preliminary indication of interest and, upon the Subcommittee’s approval. Sandler O’Neill granted the consortium a one-day extension. On February 7, 2012, the consortium of Parties E, G and H submitted their non-binding preliminary indication of interest to acquire all outstanding shares and options of the Company for $395 million or $13.30 per share in cash. The consortium’s preliminary indication of interest was predicated upon the following key assumptions and conditions: (i) certain reserves on the balance sheet of the Company would be released prior to or at the closing of a potential transaction, (ii) adjusted net worth of the Insurance Company of $369 million and (iii) adjustments to the purchase price to take into account any dividends paid by the Company between June 30, 2012 and the closing of a potential transaction. Other key elements of the preliminary indication of interest included (i) no financing contingency, (ii) additional due diligence related to the Company’s investment portfolio, other assets and liabilities, operations, legal, accounting, tax and regulatory matters and (iii) the strategic intent of the consortium was to reinsure the Insurance Company’s in-force business to Party E.

On February 8, 2012, Sandler O’Neill met with the Subcommittee and Proskauer to present a pro forma analysis of a business combination with Party F. The Subcommittee asked Sandler O’Neill to prepare a due diligence request list for Party F. Sandler O’Neill also updated the Subcommittee on the second round bid procedures, scheduling of the management meetings and online data room expansion in response to due diligence requests received from the various parties.

On February 9, 2012 Sandler O’Neill held a teleconference call with the consortium of Parties E, G and H to seek clarification and gain a better understanding of their preliminary indication of interest. The consortium brought to Sandler O’Neill’s attention that obtaining approval from the NYSDFS for a $300 million extraordinary dividend from the Insurance Company prior to or at the closing of a potential transaction was a key element of their proposal.

On February 22, 2012, per Party C’s request, Sandler O’Neill organized an actuarial due diligence call for Party C with Milliman. On February 23, 2012, a similar call with Milliman was scheduled for Party F.

On February 23, 2012 and February 24, 2012, Sandler O’Neill sent second round bid instruction letters to all parties with a request to submit their revised written proposals by March 19, 2012. The second round bid instruction letters also included schedules for in-person meetings with Company management during the period from March 1, 2012 through March 9, 2012.

On February 28, 2012, Party C informed Sandler O’Neill of their decision not to continue to pursue an acquisition of the Company.

During the period from March 1, 2012 through March 9, 2012, Company management held in-person meetings with Party A, Athene, Party D and the consortium of Parties E, G and H at an off-site venue. Party F cancelled their planned in-person visit to meet with Company management and held a teleconference call with Sandler O’Neill on March 5, 2012.

Sandler O’Neill, with the assistance of Company management, continued to add information to the online data room and organized teleconferences with Milliman and Company management in response to due diligence requests from various parties.

On March 19, 2012, Sandler O’Neill received revised non-binding proposals from five parties, including Party A, Athene, Party D, the consortium of Parties E, G and H and Party F. The key elements of Party A’s preliminary indication of interest included (i) all cash consideration of $385 million for all of the Company’s outstanding shares, (ii) the purchase price to be funded through a combination of (a) $310 million to be paid from Party A’s life and annuity insurance subsidiary and (b) a $75 million of extraordinary dividend from the Insurance Company at closing and (iii) no financing contingency.

The key elements of Athene’s revised proposal included (i) all cash consideration of $410 million for acquisition of all of the Company’s outstanding shares, which they estimated would translate to $13.86 per share, (ii) the transaction to include a coinsurance transaction on a funds withheld basis between the Insurance Company and Athene, (iii) the purchase price to be funded with available cash and a capital contribution from Athene’s stockholders, (iv) potential adjustments to the purchase price included (a) any extraordinary dividend from the Insurance Company approved by New York State Department of Financial Services, (b) any shortfall of cash and liquid investments held by the Company below $75 million and (c) any dividends distributed to the Company’s stockholders in excess of $1.9 million per quarter through closing and (iv) no financing contingency. Key conditions to closing included (i) approval of the funds withheld coinsurance treaty between the Company and Athene and (ii) other customary closing conditions, including receipt of any required third-party consents.

The key elements of Party D’s revised proposal included (i) all cash consideration $12.00 per share, or $335 million in aggregate, for acquisition of all of the Company’s outstanding shares, (ii) an expressed willingness to discuss structures that would result in at least a 51% ownership for Party D in the Company post-transaction and (iii) no financing contingency.

The key elements of the consortium of Parties E, G and H’s revised proposal included acquisition of all of the Company’s outstanding shares for $375 million or $12.65 per share in cash. The consortium’s revised proposal was predicated upon the following key assumptions and conditions: (i) all regulatory approvals for the reinsurance transaction between Party E and the Insurance Company, (ii) pro forma statutory capital and surplus reduced to risk-based capital ratio (authorized control level) of 600% through dividend of excess capital to the Company, (iii) no dividends paid by the Company between December 31, 2011 through the closing of a potential transaction, (iv) no material deterioration in the value of the Company’s investment portfolio between December 31, 2011 and the closing of a potential transaction, (v) no material deterioration in market conditions, including new money investment yields, between the date of the revised proposal and the closing of a potential transaction and (vi) no financing contingency.

The key elements of Party F’s revised proposal included (i) a merger of Party F with the Company with the Company being the surviving entity, in which each stockholder of the Company would receive (a) $5.00 in cash and (b) one share in the combined company (Party F estimated that each share of the combined company would have a market value of approximately $7.50 resulting in an implied total consideration of $12.50 to each stockholder of the Company), (ii) the Company’s existing stockholders would receive a 31.2% ownership stake in the combined company, which, per Party F’s estimate, when combined with the cash received by the Company’s stockholders would deliver 43% of total value of the transaction to the Company’s stockholders, (iii) the cash portion would be funded by a combination of an estimated $81 million of cash at the combined company at closing and the balance $67 million would be funded with newly issued debt securities of the combined company and (iv) the combined company would continue to be listed under the Company’s existing listing.

On March 23, 2012, at a special meeting of Presidential’s board of directors, Sandler O’Neill made a presentation to Presidential’s board of directors that included a brief summary of the process to date, a summary of the revised proposals, implied transaction multiples based on the revised proposals, one-year and three-year stock price performance of the Company’s stock and a selected group of publicly traded life and annuity companies, implied price per share based on Milliman’s most recent actuarial appraisal sensitivity analysis and recommended strategy. Upon the Subcommittee’s recommendation, Presidential’s board of directors authorized the Subcommittee and Sandler O’Neill to invite Party A and Athene to continue due diligence and engage in further negotiations. Later that day, Sandler O’Neill called all parties to communicate the decision of

Presidential’s board of directors. All parties, except Athene and Party A, were told that Presidential’s board of directors did not deem their revised proposals attractive and had decided not to invite them to continue due diligence or negotiations with the Company. Athene and Party A were invited to conduct their remaining due diligence and submit further revised proposals on April 2, 2012.

Several teleconferences were scheduled with Company management, Milliman and the Company’s tax advisors and compliance consultants, on the one hand, and external advisors for both Athene and Party A, on the other hand, to facilitate completion of due diligence by Athene and Party A. Additionally, an on-site auditors’ work paper review session with the Company’s external auditor was organized for representatives of both Athene and Party A. Sandler O’Neill, with assistance from Company management, continued to add information to the online data room in response to the due diligence requests from Athene and Party A.

On April 2, 2012, Athene and Party A submitted their further revised proposals to Sandler O’Neill. Key elements of Athene’s non-binding proposal to acquire all of the outstanding common shares of the Company included (i) aggregate cash consideration of $440 million, which Athene estimated to be $14.88 per share, (ii) an extraordinary dividend of $75 million from the Insurance Company to the Company prior to or at the closing, (iii) reserve strengthening of the immediate and deferred annuity blocks for an aggregate of $50 million immediately following the closing, (iv) approval from the NYSDFS for a 90% quota share funds withheld coinsurance treaty for in-force and future business between Athene and the Insurance Company with a negative ceding allowance of $30 million to be paid from the Insurance Company to Athene, (v) a 45-day exclusivity period to allow for completion of remaining due diligence and negotiation of a definitive agreement, (vi) a request for permission to make a presentation to Presidential’s board of directors and (vii) a joint meeting with the NYSDFS regarding Athene’s proposal. Athene’s proposal was subject to several assumptions and conditions, including (i) estimated Company net assets of $140 million at September 30, 2012, (ii) quarterly dividends per share of no more than $0.0625, (iii) any extraordinary dividends approved by the NYSDFS to be distributed by the Insurance Company to the Company to be maintained and not distributed to the Company’s stockholders, (iv) obtaining insurance and other regulatory approval for an extraordinary dividend, the funds withheld reinsurance agreements and certain affiliate agreements with Athene and (v) satisfactory completion of remaining due diligence.

Key elements of Party A’s non-binding proposal to acquire all of the outstanding shares and stock options of the Company included (i) aggregate consideration of $410 million in cash, (ii) $333 million of the consideration to be funded by Party A’s life and annuity insurance subsidiary and the remaining $77 million to be funded directly to the Company’s stockholders through a dividend of the Company’s cash-on-hand and (iii) a reinsurance transaction between the Insurance Company and Party A’s reinsurance subsidiary involving ceding approximately $1.5 billion in reserves on a funds withheld basis.

On April 6, 2012, Presidential’s board of directors held a special meeting with Sandler O’Neill and Proskauer to review the revised third round non-binding proposals. At this meeting, Sandler O’Neill provided an update of the sale process, a summary of the terms of revised proposals submitted by Athene and Party A, implied transaction multiples based on the per share offers submitted by the two parties, the implied price per share based on Milliman’s most recent actuarial appraisal and the implied present value per share based on financial projections provided by Company management. The Subcommittee and Sandler O’Neill noted that Athene’s proposal was superior relative to Party A’s proposal. Presidential’s board of directors authorized the Subcommittee and Sandler O’Neill to communicate to Athene that Presidential’s board of directors was willing to grant exclusivity to Athene for 30 days if Athene increased its offer price to $15.50 per share.

On April 9, 2012, Sandler O’Neill, Mr. D’Adamo and Pete B. Pheffer, Chief Financial Officer of the Company, jointly contacted both Athene and Party A to request an increase in each party’s offer price per share. Party A did not express any willingness to increase their offer to a higher price. Athene asked for some time to discuss the request internally and informed the Company representatives that they would submit their response by April 11, 2012.

On April 12, 2012, Athene called Sandler O’Neill to say that they had decided not to increase their offer price. Athene also insisted on getting a response to their request for exclusivity and informed Sandler O’Neill that if Presidential’s board of directors was unwilling to grant them exclusivity by 5:00 p.m. on April 13, 2012, their current offer would expire and they would cease any further negotiations with the Company.

On April 14, 2012, at a special meeting with Sandler O’Neill and Proskauer, Presidential’s board of directors determined to grant a 45-day exclusivity period to Athene to facilitate completion of their due diligence and negotiation of a definitive merger agreement with the Company at a price of $14.88 per share. Sandler O’Neill called Athene to communicate the decision of Presidential’s board of directors and again requested Athene to consider an increase in their offer price. Later that day, Sandler O’Neill sent a draft of an exclusivity agreement to Athene.

On April 16, 2012, Athene called to inform that Sandler O’Neill that rather than increasing their offer price, they were lowering their offer to $415 million from their earlier offer of $440 million, representing a decrease from an estimated $14.88 per share to $14.00 per share. The rationale offered by Athene was that their most recent proposal of $14.88 was no longer supported by Apollo, and that without a price reduction, Athene would not be able to get internal approval for a potential transaction with the Company.

On April 17, 2012, at a special meeting of Presidential’s board of directors, the Subcommittee and Sandler O’Neill provided an update on the developments since the last meeting of Presidential’s board of directors. Presidential’s board of directors determined to suspend further communications with Athene and not to re-engage Party A. Presidential’s board of directors determined to pursue the Company’s Strategic Plan. Presidential’s board of directors also decided to focus the Company’s efforts on getting approval from the NYSDFS to distribute an extraordinary dividend from the Insurance Company to the Company.

On April 24, 2012, A.M. Best issued a statement confirming that it had reviewed its financial strength rating of the Insurance Company and was continuing to maintain its existing rating of “B++” with a “stable” outlook. A.M. Best indicated that an increase in its financial strength rating of the Insurance Company was not likely in the near term. Additionally, on the same date, Company management met with the NYSDFS to review the Company’s request for approval of a $75 million extraordinary dividend from the Insurance Company. The NYSDFS discouraged the Company from seeking approval of such an extraordinary dividend on a stand-alone basis during 2012, while exhibiting some willingness to consider approval of a much smaller extraordinary dividend during 2013.

On April 24, 2012 and on April 26, 2012, Sandler O’Neill and Mr. Read were separately approached by representatives of Party A with a request to re-engage in merger negotiations.

On April 26, 2012, Mr. Read asked Sandler O’Neill to call Athene and Party A to determine whether those two parties would have any interest in re-engaging in merger negotiations with the Company. Sandler O’Neill contacted Athene and Party A on April 27, 2012 and both parties affirmed their interest in re-engaging in merger negotiations.

On April 30, 2012 at a special meeting, Presidential’s board of directors authorized the Subcommittee and Sandler O’Neill to resume discussions with Athene and Party A. Later that day, Sandler O’Neill sent a final bid instruction letter and a bid draft of a merger agreement to Athene and Party A, requesting submission of binding proposals and a mark-up of the merger agreement by May 14, 2012.

On May 1, 2012, Party A informed Sandler O’Neill of their unwillingness to proceed unless Presidential’s board of directors was willing to grant them exclusivity to facilitate completion of their due diligence and negotiation of a definitive merger agreement.

Beginning May 2, 2012, Athene continued to request additional information to complete their due diligence. Sandler O’Neill continued to work with Company management to upload the requested information to the online data room. Additionally, several teleconference calls and an on-site visit with the Company’s external auditors were organized to facilitate Athene’s due diligence.

On May 14, 2012, Athene submitted its final non-binding proposal along with a mark-up of the definitive merger agreement. Key elements of Athene’s non-binding proposal to acquire all of the outstanding shares and stock options of the Company included (i) per share price of (a) $14.00 in cash subject to obtaining approval from the NYSDFS to pay an extraordinary dividend from the Insurance Company of at least $75 million at or prior to the closing, and (b) $11.89 in cash if the NYSDFS failed to approve such an extraordinary dividend, (ii) 90% quota share coinsurance transaction on a funds withheld basis between the Insurance Company and Athene and (iii) a request for a 30-day exclusivity period.

Party A did not submit their revised proposal on May 14, 2012, but sent a letter to Presidential’s board of directors expressing their disappointment at not being granted an opportunity to conduct their remaining due diligence and negotiate a definitive merger agreement on an exclusive basis. Party A also stated in the letter that they were unwilling to proceed further without exclusivity.

On May 15, 2012, at a special meeting of Presidential’s board of directors, the Subcommittee, Proskauer and Sandler O’Neill provided an update on Athene’s final proposal. Proskauer provided a summary of the key issues presented by Athene’s mark-up of the merger agreement, in particular those relating to conditions to closing. Presidential’s board of directors authorized the Subcommittee, Proskauer and Sandler O’Neill to proceed to negotiate the merger agreement with Athene on a non-exclusive basis. Presidential’s board of directors also authorized the Subcommittee and Sandler O’Neill to offer an expense reimbursement agreement to Party A to induce them to re-engage in negotiations and to ensure that the process remained competitive for as long as possible. Later that evening, Sandler O’Neill contacted Party A with a proposal to enter into an expense reimbursement agreement, provided Party A was willing to commit to at least $13.50 per share price, to negotiate in good faith towards execution of a definitive merger agreement and not to impose any new material conditions to their proposal.

On May 17, 2012, Sandler O’Neill sent a draft expense reimbursement letter to Party A.

On May 18, 2012, Party A submitted a revised proposal to acquire all of the outstanding shares and stock options of the Company at $13.50 per share in cash. Other key elements of their revised proposal included (i) a reinsurance agreement between the Insurance Company and Party A’s reinsurance subsidiary on a funds withheld basis for ceding a block of annuity business of up to $1.5 billion of reserves, (ii) key conditions to closing included (a) approval from the Company’s stockholders, (b) absence of an injunction or order preventing consummation of the proposed transaction, (c) receipt of all required regulatory approvals without imposition of any materially burdensome conditions, (d) absence of any Company material adverse effect and (e) the exercise of dissenter’s rights by holders of no more than 10% of the Company’s common stock and (iii) deal protection provisions included (w) a no solicitation covenant and a covenant prohibiting a change in recommendation, (x) matching rights and associated information sharing covenants, (y) a 4% termination fee and expense reimbursement and (z) a requirement to subject the proposed transaction to a vote of the Company’s stockholders even if Presidential’s board of directors changed its recommendation under circumstances permitted by the definitive merger agreement. Party A also submitted a mark-up of the expense reimbursement letter.

On May 21, 2012, Proskauer and Sandler O’Neill had a teleconference with Party A’s outside legal counsel to negotiate the provisions of an expense reimbursement agreement.

On May 23, 2012, Sandler O’Neill informed Party A that certain of their requested provisions in the expense reimbursement agreement were not acceptable and sent a revised mark-up of the expense reimbursement agreement to Party A.

Later on May 23, 2012, Sandler O’Neill received an unsolicited oral indication of interest from Party E to acquire the Insurance Company only for approximately $300 million to $350 million.

On May 24, 2012, representatives from Athene, Athene’s external legal counsel, Sidley Austin LLP (“Sidley Austin”), Company management, Proskauer, Sandler O’Neill and the Company’s insurance regulatory counsel, Manatt, Phelps & Phillips, LLP (“Manatt”), met with the NYSDFS to discuss the contemplated transaction.

On May 24, 2012, Sandler O’Neill also had discussions with Party A regarding certain provisions of the expense reimbursement agreement and sent a further revised draft of the expense reimbursement agreement to Party A.

Later that day, at a special meeting of Presidential’s board of directors, the Subcommittee, Proskauer, Manatt and Sandler O’Neill updated Presidential’s board of directors on the meeting with the NYSDFS and the status of negotiations regarding the expense reimbursement agreement with Party A.

On May 25, 2012, the Company and Party A executed an expense reimbursement agreement.

On May 31, 2012, in a teleconference with Sandler O’Neill, Athene indicated that they would require an interim reinsurance agreement to be effective between signing and closing of a definitive agreement and a 30-day exclusivity arrangement in order to continue their negotiations with the Company.

On June 1, 2012, Party A submitted a due diligence list that detailed the outstanding items necessary for Party A to complete their due diligence. The Subcommittee decided to continue to respond to Party A’s requests for information in order to facilitate a more robust, competitive process.

On June 1, 2012, the Subcommittee convened to discuss how to appropriately respond to Athene’s request for an interim reinsurance agreement and a 30-day exclusivity arrangement. The Subcommittee decided that the Company should not enter into an exclusivity arrangement or interim reinsurance agreement, but was willing to consider some negotiating concessions in order to keep Athene in the process, including potential expense reimbursement if the Company announced a transaction with another party. On June 4, 2012, Sandler O’Neill conveyed the Subcommittee’s response to Athene.

On June 5, 2012, Sandler O’Neill distributed a draft expense reimbursement letter to Athene. Athene requested a discussion between selected executives of Athene and selected directors of the Company to appropriately gauge the Company’s interest in pursuing a transaction. Later, Athene reiterated the importance to it of an exclusivity arrangement.

On June 6, 2012, Party E contacted Sandler O’Neill to indicate that it was continuing to seek internal approval to proceed with a revised proposal.

On June 6, 2012, the Subcommittee met to discuss granting an exclusivity arrangement to Athene, and decided against this strategy. Sandler O’Neill conveyed the Subcommittee’s unwillingness to grant exclusivity to Athene.

On June 7, 2012, Messrs. McMahon and D’Adamo had a discussion with the Chief Executive Officer of Athene regarding the transaction process to date and each party’s interest in pursuing a transaction.

Also on June 7, 2012, Party E contacted Sandler O’Neill to indicate that it may be willing to pay approximately $325 million for the Insurance Company only, but no internal approval to make such a proposal had been obtained. Sandler O’Neill responded that a stock transaction for the Company was the structure preferred by Presidential’s board of directors due to the complexity of extracting value for the Company’s stockholders in a transaction involving only the sale of the Insurance Company. On June 8, 2012, Party E indicated it would need approximately two additional weeks to gain internal approval to make a proposal for a potential transaction.

On June 9, 2012, Sandler O’Neill received a mark-up of the draft merger agreement from Party A.

On June 11, 2012, the Subcommittee held a meeting to discuss Party A’s suggested changes to the merger agreement. Following discussion with Proskauer, the Subcommittee concluded that Party A’s proposal was superior to Athene’s proposal principally due to the respective parties’ proposed terms and conditions of the merger agreement, in particular, as they related to conditions to closing and deal certainty. Sandler O’Neill asked Party A to further differentiate its bid with an increase in price. The Subcommittee decided to inform Athene that the Company had received a proposal superior to Athene’s most recent proposal and that the Subcommittee may be in a position to recommend to Presidential’s board of directors execution of that superior proposal shortly. Sandler O’Neill asked Athene to withdraw certain requested changes to the merger agreement and increase its offer price per share to $14.15. Proskauer distributed a further revised draft of the merger agreement in response to Athene’s previously submitted mark-up of the merger agreement.

On June 13, 2012, Sandler O’Neill, Proskauer, Athene, representatives of Apollo and Sidley Austin met to discuss and negotiate the terms of the merger agreement at Sidley Austin’s offices. Also on June 13, 2012, Proskauer sent a revised draft of the merger agreement to Party A in response to Party A’s mark-up sent on June 9, 2012.

On June 15, 2012, Proskauer had a teleconference with Party A’s lawyers to discuss the terms of the merger agreement. Also on June 15, 2012, representatives of the Company received a mark-up of the draft merger agreement from Athene.

On June 19, 2012, Sandler O’Neill, Proskauer, Athene, representatives of Apollo and Sidley Austin had a teleconference to discuss the terms of the draft merger agreement.

On June 20, 2012, and based on the previous negotiating sessions with Athene, Sandler O’Neill provided Party A notice that, pursuant to the previously negotiated expense reimbursement agreement, the Company might enter into an alternative transaction (within the meaning of the expense reimbursement agreement) within 48 hours at a price of no less than $14.00 per share. Sandler O’Neill requested Party A to submit its best and final offer to acquire the Company and to identify any outstanding due diligence requirements.

On June 21, 2012, at a special meeting, Presidential’s board of directors authorized Sandler O’Neill and Proskauer to discuss a comprehensive resolution of the open issues in the proposed merger agreement with Athene as identified in the negotiating session with Sidley Austin on June 19, 2012.

On June 21, 2012, Party E notified Sandler O’Neill that it had no ability to pursue an acquisition of the stock of the Company.

On June 22, 2012, Sandler O’Neill and Proskauer delivered to Athene and representatives of Apollo and their representatives the comprehensive proposal of Presidential’s board of directors to resolve the open merger agreement points. Athene and Apollo indicated that the Company’s comprehensive proposal was not acceptable to them, and they were ceasing any further negotiations with the Company.

On June 22, 2012, Sandler O’Neill received a mark-up of the merger agreement from Party A.

On June 23, 2012, Sandler O’Neill conveyed to Party A that they would need to make their “best and final” offer on price and Proskauer sent Party A a revised draft of the merger agreement in response to Party A’s mark-up. Also on June 23, 2012, Sandler O’Neill sent Athene a “take it or leave it” final draft of the merger agreement reflecting a package proposal to resolve all open issues with Athene and requested a response by noon on June 24, 2012. No response was received from Athene prior to the deadline.

On June 24, 2012, Party A confirmed their offer price of $13.50 per share as their best and final price. Exclusivity was granted to Party A through Tuesday, June 26, 2012.

On June 25, 2012, Sandler O’Neill received an unsolicited call from Athene indicating that they had no definitive response to the previously communicated comprehensive proposal to resolve the open issues and did not have the internal authorizations necessary to resume discussions with the Company.

Also on June 25, 2012, the Company continued to meet the final due diligence requirements of Party A, and Proskauer continued to negotiate the merger agreement with representatives of Party A. Separately, Proskauer and Manatt had a due diligence meeting with Party A’s counsel regarding previously discussed regulatory concerns with Party A’s proposal. Late in the afternoon on June 25, 2012, first the Subcommittee and then the full Presidential’s board of directors met with Sandler O’Neill and Proskauer to consider and review the terms of the proposed merger agreement between Party A and the Company. At Presidential’s board of directors meeting, representatives of Sandler O’Neill made a presentation as to their financial analyses with respect to Party A’s proposed merger consideration of $13.50 per share in cash. Sandler O’Neill then delivered to Presidential’s board of directors its oral opinion, that as of June 25, 2012, and based on and subject to the various limitations and assumptions described in the opinion, the $13.50 per share in cash to be paid to the holders of the outstanding shares of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Presidential’s board of directors then discussed with Sandler O’Neill and Proskauer the proposed transaction with Party A, and Proskauer reviewed the terms of the proposed merger agreement. In addition, Proskauer reviewed with Presidential’s board of directors its fiduciary duties in connection with the proposed transaction with Party A.

After careful consideration and discussion, Presidential’s board of directors unanimously voted to adopt resolutions approving and declaring advisable the execution, delivery and performance of the merger agreement with Party A and the transactions contemplated thereby, and determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interests of the Company’s stockholders.

On June 26, 2012, the Company continued to respond to final due diligence requests from Party A. Late in the day, Party A’s counsel conveyed to Proskauer requested material changes to the proposed merger agreement, and that Party A would need additional time to obtain internal approvals and to finalize the merger agreement. Exclusivity with Party A was extended through June 27, 2012.

On June 27, 2012, the Company was informed that Party A had held its board of directors meeting to approve the proposed transaction, but that they would hold an internal diligence meeting prior to signing an agreement. Party A’s counsel made additional diligence requests and requested additional material changes to the proposed merger agreement. The Subcommittee met that evening to discuss the additional requests made by Party A and certain perceived risks inherent in obtaining regulatory approval of the contemplated transaction with Party A. The Subcommittee determined not to agree to the additional changes, and offered some potential solutions to mitigate those perceived risks. Sandler O’Neill conveyed this decision to Party A. On June 28, 2012, Party A indicated they would not agree to any of the proposed solutions offered by the Subcommittee.

On June 29, 2012, Presidential’s board of directors met to discuss how to approach negotiations with Party A based on the additional changes requested by Party A and their rejection of the potential solutions offered by the Subcommittee. Presidential’s board of directors agreed to proceed with Party A only on the basis of Party A’s acceptance of one of the potential solutions offered by the Subcommittee. Sandler O’Neill conveyed this information to Party A, and Party A refused to proceed with negotiations on that basis. The Company received a letter from Party A formally terminating negotiations.

On June 29, 2012, Sandler O’Neill received a preliminary written proposal from Party E to acquire the Insurance Company only for between $300 and $320 million.

On July 2, 2012, Presidential’s board of directors convened to discuss next steps, including reaching out to Athene to resume negotiations. Presidential’s board of directors agreed to follow this strategy, and Sandler O’Neill called Athene to discuss resuming negotiations. Athene confirmed they would resume negotiations at $14.00 per share and Sidley Austin would send a revised merger agreement and issues list. Prior to moving forward, Athene insisted on an expense reimbursement agreement.

On July 3, 2012, the Subcommittee met to discuss potential negotiating strategies, and agreed that expense reimbursement was warranted in an effort to pursue the best possible transaction for the Company’s stockholders. Sandler O’Neill sent Athene a revised expense reimbursement agreement and additional analysis that Sandler O’Neill had prepared regarding Company projections.

On July 4, 2012, the Company received a mark-up of the expense reimbursement agreement from Athene. The Subcommittee decided to offer Athene exclusivity through July 9, 2012 rather than expense reimbursement as a more effective method of addressing Athene’s concerns regarding the negotiation process.

On July 5, 2012, Athene responded that the exclusivity agreement should extend through July 13, 2012. The Subcommittee met to discuss the request for extension of the exclusivity agreement, and authorized Sandler O’Neill to offer exclusivity until July 10, 2012. Athene agreed to execute the exclusivity agreement through July 10, 2012, and the parties continued to negotiate the terms of the merger agreement.

On July 6, 2012, Sandler O’Neill and Proskauer met with Athene and its representatives by teleconference to discuss the open issues, including the conditions to the agreement, the break-up fee and expense reimbursement provisions and potential sharing of hedging costs and other risk-sharing devices.

On July 7, 2012, Party A submitted a letter reiterating their claim to entitlement to expense reimbursement.

On July 9, 2012, Athene reached out to Sandler O’Neill to respond to certain issues raised in the previous negotiating session. Sidley Austin distributed a revised issues list. Proskauer and Sidley Austin continued to negotiate the merger agreement over the next several days.

On July 10, 2012, Party E indicated orally to Sandler O’Neill that they might be able to improve their price to $350 million for the Insurance Company only, but would need a 30-day exclusivity agreement.

In addition, on July 10, 2012, Presidential granted Athene a one-day extension to the exclusivity agreement.

On July 11, 2012, Presidential granted Athene an additional one-day extension to the exclusivity agreement.

On July 12, 2012, Presidential’s board of directors met to consider and review the terms of the proposed Merger Agreement among Athene, Merger Sub and the Company. Representatives of Sandler O’Neill and Proskauer were also in attendance. At the meeting, representatives of Sandler O’Neill made a presentation as to their financial analyses with respect to Athene’s proposed merger consideration of $14.00 per share in cash. Sandler O’Neill then delivered to Presidential’s board of directors its oral opinion, which was subsequently confirmed in writing, dated July 12, 2012, that as of such date, and based on and subject to the various limitations and assumptions described in the opinion, the $14.00 per share in cash to be paid to the holders of the outstanding shares of the Company’s common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders (a copy of the written opinion of Sandler O’Neill is attached to this proxy statement as Annex B). Presidential’s board of directors then discussed with representatives of Sandler O’Neill and Proskauer the proposed transaction with Athene, and Proskauer reviewed the terms of the proposed Merger Agreement. In addition, Proskauer again reviewed with Presidential’s board of directors its fiduciary duties in connection with the proposed transaction with Athene.

After careful consideration and discussion, Presidential’s board of directors unanimously voted to adopt resolutions approving and declaring advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, and determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) were advisable and in the best interests of the Company’s stockholders.

Following Presidential’s board of directors meeting on July 12, 2012, the parties finalized the terms of the Merger Agreement and Athene, Merger Sub and the Company executed the Merger Agreement on the evening of July 12, 2012. On the morning of July 13, 2012, Athene and the Company issued a joint press release announcing the execution of the Merger Agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF PRESIDENTIAL’S BOARD OF DIRECTORS

Presidential’s board of directors, with the advice and assistance of Presidential’s management and its legal and financial advisors, at a meeting on July 12, 2012, carefully evaluated the proposed Merger, including the terms and conditions of the Merger Agreement. Following such evaluation, Presidential’s board of directors unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Presidential and its stockholders, (ii) approved the Merger Agreement and (iii) resolved to recommend the approval and adoption of the Merger Agreement to Presidential’s stockholders.

In the course of reaching its determination, Presidential’s board of directors consulted with Presidential’s management and its legal and financial advisors and considered a number of substantive factors and potential benefits of the Merger. Presidential’s board of directors believes that, taken as a whole, the following factors, among others, support its decision to approve and recommend the proposed Merger and the Merger Agreement:

•

the familiarity of Presidential’s board of directors with Presidential’s business, operations, assets, business strategy and competitive position, as well as the nature of the insurance industry, industry trends and economic and market conditions, both on a historical and on a prospective basis;

•	the current, historical and prospective financial condition and results of operations of Presidential;

•

the current and historic market prices of Presidential’s common stock, including the fact that the cash merger price of $14.00 per share represents a premium of approximately 38% over the closing price of $10.14 on NASDAQ on July 12, 2012, the trading day prior to the announcement of the Merger Agreement, and approximately a 45% premium over $9.63, the average closing price per share of Company common stock on NASDAQ for the 20-day trading period ended on such date;

•

the possibility that, if it declined to approve the Merger Agreement, there might not be another opportunity for Presidential’s stockholders to receive a comparably priced transaction, that the short-term market price for Presidential’s common stock could remain below, and perhaps substantially below, the Merger Consideration of $14.00 per share and, in such circumstances, that third parties might make unsolicited acquisition proposals at prices lower than $14.00 per share that would distract management from the ongoing business;

•

the extensive, over nine-month competitive bidding process conducted by Presidential, with the assistance of Sandler O’Neill, which involved engaging in discussions with approximately 15 parties to assess their general interest in mergers and acquisitions, interest in the insurance sector and, in certain instances, to determine their potential interest in a business combination transaction with Presidential, entering into non-disclosure agreements with eight parties and the receipt of preliminary indications of interest to acquire Presidential from five parties;

•	the price offered by Athene, which represents the highest firm bid that Presidential received for the acquisition of Presidential;

•	the fact that the Merger Consideration is all cash, which will provide certainty of value and immediate liquidity to Presidential’s stockholders;

•

the belief of Presidential’s board of directors that, after consideration of potential alternatives, the Merger is expected to provide greater benefits to Presidential’s stockholders than the range of possible alternatives to the sale of Presidential to Athene under the terms of the Merger Agreement, including continuing to operate Presidential on a stand-alone basis, due to, among other considerations, the following:

•

the difficulties of operating successfully in the highly competitive annuities market, particularly in light of the low interest rate environment, which limits the spread that can be earned by the Company (in this regard, Presidential’s board of directors noted the large number of life insurance companies that have chosen to exit the annuities business);

•

the uncertainties surrounding Presidential’s stand-alone strategy, which would involve products with which the Company has little or no experience and establishing distribution relationships beyond its existing base;

•

the belief of Presidential’s board of directors that Presidential’s B++ rating from A.M. Best, with no expectation of a ratings upgrade to A- for at least two years, puts Presidential at a competitive disadvantage in its market;

•	Presidential’s limited ability to dividend cash generated by the Insurance Company to the Company;

•	Presidential’s limited access, as a small cap company, to the capital markets for financing;

•	the potential negative impact on the trading price for Presidential’s common stock of continued weak earnings; and

•	the large concentration of Presidential’s investment assets in limited partnerships, which are illiquid and have caused significant period-to-period volatility in the Company’s reported results;

•

the assessment of Presidential’s board of directors, after consultation with Presidential’s management and legal and financial advisors, of the risks of remaining an independent company and the prospects of going forward as an independent entity;

•	Athene’s track record in successfully acquiring and integrating insurance companies;

•	the review of Presidential’s board of directors, with Presidential’s legal and financial advisors, of the structure of the Merger and the terms and conditions of the Merger Agreement, including:

•

the number and nature of the conditions to the obligation of Athene and Merger Sub to consummate the Merger, including the absence of a financing condition, and the relatively limited risk of non-satisfaction of such conditions;

•

the ability of Presidential’s board of directors to withdraw or modify its recommendation of the Merger or recommend, adopt or approve an alternative Acquisition Proposal, upon receipt of a Superior Proposal (as such terms are defined in the Merger Agreement and described in the section entitled “The Merger Agreement—Presidential’s Board of Directors’ Recommendation” beginning on page 71 of this proxy statement);

•

the provisions of the Merger Agreement that allow Presidential’s board of directors, under certain circumstances, to participate in discussions or negotiations with, or provide non-public information to, any person making an unsolicited Acquisition Proposal if Presidential’s board of directors has determined in good faith (after consultation with its outside legal counsel and financial advisor) that there is a reasonable likelihood that the Acquisition Proposal will lead to a Superior Proposal (as such terms are defined in the Merger Agreement and described in the section entitled “The Merger Agreement—No Solicitation” beginning on page 69 of this proxy statement);

•

Presidential’s ability to terminate the Merger Agreement to enter into an agreement providing for a Superior Proposal (provided that such proposal was unsolicited, received prior to obtaining Company Stockholder Approval and subject to providing Athene with four business days’ notice, negotiating in good faith and paying Athene a termination fee of $18.0 million and reimbursing certain of Athene’s expenses, as described in the sections entitled “The Merger Agreement —Termination of the Merger Agreement” beginning on page 77 of this proxy statement and “The Merger Agreement—Termination Fee and Transaction Expenses” beginning on page 79 of this proxy statement); and

•

the circumstances under which the termination fee and transaction expenses are payable by Presidential to Athene and the size of such termination fee and transaction expenses, which Presidential’s board of directors views as reasonable in light of the size and expected benefits of the Merger and not preclusive of a Superior Proposal were one to emerge;

•

the feedback from several of Presidential’s stockholders indicating a preference for an immediate return on their investment through a sale of the Company for cash, as opposed to the potential value that might be realized by stockholders from the pursuit of the Company’s strategic plan on a standalone basis;

•

the fact that the financial and other terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the absence of a financing condition, were the product of arm’s-length negotiations among the parties and provided reasonable assurances that the Merger would ultimately be consummated on a timely basis;

•	the right of the stockholders of Presidential under, and in compliance with, Delaware law to exercise appraisal rights to assure that they receive fair value for their shares; and

•

the financial analysis presented by Sandler O’Neill to the Presidential board of directors, including the written opinion of Sandler O’Neill dated July 12, 2012, that, as of the date thereof and based upon and subject to the limitations and assumptions set forth therein, the $14.00 per share in cash to be received by the holders of the outstanding shares of Presidential’s common stock was fair from a financial point of view (as described in the section entitled “The Merger—Opinion of Sandler O’Neill + Partners, L.P.” beginning on page 43 of this proxy statement). The full text of the opinion of Sandler O’Neill is attached to this proxy statement as Annex B.

In addition, Presidential’s board of directors was aware of and considered the interests that Presidential’s directors and executive officers may have with respect to the Merger that may differ from, or may be in addition to, their interests as stockholders of Presidential and the interests of Presidential’s stockholders generally, as described in the section entitled “The Merger—Interests of Presidential’s Directors and Executive Officers in the Merger” beginning on page 53 of this proxy statement.

Presidential’s board of directors also considered and balanced against the expected benefits of the Merger a number of potential risks or adverse factors concerning the Merger, including but not limited to the following:

•

the risks and contingences relating to the announcement and pendency of the Merger and the risks to Presidential if the Merger does not close or the closing is not timely, including the effect of an announcement of termination of the Merger Agreement on the trading price of Presidential’s common stock;

•

Presidential’s potential inability to attract and retain key personnel and the risk of disrupting Presidential’s business and of diverting management focus and resources from other strategic opportunities and from operational matters while working towards implementation of the Merger;

•	the risk that the announcement of the Merger or the consummation thereof could adversely affect Presidential’s relationships with its agents, vendors, customers and other parties;

•	the risks associated with various provisions of the Merger Agreement, including:

•

the restrictions on the conduct of Presidential’s business prior to completion of the Merger, which require Presidential to conduct its business in the ordinary course and prohibit Presidential from taking certain specified actions without Athene’s consent, and the fact that these restrictions might delay or prevent Presidential from undertaking business opportunities that may arise pending completion of the Merger;

•	the risk that the required regulatory approvals from various governmental authorities, including the NYSDFS, may not be obtained;

•

the restrictions on Presidential’s ability to solicit or engage in discussions or negotiations with third parties, after execution of the Merger Agreement, regarding specified transactions involving Presidential, and the requirement that Presidential pay Athene a termination fee of $18.0 million and reimburse certain of Athene’s expenses in order to accept a Superior Proposal;

•

the fact that if the Merger is not completed, Presidential will be required to pay its expenses associated with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, as well as, under certain circumstances described in the section entitled “The Merger Agreement—Termination Fee and Transaction Expenses” beginning on page 79 of this proxy statement, a termination fee of $18.0 million and reimbursement of certain of Athene’s transaction expenses;

•

the fact that if the Merger is consummated, Presidential will no longer exist as an independent company and Presidential’s stockholders will not participate in any future earnings or growth of Presidential and will not benefit from any future appreciation in value of Presidential; and

•	the fact that the all cash Merger Consideration will be taxable to Presidential’s stockholders that are U.S. holders for U.S. federal income tax purposes.

Presidential’s board of directors also considered a number of factors relating to the procedures involved in the negotiation of the Merger Agreement, including that Presidential’s board of directors:

•

will not personally benefit from the consummation of the Merger in a manner different from the unaffiliated stockholders of Presidential except as described in the section entitled “The Merger—Interests of Presidential’s Directors and Executive Officers in the Merger” beginning on page 53 of this proxy statement; and

•

among other things, (i) oversaw the negotiation process with respect to the proposed Merger, (ii) communicated as frequently as necessary with Presidential’s management and Presidential’s legal and financial advisors with respect to the negotiation and relevant terms of the Merger Agreement and (iii) considered alternative opportunities to determine whether the proposed Merger was fair to and in the best interests of Presidential and its stockholders.

The foregoing discussion of the information and factors considered by Presidential’s board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by Presidential’s board of directors in considering the Merger. In view of the wide variety of factors and the amount of information considered, as well as the complexity of these matters, Presidential’s board of directors did not find it practicable to, and did not attempt to, quantify or assign relative weights to the above factors or the other factors considered by it. In addition, Presidential’s board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of Presidential’s board of directors may have given different weights to different factors.

Presidential’s board of directors unanimously recommends that Presidential’s stockholders vote “FOR” the adoption of the Merger Agreement, “FOR” the adjournment proposal and “FOR” the compensation proposal.

OPINION OF SANDLER O’NEILL + PARTNERS, L.P.

By letter dated May 4, 2011, the Company retained Sandler O’Neill to act as its financial advisor in connection with the Company’s consideration of a range of potential strategic alternatives, including a possible sale of the Company. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of insurance companies and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to the Company in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the July 12, 2012 meeting at which Presidential’s board of directors considered and approved the Merger Agreement, Sandler O’Neill delivered to the board its oral opinion (confirmed later that day in writing) that, as of such date, the Merger Consideration to be received by the holders of Presidential’s common stock was fair from a financial point of view.

The full text of Sandler O’Neill’s written opinion is attached to this proxy statement as Annex B. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. The Company’s stockholders are urged to carefully read the entire opinion, and the description that follows, in connection with their consideration of the Merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion is directed to Presidential’s board of directors and is directed only to the fairness of the Merger Consideration to the Company’s stockholders from a financial point of view. It does not address the underlying business decision of the Company to engage in the Merger or any other aspect of the Merger and is not a recommendation to any Company stockholder as to how such stockholder should vote at the special meeting with respect to the Merger or any other matter.

In connection with rendering its July 12, 2012 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the Merger Agreement;

•	certain publicly available financial statements and other historical financial information of the Company that Sandler O’Neill deemed relevant;

•	certain internal financial projections of the Company for the years ended December 31, 2012 through December 31, 2016 as prepared by senior management of the Company;

•	a comparison of the stock price performance of the Company with that of certain publicly-traded companies comparable with the Company;

•	to the extent publicly available, the financial terms of certain recent business combinations in the life and annuity insurance industry;

•	the market premiums paid in certain recent business combinations involving insurance companies and other financial services companies;

•	the current market environment generally and the life and annuity insurance environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

Sandler O’Neill also discussed with certain members of senior management of the Company the business, financial condition, results of operations and prospects of the Company.

In performing its review and analysis, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Sandler O’Neill by the Company or its representatives or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of the Company’s management that the Company’s management was not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information, and it does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or any of its subsidiaries, or the collectability of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of insurance policyholder liabilities. Sandler O’Neill did not make an independent evaluation of such liabilities and therefore did not express any opinion as to the adequacy of the Company’s reserves for such liabilities.

With respect to the internal financial projections as prepared by the Company’s senior management and used by Sandler O’Neill in its analyses, the Company’s management confirmed to Sandler O’Neill that the projections were developed using the reasonable estimates and judgments of management and management’s knowledge of current market conditions, to estimate the future financial performance of the Company. Sandler O’Neill assumed that such financial results would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they are based. Sandler O’Neill also assumed that there had been no material change in the Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that the Company would remain a going concern for all periods relevant to Sandler O’Neill’s analyses, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements would not be waived. Finally, with the Company’s consent, Sandler O’Neill relied upon the advice the Company received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of its opinion could materially affect its opinion. Sandler O’Neill did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion.

Sandler O’Neill’s opinion was directed to Presidential’s board of directors in connection with the board’s consideration of the Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of the Company’s common stock and does not address the underlying business decision of the Company to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion,

Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the per share Merger Consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Presidential and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Presidential and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Presidential and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different.

Summary of Proposal

Sandler O’Neill reviewed the financial terms of the proposed transaction. Based on the Merger Consideration of $14.00 per share in cash and using the shares of common stock, restricted common stock, and options to purchase common stock outstanding as of July 12, 2012, Sandler O’Neill calculated an aggregate equity value of $414.6 million, which was comprised of consideration of $414.3(1) million related to Presidential’s outstanding common stock and restricted common stock and an embedded value of $0.3(2) million related to Presidential’s outstanding options to purchase common stock. Sandler O’Neill subtracted from the Company’s aggregate equity value of $414.6 million the Company’s cash and cash equivalents as of May 31, 2012 of $73.8 million to arrive at an aggregate equity value of the Company, less the Company’s cash and cash equivalents, of $340.8 million. In addition, Sandler O’Neill calculated the following transaction ratios:

Transaction Value per Share	$14.00
Transaction Price Per Share as a Premium to:
Premium to Last Sale (7/11/12)	38.2%
Premium to 1-Week Average Closing Price	40.6%
Premium to 1-Month Average Closing Price	47.1%
Premium to 3-Month Average Closing Price	38.8%
Premium to 1-Year Average Closing Price	37.2%

Transaction Price as a Multiple of:
3/31/12 Last-Twelve-Months (LTM) Net Income Per Share	11.7	x
3/31/12 LTM Net Income Per Share (Excluding Net Realized Gains)	26.0	x
2012 Management Estimated Earnings Per Share (EPS)	29.2	x
2013 Management Estimated EPS	23.3	x
3/31/12 Book Value Per Share	0.52	x
3/31/12 Book Value Per Share (Excluding Accumulated Other Comprehensive Income (AOCI))	0.69	x

Transaction Value per Share	$14.00

Aggregate Equity Value (Less: Holding Company Cash) as a Multiple of:
3/31/12 Life Subsidiary Statutory Surplus	1.08	x
3/31/12 Life Subsidiary Statutory Surplus + Asset Valuation Reserve	0.94	x

(1) Reflects 29.592 million shares of common stock outstanding, including 17,042 restricted shares.

(2) Reflects 0.070 million options with an exercise price of $10.00.

Historical Stock Price Performance Analysis

Sandler O’Neill compared the stock price performance of the Company’s common stock to the performance of the Standard & Poor’s 500 Index and the Standard & Poor’s Life & Health Index for the one and three year periods ended July 11, 2012.

The results of these comparisons are summarized as follows:

	One Year(1)	Three Year(1)
Presidential’s Stock Price and Volume Data:
Closing High	$12.10	$12.85
Closing Low	$7.38	$7.37
Average	$10.20	$10.01
Average Daily Volume	54,332	64,410

Stock Price Performance:
Presidential	(7.5%)	37.5%
S&P 500	1.7%	52.6%
S&P L&H	(19.1%)	35.3%

(1) Market data is as of July 11, 2012.

Source: SNL Financial

Sandler O’Neill also compared the historical price/book value (excluding the effects of Statement of Financial Accounting Standards No. 115 (Accounting for Certain Investments in Debt and Equity Securities)) multiples of the Company’s common stock and two different peer groups that Sandler O’Neill selected, for the period between July 11, 2007 and July 11, 2012.

The results of these comparisons are summarized as follows:

	5- Year Average	3- Year Average	1- Year Average	Current
Presidential	0.62x	0.53x	0.53x	0.52x
Large Cap Peer Group(1)	0.99x	0.89x	0.76x	0.73x
Small Cap Peer Group(2)	0.61x	0.59x	0.58x	0.67x

(1) Large Cap Peer Group includes Lincoln National Corporation, MetLife, Inc., Prudential Financial, Inc.

(2) Small Cap Peer Group includes American Equity Investment Life Holding Company, CNO Financial Group, Inc., FBL Financial Group, Inc., Kansas City Life Insurance Company, National Western Life Insurance Company, The Phoenix Companies, Inc., Protective Life Corporation and Symetra Financial Corporation.

Note: Peer group averages reflect market capitalization weighted average for the selected companies in each group.

Source: SNL Financial

Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for the Company and a group of publicly traded life and annuity insurance companies selected by Sandler O’Neill. The selected life and annuity peer group for Presidential consisted of the following publicly-traded insurance companies or holding companies thereof:

American Equity Investment Life Holding Company	Phoenix Companies, Inc.
CNO Financial Group, Inc.	Primerica Inc.
FBL Financial Group Inc.	Protective Life Corporation
Kansas City Life Insurance Co.	Prudential Financial Inc.
Lincoln National Corp.	Symetra Financial Corp.
Metlife Inc.
National Western Life Insurance Co.

The analysis compared publicly available financial and market trading information for the Company and the high, mean, median and low market data for the selected life and annuity companies as of or for the twelve-month period ended March 31, 2012. The table below sets forth the data based on market data as of July 11, 2012:

	Year to Date Price Change	Price/2012 Estimated Operating Earnings Per Share(1)		Price/ 2013 Estimated Operating Earnings Per Share(1)		2012 Estimated Operating Return on Average Equity (2)	Price/ Book Value Per Share	Price/ Book Value Per Share Excluding AOCI(3)	Dividend. Yield
Presidential	1.4%	21.1x	(4)	16.9x	(4)	2.4%	0.38x	0.50x	2.5%
High	34.6%	11.6x		10.1x		13.5%	1.29x	1.46x	3.0%
Mean	10.2%	7.7x		7.0x		9.6%	0.57x	0.69x	1.6%
Median	7.3%	7.5x		6.9x		10.4%	0.52x	0.66x	1.4%
Low	(12.6%)	4.8x		3.6x		3.4%	0.21x	0.18x	0.0%

(1) Source: Earnings per share estimates for 2012 and 2013 are from First Call as of July 11, 2012.

(2) Calculated as 2012 estimated earnings divided by the average of December 31, 2011 stockholders’ equity (excluding AOCI) and December 31, 2012 estimated stockholders’ equity (excluding AOCI). December 31, 2012 estimated stockholders’ equity (excluding AOCI) calculated using 2012 estimated EPS, diluted shares outstanding and dividends per share as of the most recent reporting period to roll forward stockholders’ equity.

(3) Book value per share excluding AOCI.

(4) Estimated EPS based on management estimates of $0.48 for 2012 and $0.60 for 2013.

Source: Factset

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed eight merger transactions announced from January 1, 2010 through July 12, 2012 involving U.S. life and annuity insurers. The transactions reviewed are set forth in the following table:

Buyer	Target
Jackson National Life Insurance Co.	SRLC America Holding Corp.
Guggenheim Capital	Equitrust Life Insurance Co.(1)
Athene Holding Ltd.	Investors Insurance Corporation (SCOR SE)
Erie Insurance Exchange	Erie Family Life Insurance Company (2)
Athene Holding Ltd.	Liberty Life Insurance Co. (3)
Protective Life	United Investors Life Insurance Company (4)
Harbinger Capital Partners	OM Financial Life Insurance Company (5)
Industrial Alliance	American Amicable (6)

(1) GAAP stockholders’ equity estimated based on disclosed post-tax GAAP loss of $69 million, assuming a 35% tax rate; adjusted statutory capital & surplus reflects $32.7 million of asset valuation reserve (“AVR”).

(2) Statutory capital & surplus multiple reflects the implied whole-company valuation and is based on September 30, 2010 statutory capital & surplus of $199 million.

(3) Adjusted statutory capital & surplus multiple reflects AVR of $39.4 million.

(4) Represents total consideration of $342.9 million in cash at closing, plus additional consideration of $21.1 million paid during quarter ended March 31, 2011, plus closing dividend of $305 million.

(5) Book value multiple based on U.S. GAAP stockholders’ equity at December 31, 2010.

(6) GAAP multiples based on Canadian GAAP and estimated by Industrial Alliance as disclosed in their investor presentation dated May 13, 2010.

Sources: SNL Financial; Company Filings.

In each of the comparable transactions, Sandler O’Neill reviewed the following transaction pricing multiples: (i) transaction equity value to the last twelve months of GAAP net operating income, (ii) transaction equity value to GAAP book value, (iii) transaction enterprise value to statutory capital and surplus and (iv) transaction enterprise value to adjusted statutory capital and surplus. As set forth in the following table, Sandler O’Neill compared the proposed transaction pricing multiples for the Merger to the high, mean, median and low multiples for the comparable transactions:

	Transaction Equity Value/LTM GAAP Net Operating Income	Transaction Equity Value/ GAAP Book Value	Transaction Enterprise Value / Statutory Capital and Surplus	Transaction Enterprise Value / Adjusted Statutory Capital and Surplus(1)
Athene /Presidential	26.0x	0.52x	1.08x	0.94x
High	NA	1.25x	2.32x	2.02x
Mean	NA	0.84x	1.50x	1.43x
Median	NA	0.89x	1.65x	1.65x
Low	NA	0.26x	0.39x	0.39x

(1) Calculated as statutory capital and surplus plus asset valuation reserve.

Premiums Paid Analysis

Sandler O’Neill reviewed premiums paid to stock price in public acquisition transactions for (i) all financial services transactions with transaction values ranging from $100 million to $700 million announced between January 1, 2010 and July 11, 2012 and (ii) selected insurance transactions with transaction values ranging from $100 million to $700 million announced between January 1, 2008 and July 11, 2012, and compared such premiums with the premiums that the per share Merger Consideration represented relative to the closing price for Presidential’s common stock 1-day and 1-month prior to July 12, 2012.

	Presidential’s Share Price	Implied Premium	Financial Services Transactions Since January 1, 2010(1)	Insurance Industry Transactions Since January 1, 2008
Number of Transactions:			39	14
Premium Paid To Price 1-Day Prior to Announcement:	$10.13	38.2%
High			83.8%	69.7%
Mean			32.5%	32.2%
Median			32.9%	28.6%
Low			(46.0%)	3.3%
Premium Paid To Price 1-Month Prior to Announcement:	$8.94	56.6%
High			126.2%	89.3%
Mean			46.0%	34.0%
Median			38.3%	29.5%
Low			0.3%	0.3%

(1)	Reflects M&A transactions in banks, insurance, securities and investments, specialty finance and financial technology sectors.

Source: SNL Financial

Present Value Analysis

Sandler O’Neill performed an illustrative present value analysis to determine a range of implied present values per share of the Company’s common stock based on the financial projections prepared by the Company’s management. Sandler O’Neill used discount rates of 10%, 12.5% and 15%, terminal values calculated using multiples in the range of 0.55x-0.75x stockholders’ equity (excluding accumulated other comprehensive income) at December 31, 2016 and estimated net operating income for 2016 in the range of 8.0x-10.0x and assumed that the results were discounted to March 31, 2012. This analysis resulted in a range of implied present values per share of the Company’s common stock of $6.80 to $12.07.

Implied Present Value Per Share
	Terminal Stockholders’ Equity Multiple at December 31, 2016
Discount Rate(1)	0.55x	0.65x	0.75x
10.0%	$9.10	$10.59	$12.07
12.5%	8.23	9.56	10.90
15.0%	7.46	8.66	9.86

Terminal 2016E Net Income Multiple
Discount Rate(1)	8.0x	9.0x	10.0x
10.0%	$8.28	$9.20	$10.12
12.5%	7.49	8.32	9.14
15.0%	6.80	7.54	8.28

(1) Using data from Ibbotson Associates, the discount rate was calculated to be approximately 12.37% based on the sum of the risk free rate (10-Year US Treasury Yield of 1.52%), the 60-year equity risk premium (5.70%), size premium for companies with market capitalization in the range of $1 million to $423 million (3.89%) and insurance carrier industry premium (1.26%).

Source: Presidential’s Management

As described above, Sandler O’Neill’s opinion to Presidential’s board of directors was among many factors taken into consideration by the board in making its determination to approve the Merger Agreement and recommend the Merger. Such decisions were solely those of Presidential’s board of directors. The opinion of Sandler O’Neill was provided to Presidential’s board of directors and does not constitute a recommendation to any person, including the holders of the Company’s common stock, as to how such person should vote or act on any matter related to the Merger. Sandler O’Neill did not recommend any specific amount of consideration to the Company or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

Under the terms of Sandler O’Neill’s engagement letter, the Company agreed to pay Sandler O’Neill a fee of 0.90% of the aggregate equity value of the transaction, of which a non-refundable quarterly retainer fee in an amount equal to $25,000 became payable upon execution of the engagement letter and each quarter thereafter, up to a total maximum retainer fee of $100,000, until completion of the Merger or the earlier termination of the engagement, $300,000 became payable upon the delivery of Sandler O’Neill’s fairness opinion to Presidential’s board of directors and the balance of which is payable and contingent upon consummation of the Merger. In addition, the Company also agreed to reimburse Sandler O’Neill for certain out-of-pocket expenses, and to indemnify Sandler O’Neill, if necessary, against certain liabilities arising out of Sandler O’Neill’s engagement.

Sandler O’Neill is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of Sandler O’Neill’s business, it may trade in the Company’s securities for its own account or for the accounts of Sandler O’Neill customers, and may at any time hold a long or short position in such securities. Sandler O’Neill has not received investment banking fees from the Company in the past. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to the Company and Athene and their respective affiliates.

CERTAIN PROJECTIONS

Presidential does not, as a matter of course, publicly disclose projections as to its future financial performance. In connection with their due diligence review of our Company, we provided Athene with the Projections. The Projections were also provided to Sandler O’Neill for use in connection with its financial analyses, as summarized in “—Opinion of Sandler O’Neill + Partners, L.P.” The Projections were prepared on a basis consistent with the accounting principles used in our historical financial statements.

The Projections were not prepared with a view to public disclosure and are included in this proxy statement only to give stockholders access to the information that was made available, in whole or in part, to Athene, in connection with their due diligence review of Presidential, and to Sandler O’Neill for use in connection with its financial analyses summarized above, and are not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the merger or any other purposes, including whether or not to exercise dissenters’ rights under Delaware law. The Projections were not prepared with a view to compliance with published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or U.S. generally accepted accounting principles (“GAAP”). Furthermore, neither BDO USA, LLP, our independent auditor, nor any other independent accountants, has examined, reviewed, compiled or otherwise applied procedures to the Projections and, accordingly, assumes no responsibility for, and expresses no opinion on them. The Projections included in this proxy statement have been prepared by, and are the responsibility of, our management. The Projections were prepared in the ordinary course of the Company’s business planning process solely for the internal use of Presidential and are subjective in many respects.

In compiling the Projections, Presidential’s management took into account historical performance, combined with estimates regarding revenues, benefits and expenses and net income and these estimates were in turn developed taking into account trends in historical and expected operational performance on a variety of operational and financial metrics. Although the Projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as the conditions of the annuity and insurance industry and general economic, regulatory and market conditions, all of which are difficult to predict and beyond the control of our management, may cause the Projections or the underlying assumptions not to be reflective of actual future results. In addition, the Projections do not take into account any circumstances or events occurring after they were finalized on November 16, 2011 and, accordingly, do not give effect to the merger or any changes to our operations or strategy that may be implemented after the completion of the merger. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections. The inclusion of this information should not be regarded as an indication that Presidential, Athene, Sandler O’Neill or any other recipient of this information considered, or now considers, the Projections to be material information or predictive of actual future results.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to, update or otherwise revise the Projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the Projections are shown to be in error. The Projections constitute forward-looking statements, see “Cautionary Statement Concerning Forward-Looking Information.”

	Projected (in thousands)
Line Items	2012	2013	2014	2015	2016
Total Revenues	$232,800	$238,900	$277,000	$327,200	$440,900
Total Benefits and Expenses	$211,000	$211,800	$239,400	$276,200	$375,700
Net Income	$14,300	$17,700	$24,600	$33,400	$42,700
Earnings per Common Share, diluted	$0.48	$0.60	$0.83	$1.13	$1.44

GOVERNMENTAL AND REGULATORY APPROVALS AND NOTICES

The HSR Act provides that transactions such as the Merger may not be completed until certain information has been submitted to the FTC and the Antitrust Division of the DOJ and specified waiting period requirements have been satisfied. The Company and Athene each made their required filings with the Antitrust Division of the DOJ and the FTC on August 8, 2012.

However, at any time before or after consummation of the Merger, the Antitrust Division of the DOJ or the FTC may challenge the Merger on antitrust grounds. In addition, private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the Merger, divestiture of assets or damages under certain circumstances.

Additionally, at any time before or after consummation of the Merger, notwithstanding the termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the Merger will not be made or that, if a challenge is made, the Company and Athene will prevail.

In addition, the parties are also required to make filings with, and obtain approvals from, certain U.S. state insurance regulatory authorities. The Insurance Company is domiciled in the State of New York and GALAC is domiciled in the State of Ohio. As such, the Merger requires a filing with, and approval of, each of the NYSDFS and the Ohio Department of Insurance.

Generally, in both New York and Ohio, a person seeking to acquire voting securities, such as common stock, in an amount that would result in such person controlling, directly or indirectly, the domestic insurer, must file a statement requesting approval of the acquisition of control of the domestic insurer (which we refer to in this proxy statement as a “Form A”). At the time of closing, Athene’s ultimate controlling parties will be Apollo, Leon Black, Joshua Harris and Marc Rowan (which we refer to in this proxy statement as the “Athene UCPs”). The Athene UCPs have made a Form A filing with regard to the Insurance Company with the NYSDFS on July 31, 2012 and intend to make a Form A filing with regard to GALAC with the Ohio Department of Insurance in August 2012.

The respective insurance laws of New York and Ohio require prior approval of the Form A applications filed proposing to acquire control of domestic insurers. A hearing is not required with respect to such approval, although may be held as determined by the New York or Ohio regulatory authority. In addition, if the regulatory authority in either state intends to disapprove the Form A application, it may do so only after a hearing and the disapproval must be based on one or more prescribed statutory grounds. There is no statutorily prescribed time period in which the NYSDFS or the Ohio Department of Insurance must render a decision approving or disapproving the applicable Form A application. The NYSDFS and the Ohio Department of Insurance have discretion to request that the Athene UCPs furnish additional information before it deems the Form A filing complete.

In addition to the Form A applications described above, the following notifications and applications for approval or non-disapproval have been or will be filed with insurance regulatory authorities in connection with the Merger and related transactions:

•	Approval of the Delaware Department of Insurance in order for Athene, a Delaware domestic insurance company, to acquire the shares of the Insurance Company and GALAC.

•

Non-disapproval shall not have been received by Athene from the Delaware Department of Insurance or the NYSDFS, as applicable, after thirty days prior notice with respect to the Coinsurance Agreement and each Affiliate Agreement.

•	Approval by the NYSDFS of the Extraordinary Dividend in an amount at least equal to the Minimum Extraordinary Dividend Amount.

The foregoing approvals or absences of a disapproval, as applicable, without the imposition of a Burdensome Condition are required as conditions to Athene’s obligation to consummate the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger or require changes to the terms of the Merger Agreement that may have an adverse effect on the Company or Athene.

Other than the filings described above, we are not aware of any regulatory approvals required to be obtained, or waiting periods that must expire, to complete the Merger. If we discover that other approvals or waiting periods are necessary, we will seek to obtain or comply with them. If any additional approval or action is needed, however, we may be unable to obtain it, as is the case with respect to other necessary approvals. Even if we do obtain all necessary approvals, conditions may be placed on any such approval that could cause the Company or Athene to abandon the Merger.

FINANCING OF THE MERGER

The closing of the Merger is not conditioned on the receipt of financing by Athene. Athene expects to use a combination of cash on hand, liquid securities and equity contributions from its stockholders to pay the aggregate per share Merger Consideration and other amounts payable under the Merger agreement. If all other conditions to closing of the Merger have been satisfied, Athene will be obligated to consummate the Merger and pay the aggregate per share Merger Consideration and other amounts payable under the Merger agreement.

INTERESTS OF PRESIDENTIAL’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of Presidential’s board of directors that you vote to adopt the Merger Agreement, you should be aware that aside from their interests as Presidential stockholders, Presidential’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other Presidential stockholders generally. The members of Presidential’s board of directors were aware of and considered these interests, among other factors, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to Presidential’s stockholders that they adopt the Merger Agreement. Refer to the section entitled “The Merger—Background of the Merger” beginning on page 24 of this proxy statement, and the section entitled “The Merger —Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 39 of this proxy statement. Presidential’s stockholders should take these interests into account in deciding whether to vote “FOR” the adoption of the Merger Agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Arrangements with Presidential’s Executive Officers

Agreements with Donald L. Barnes, P.B. (Pete) Pheffer and Mark Abrams. In 2010, we entered into employment agreements with Donald L. Barnes, our President and Chief Executive Officer, P.B. (Pete) Pheffer, our Senior Vice President, Chief Financial Officer and Treasurer, and Mark Abrams, our Executive Vice President and Chief Investment Officer, which were amended and supplemented under letter agreements with each of the executives dated July 12, 2012. Under the agreements, in the event that the executive’s employment is terminated either:

•

by the Company without “cause” or by the executive for “good reason” (both as defined in the applicable employment agreement), or if the executive’s term of employment ends as a result of the Company providing a timely notice of non-renewal of the employment agreement, in each such case within nine months prior to the consummation of the Merger, and if such termination was at the request of Athene or by the executive for “good reason” if the “good reason” event arose in connection with, or as a result of, the Merger; or

•	by the Company without “cause” or by the executive for “good reason” within the two-year period immediately following the consummation of the Merger;

then, subject to the executive’s timely execution and non-revocation of a general release of claims, the executive will be entitled to the following compensation and benefits:

•	a lump sum payment equal to two times the executive’s base salary;

•	an additional lump sum payment determined based on when the Merger is consummated as follows:

	If the Merger is consummated in 2012 ($)	If the Merger is consummated in 2013 ($)
Donald L. Barnes	63,343	257,080
P.B. (Pete) Pheffer	22,161	123,090
Mark Abrams	41,913	123,090

•	additional payments, paid in approximate monthly installments, if the executive’s termination of employment occurs in 2012 or 2013 as follows:

	Total Aggregate Payment ($)	Paid in Approximate Monthly Installments of ($)
Donald L. Barnes	127,575	44,633
P.B. (Pete) Pheffer	358,398	30,643
Mark Abrams	182,992	31,517

which aggregate amount the executive will be required to repay to the Company in the event that the consummation of the Merger (or another change in control as defined in the applicable employment agreement) does not occur within 18 months following termination;

•

continued medical insurance for the shorter of three years following termination or the period the executive would be entitled to coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (which we refer to as COBRA in this proxy statement);

•	accelerated vesting of all unvested equity awards held by the executive;

•

except with respect to payments paid in approximate monthly installments described above, the executive will have the right to recover expenses (including reasonable attorney’s fees) if there is any action relating, directly or indirectly, to the executive’s rights to receive the foregoing payments and benefits;

•

“cause” generally means: (i) conviction of a felony (or entry of a plea of guilty or nolo contendere) involving acts of theft, fraud, embezzlement, dishonesty or moral turpitude; (ii) entry of a final order by a regulatory agency removing the executive from serving as an officer of the Insurance Company or permanently prohibiting him from participating in a material portion of the affairs of the Insurance Company; (iii) embezzlement or diversion of the Company’s or the Insurance Company’s funds or similar actions demonstrating untrustworthiness; or (iv) material neglect of duties or material misconduct that is not timely corrected; and

•

“good reason” generally means, any of the following events which are uncured after written notice: (i) any material diminution in the executive’s duties and/or authorities; (ii) any material diminution in the executive’s base salary; (iii) any material relocation of the executive’s officer from its current location; or (iv) a material breach of the employment agreement by the Insurance Company or the Company.

The foregoing payments and any other amounts payable to the executive that are “contingent upon a change in control” and deemed to be “parachute payments” (in each case as defined in Section 280G of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code” in this proxy statement)), will not in the aggregate exceed 299% of the executive’s “base amount” as defined under Code Section 280G.

In addition, Messrs. Barnes, Pheffer and Abrams are also required to comply with restrictive covenants, including non-solicitation and non-competition covenants that apply during the employment period and, in the case of the non-solicitation covenant, for the one-year period following termination of employment.

Letter Agreements with Mitchell R. Anderson and Duncan Szeto. In 2011, we entered into letter agreements with Mitchell R. Anderson, our Senior Vice President and Chief Marketing Officer, and Duncan Szeto, our Vice President and Chief Actuary. Under the letter agreements, in the event that the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (both as defined in the applicable letter agreement) within the one-year period immediately following the consummation of the Merger, subject to the executive’s timely execution and non-revocation of a general release of claims, the executive will be entitled to the following compensation and benefits:

•	12 months of continued base salary;

•	accelerated vesting of all unvested equity awards held by the executive; and

•

subject to the executive timely electing continued medical coverage under COBRA, monthly payments equal to the excess of the executive’s monthly COBRA premiums over the monthly premiums the executive would have paid as an active employee until the earliest of the first anniversary of the termination date, the date the executive obtains subsequent employment that offers medical benefits, and the date the executive is no longer eligible for COBRA continuation coverage.

If the foregoing payments and any other amounts payable to the executive would subject him to the excise tax under Code Section 4999 by reason of being “contingent upon a change in control” (as defined under Code Section 280G), then the aggregate present value of such payments will be reduced to 299% of the executive’s “base amount” as defined under Code Section 280G.

In addition, Messrs. Szeto and Anderson are also required to comply with restrictive covenants, including non-solicitation and non-competition covenants that apply during the employment period and the one-year period following termination of employment.

Letter Agreement with Jay M. Matalon. In 2011, we entered into a letter agreement with Jay M. Matalon, our Vice President and Chief Accounting Officer. Under the letter agreement, in the event that his employment is terminated by the Company without “cause” (as defined in the letter agreement) prior to or within 12 months following the consummation of the Merger, subject to his timely execution and non-revocation of a general release of claims, he will be entitled to 12 months of continued base salary, which is currently $255,000 per year.

Quantification of Payments. For an estimate of the amounts that would be payable to Messrs. Barnes, Pheffer, Abrams, Anderson and Szeto (who we refer to herein as our named executive officers) in connection with the Merger and a qualifying termination thereafter, refer to the section entitled “—Quantification of Payments and Benefits to Presidential’s Named Executive Officers” below.

Indemnification and Insurance. Pursuant to the terms of the Merger Agreement, Presidential’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. Such indemnification is further described in the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 71 of this proxy statement.

New Management Arrangements. As of the date of this proxy statement, neither Presidential nor Athene has entered into any agreements with Presidential’s management in connection with the Merger other than as described above, and Presidential has not amended any existing agreements with the executive officers other than as described above.

Prior to the effective time of the Merger, Athene or its affiliates may initiate negotiations of agreements, arrangements and understandings with certain executive officers of Presidential regarding compensation and benefits, and may enter into definitive agreements regarding employment with Athene or its affiliates, in each case, on a going-forward basis following the consummation of the Merger.

Quantification of Payments and Benefits to Presidential’s Named Executive Officers. The table below sets forth the amount of payments and benefits that each of our named executive officers would receive in connection with the Merger, assuming the consummation of the Merger occurred on August 1, 2012, and the employment of the named executive officer was terminated on such date by the surviving corporation without “cause” or by the named executive officer for “good reason.” The payments and benefits are subject to an advisory vote of Presidential’s stockholders, as described in the section entitled “—Advisory Vote on Golden Parachute Compensation” beginning on page 82 of this proxy statement. For additional details regarding the terms of the payments described below, refer to the section entitled “—Interests of Presidential’s Directors and Executive Officers in the Merger” beginning on page 53 of this proxy statement.

Presidential Golden Parachute Compensation

The information below is intended to comply with Item 402(t) of Regulation S–K, which requires disclosure of information about compensation for each named executive officer that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to Presidential’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of Presidential’s stockholders, as described below in this section.

The amounts set forth in the table below, which represent an estimate of each named executive officer’s golden parachute compensation, assume the following:

•

consummation of the Merger constitutes a change in control for purposes of the applicable compensation plan or agreement, and the Merger was consummated on August 1, 2012, the latest practicable date prior to the filing of this proxy statement;

•

the named executive officer’s employment was terminated by the Company without “cause” or the named executive officer resigned for “good reason” immediately following the consummation of the Merger, and the named executive officer timely executed and did not revoke a release; and

•	the price per share paid in the Merger was $14.00, the per share price payable under the Merger Agreement.

The amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions described above, and elsewhere in this proxy statement. These estimates will not be used to determine actual benefits paid or provided which will be calculated in accordance with terms of the Merger Agreement, the named executive officers agreement with Presidential or any other related agreement, plan or arrangement, as applicable, and may materially differ from these estimates. As a result, the golden parachute compensation, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Named	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)	Other ($)	Total ($)
Donald L. Barnes Vice Chairman of the Board of Directors and President and Chief Executive Officer	1,262,118	154,040		38,982			1,455,140
P.B. (Pete) Pheffer Senior Vice President, Chief Financial Officer and Treasurer	1,115,979	$73,494		51,694			1,241,167
Mark Abrams Executive Vice President, Chief Investment Officer	981,305	$73,494		38,982			1,093,781
Mitchell Anderson Senior Vice President, Chief Marketing officer	217,540	$27,470		17,231			262,241
Duncan Szeto Vice President, Chief Actuary	233,400	$31,570		0			264,970

(1)	Represents cash payments equal to, (i) with respect to Messrs. Barnes, Pheffer and Abrams, (x) lump sum payments of $1,071,200, $735,420, and $756,400, respectively, representing an amount equal to two times the executive’s base salary, (y) lump sum payments of $63,343, $22,161 and $41,913, respectively, and (z) payments in the aggregate amounts of $127,575, $358,398 and $182,992, respectively, paid in monthly installments; and (ii) with respect to Messrs. Szeto and Anderson, 12 months of base salary. The cash payments are “double-trigger” and will be paid in the event that the named executive officer’s employment is terminated (A) in the case of Messrs. Barnes, Pheffer and Abrams, either (1) without “cause” by the Company or for “good reason” by the executive during the two-year period following the date of the consummation of the Merger, or (2) without “cause” by the Company, for “good reason” by the executive or termination due to non-renewal of their employment agreements by the Company during the nine-month period prior to the consummation of the Merger if such termination was at the request of Athene or by the executive for “good reason” if the “good reason” event arose in connection with, or as a result of, the Merger; and (B) in the case of Messrs. Szeto and Anderson, either without “cause” by the Company or for “good reason” by the executive during the one-year period immediately following the date of the consummation of the Merger.

(2)	Represents the value of the acceleration of unvested stock options and restricted stock and the value of payments in cancellation of stock options and restricted stock as of the effective time of the Merger. See the section entitled “The Merger Agreement—Treatment of Stock Options and Restricted Stock” beginning on page 64 of this proxy statement for more information. Set forth below are the values of each category of unvested equity incentive awards that would vest in connection with the Merger, as well as the values of each category of equity incentive awards that will be cancelled in exchange for payment at the time of the Merger:

	Cash-Out of Equity Incentive Awards		Accelerated Vesting of Equity Incentive Awards
Name	Options ($)	Restricted Stock ($)	Options ($)	Restricted Stock ($)
Donald L. Barnes	$88,800	$65,240	$88,800	$65,240
P.B. (Pete) Pheffer	$42,680	$30,814	$42,680	$30,814
Mark Abrams	$42,680	$30,814	$42,680	$30,814
Duncan Szeto	$15,400	$16,170	$15,400	$16,170
Mitchell Anderson	$13,400	$14,070	$13,400	$14,070

(3)	With respect to Messrs. Barnes, Pheffer and Abrams, the amounts set forth in this column represent our costs for continued health insurance for a period of 36 months following termination. With respect to Mr. Anderson, the amounts set forth in this column represent our cost for monthly payments equal to the excess of the executive’s monthly COBRA premiums over the monthly premiums the executive would have paid as an active employee until the first anniversary of the termination date. Mr. Szeto is entitled to continuation of health benefits under his letter agreement at our cost until the first anniversary of the termination date, but as of August 8, 2012, he was not participating in the Company’s medical benefit plan.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general summary of certain material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) who receive cash for their shares of Presidential common stock in the Merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary deals only with shares of Presidential common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. Holder (as defined below) that has a functional currency other than the United States dollar;

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid United States federal income tax;

•	a person that holds the shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a United States expatriate.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the United States Internal Revenue Service (which we refer to as the “IRS” in this proxy statement) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not address the U.S. federal income tax consequences to holders of shares who demand appraisal rights under Delaware law.

THE DISCUSSION SET OUT HEREIN IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES. WE URGE YOU TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

For purposes of this discussion, we use the term “U.S. Holder” to mean a beneficial owner of shares of Presidential common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

For purposes of this discussion, we use the term “Non-U.S. Holder” to mean any beneficial owner of shares that is not a U.S. Holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Presidential common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding Presidential common stock should consult its tax advisor.

Certain Tax Consequences of the Merger to U.S. Holders. A U.S. Holder’s receipt of cash for shares of Presidential common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for shares of Presidential common stock pursuant to the Merger will recognize gain or loss equal to the difference, if any, between the amount of cash received in the Merger (determined before any deductions) and such U.S. Holder’s adjusted tax basis in its shares of Presidential common stock. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares is more than one year at the time of the Merger. Long-term capital gain recognized by an individual U.S. Holder generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses.

Certain Tax Consequences of the Merger to Non-U.S. Holders. A Non-U.S. Holder’s receipt of cash for shares of Presidential common stock pursuant to the Merger generally will be exempt from U.S. federal income tax unless:

•	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the Merger and certain other conditions are met; or

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

•

Presidential is or has been a United States real property holding corporation (which we refer to as a “USRPHC” in this proxy statement) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the Non-U.S. Holder held shares.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the receipt of cash pursuant to the Merger, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the United States. Non-U.S. Holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. Holders are urged to consult any applicable tax treaties that may provide for different rules.

With respect to the third bullet point above, the determination whether Presidential is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. The Merger Agreement requires Presidential to deliver a certificate to Athene stating that Presidential has not been a USRPHC for U.S. federal income tax purposes during the time described above. Because the shares are regularly traded on an established securities market (within the meaning of applicable Treasury regulations), even if Presidential constitutes a USRPHC, any gain realized on the receipt of cash for shares pursuant to the Merger generally will be subject to U.S. federal income tax only if the Non-U.S. Holder held (actually or constructively) more than five percent of the shares at any time during the five-year period ending on the date of the Merger.

Information Reporting and Backup Withholding. All payments to which a holder would be entitled pursuant to the Merger will be subject to backup withholding at a rate of 28%, unless such holder (i) is a corporation, a Non-U.S. Holder or another exempt recipient; or (ii) provides a taxpayer identification number (which we refer to as a “TIN” in this proxy statement) and certifies that no loss of exemption from backup withholding has occurred. A U.S. Holder should complete and sign the IRS Form W-9 that will be included with the letter of transmittal, to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. A Non-U.S. Holder must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient.

If a U.S. Holder does not provide a correct TIN, such U.S. Holder may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Holders are urged to consult their independent tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the Merger is completed, Presidential’s common stock will no longer be traded on NASDAQ and will be deregistered under the Exchange Act. We will no longer be required to file periodic reports with the SEC in respect of our common stock.

LITIGATION RELATING TO THE MERGER

We, our directors, Athene and Merger Sub were named as defendants in two putative class action complaints filed in the Supreme Court of the State of New York, County of Rockland. One complaint is captioned Katen Patel v. Presidential Life Corp., Donald L. Barnes, John D. McMahon, Dominic F. D’Adamo, William A. Demilt, Ross B. Levin, Lawrence Read, Lawrence Rivkin, Stanley Rubin, Frank A. Shepard, William M. Trust Jr., Athene Annuity & Life Assurance Company and Eagle Acquisition Corp., and was filed on July 18, 2012 (which we refer to in this proxy statement as the “Patel Complaint”). The second complaint (which we refer to in this proxy statement as the “Palmisano Complaint”) was brought in the name of an Anthony Palmisano, as plaintiff, and names the same defendants as the Patel Complaint. The Palmisano Complaint was filed on July 30, 2012.

The Patel Complaint, purportedly brought on behalf of a class of stockholders, alleges that our directors breached their fiduciary duties in connection with the proposed Merger because, among other things, the proposed Merger is the product of a flawed process, the Merger Agreement contains preclusive deal protection terms and our directors failed to properly value Presidential. The complaint further alleges that Athene aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including enjoining us from consummating the Merger, and damages, in addition to fees and costs. The Palmisano Complaint asserts substantially the same allegations and purported claims, and seeks essentially the same relief, as the Patel Complaint.

We believe that the claims asserted in these suits are without merit and intend to vigorously defend these matters.

THE MERGER AGREEMENT

The summary of the material provisions of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of Presidential, Athene, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Presidential’s public disclosures. The summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We urge you to carefully read the Merger Agreement in its entirety. Capitalized terms used in this proxy statement and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. Unless stated otherwise, section references used herein refer to the respective sections of the Merger Agreement.

THE MERGER

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the effective time of the Merger, Merger Sub will be merged with and into Presidential and, as a result of the Merger, the separate corporate existence of Merger Sub will cease and Presidential will continue as the surviving corporation and become a wholly owned subsidiary of Athene. Immediately after the Merger, Presidential will continue to be governed by the DGCL, and all of its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger.

The closing of the Merger will occur on the last business day of the month during which the last of the conditions set forth in the Merger Agreement and described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 74 of this proxy statement (other than the conditions that by their nature are to be satisfied at the closing, subject to the satisfaction or, to the extent permissible, waiver of those conditions at the closing) have been satisfied or waived in accordance with the Merger Agreement or, if such date occurs less than two business days prior to the last business day of any month, on the last business day of the immediately succeeding month, at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036-8299, unless another time, date or place is agreed to in writing by the parties. The Merger will become effective when the certificate of Merger has been duly filed with the Delaware Secretary of State or at a later time as agreed to by the parties and specified in the certificate of Merger.

At the effective time of the Merger, Athene will become the sole owner of Presidential and its business. Therefore, current stockholders of Presidential will cease to have direct or indirect ownership interests in Presidential or rights as stockholders of Presidential, will not participate in any future earnings or growth of Presidential, will not benefit from any appreciation in value of Presidential and will not bear the future risks of Presidential’s operations.

Following the completion of the Merger, Presidential’s common stock will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, Presidential will be a privately held corporation, and there will be no public market for shares of Presidential’s common stock. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Presidential. After the effective date of the Merger, Presidential will also no longer be required to file periodic reports with the SEC on account of shares of Presidential’s common stock.

Also at the effective time of the Merger, the certificate of incorporation of the Company will be amended and restated in its entirety, by virtue of the Merger, to read as set forth on an exhibit to the Merger Agreement. The bylaws of Merger Sub as in effect immediately prior to the effective time of the Merger will become the bylaws of the surviving corporation. The directors of Merger Sub immediately prior to the effective time of the Merger will be the directors of the surviving corporation, and the officers of the Company at the effective time of the Merger will be the initial officers of the surviving corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors are duly appointed and qualified, or until their earlier death, resignation or removal.

THE MERGER CONSIDERATION AND THE CONVERSION OF PRESIDENTIAL’S CAPITAL STOCK

At the effective time of the Merger, by virtue of the Merger, each share of Presidential common stock issued and outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive $14.00 in cash, without interest and less any applicable tax withholdings, other than the following shares:

•

shares of Presidential common stock owned by Athene, Presidential or any wholly owned subsidiary of Athene or Presidential (other than shares of Presidential common stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties), in each case immediately prior to the effective time of the Merger, which will be cancelled and no payment will be made with respect thereto; and

•

shares of Presidential common stock which are held by stockholders that have not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who have properly exercised their appraisal rights in accordance with Delaware law.

If, during the period between the date of the Merger Agreement and the effective time of the Merger, any change in the outstanding shares of capital stock of Presidential occurs as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose is established, the per share Merger Consideration and any other amounts payable pursuant to the Merger Agreement will be appropriately adjusted.

Each share of common stock of Merger Sub outstanding immediately prior to the effective time of the Merger will be converted into and become one share of common stock of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation.

PAYMENT PROCEDURES

Athene will deposit, or cause to be deposited, on a timely basis after the effective time of the Merger, with a paying agent, for the benefit of the holders of Certificates and Book-Entry Shares and Company Options, for payment through the paying agent, sufficient funds for the payment of the aggregate Merger Consideration and other amounts payable pursuant to the Merger Agreement.

As soon as reasonably practicable after the effective time of the Merger and in any event not later than the fifth business day following the effective time of the Merger, the paying agent will mail to each holder of record of a Certificate or Book-Entry Share immediately prior to the effective time of the Merger a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates or Book-Entry Shares will pass, only upon delivery of the Certificates or Book-Entry Shares to the paying agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the

Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Share for cancellation to the paying agent or to such other agent or agents as may be appointed by Athene, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Presidential common stock formerly represented by such Certificate or Book-Entry Share less any required withholding of taxes and such Certificate or Book-Entry Share so surrendered will be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK

Stock Options. As of the effective time of the Merger, each stock option outstanding immediately before the effective time of the Merger, whether or not then exercisable or vested, by virtue of the Merger and without any action by any party, will be cancelled and converted into the right to receive from Athene or the surviving corporation promptly following the effective time of the Merger an amount in cash, if any, without interest, equal to the per share Merger Consideration less the per share exercise price of the applicable stock option, multiplied by the aggregate number of shares of Presidential common stock that may be acquired upon exercise of such stock option immediately before the effective time of the Merger, subject to applicable tax withholding.

Restricted Stock. Immediately prior to the effective time of the Merger, any then outstanding restricted shares of Presidential common stock held under the Equity Plan will become fully vested, subject to applicable tax withholding. All shares of Presidential common stock then outstanding as a result of the full vesting of the restricted shares of Presidential common stock will be cancelled at the effective time of the Merger and converted into the right to receive the per share Merger Consideration.

STOCKHOLDERS’ MEETING

Presidential is obligated to hold the Special Meeting as soon as practicable for the purpose of considering the adoption of the Merger Agreement and the approval of the Merger and must use its reasonable best efforts to obtain at the Special Meeting the Company Stockholder Approval. These obligations are not affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) any Change in Recommendation.

Presidential may, from time to time, adjourn, postpone or recess the Special Meeting, including to solicit additional proxies in favor of the Merger Agreement or to ensure that any supplement or amendment to this proxy statement is provided to the stockholders of the Company sufficiently in advance of the vote to be held at such meeting, provided that the Special Meeting may not be adjourned to a date that is later than 30 days after the date for which the Special Meeting was originally scheduled in this proxy statement as mailed to Presidential’s stockholders.

REPRESENTATIONS AND WARRANTIES

In the Merger Agreement, Presidential has made representations and warranties to Athene and Merger Sub with respect to, among other things:

•	the due organization, valid existence, good standing, power and authority of Presidential and its subsidiaries;

•	the required vote of Presidential’s stockholders;

•	its authority to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against Presidential;

•

its capitalization, including the number of shares of Presidential common stock issued and outstanding and the number of shares of Presidential common stock underlying outstanding options and other stock-based awards;

•	the ownership of capital stock or equivalent equity interests of each of its subsidiaries, free and clean of all liens;

•

the absence of conflicts with, creation of liens upon, or defaults under Presidential’s or its subsidiaries’ constituent documents, certain agreements or applicable laws as a result of entering into the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	its SEC filings and filings with the NYSDFS since January 1, 2009, including financial statements contained therein;

•	its internal controls;

•	the absence of material impairments of Presidential’s and its subsidiaries’ assets not reflected on Presidential’s financial statements for the period ended December 31, 2011;

•	the absence of undisclosed liabilities;

•

its conduct of business and the absence of certain changes, including that since September 30, 2011, there has not occurred any event that constitutes or would reasonably be expected to result in a “Company Material Adverse Effect” (as defined below);

•	matters with respect to Presidential’s material contracts;

•	its compliance with laws and permits;

•	the absence of certain litigation or investigations;

•	information relating to Presidential’s customers;

•	tax matters and insurance product-related tax matters;

•	compliance with environmental laws and regulations and other environmental matters;

•	matters related to employee benefit plans;

•	labor and employment matters;

•	owned and leased real property;

•	intellectual property matters;

•	ownership of investment assets;

•	insurance matters and the licensing and appointment of insurance producers;

•	the absence of undisclosed brokers’ fees and expenses;

•	the form of this proxy statement;

•	the inapplicability of the Investment Company Act of 1940, as amended;

•	the receipt by Presidential’s board of directors of a fairness opinion from Sandler O’Neill; and

•	the inapplicability of Section 203 of the DGCL and other anti-takeover statues.

A number of the representations and warranties in the Merger Agreement made by Presidential are qualified by a “materiality” or “Company Material Adverse Effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have Company Material Adverse Effect).

Under the Merger Agreement, a “Company Material Adverse Effect” means any material adverse change or effect on (a) the business, condition (financial or otherwise), assets or results of operations of the Company and its subsidiaries, taken as a whole, or (b) the ability of the Company to consummate timely the transactions contemplated by the Merger Agreement and to perform timely its obligations under the Merger Agreement. However, no change or effect to the extent resulting from the following will be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect:

(i)	changes generally affecting the industries or markets in which the Company and its subsidiaries operate (except for such changes that disproportionately impact the Company or its subsidiaries as compared to other companies of similar size to the Company and its subsidiaries, operating in the same lines of business within the insurance industry in which the Company and its subsidiaries operate);

(ii)	changes in general political, economic or business conditions, including the commencement or escalation of a war, armed hostilities or acts of terrorism (except for such changes that disproportionately impact the Company or its subsidiaries as compared to other companies of similar size to the Company and its subsidiaries, operating in the same lines of business within the insurance industry in which the Company and its subsidiaries operate);

(iii)	changes in general securities or financial market conditions, including changes in interest rates or currency exchange rates, that do not disproportionately impact the Company or its subsidiaries as compared to other companies of similar size to the Company and its subsidiaries, operating in the same lines of business within the insurance industry in which the Company and its subsidiaries operate;

(iv)	changes or proposed changes in any laws, rules, regulations, generally accepted accounting principles in the United States (which we refer to as “GAAP” in this proxy statement) or other accounting standards (except for such changes that disproportionately impact the Company or its subsidiaries as compared to other companies of similar size to the Company and its subsidiaries, operating in the same lines of business within the insurance industry in which the Company and its subsidiaries operate);

(v)	the announcement of the Merger Agreement or the proposed sale of the Company or the pendency of the transactions contemplated by the Merger Agreement;

(vi)	any action required by the Merger Agreement or taken at the written request of Athene or Merger Sub, or any action otherwise taken by Athene, Merger Sub or any of their affiliates; or

(vii)	any failure by the Company or its subsidiaries to meet analysts’ or internal earnings estimates or financial projections or forecasts or any change in the price or trading volume of Presidential’s common stock (but not any facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect).

In the Merger Agreement, Athene and Merger Sub have made representations and warranties to Presidential with respect to, among other things:

•	the due organization, valid existence, good standing, power and authority of Athene and Merger Sub;

•

the authority of each of Athene and Merger Sub to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against each of Athene and Merger Sub;

•

the absence of conflicts with, creation of liens upon, or defaults under Athene’s or Merger Sub’s constituent documents, certain agreements or applicable laws as a result of entering into the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	the absence of certain litigation or investigations;

•	the accuracy and compliance with applicable securities laws of the information supplied by Athene and Merger Sub in this proxy statement;

•	the capitalization and operations of Merger Sub;

•	the board vote of Athene and Merger Sub;

•	the absence of undisclosed brokers’ fees and expenses;

•	the absence of any agreements with Presidential’s board of directors, management or any stockholder;

•	Athene and Merger Sub’s status as an “interested stockholder” of Presidential as defined in Section 203 of the DGCL; and

•

the sufficiency of funds to consummate the transactions contemplated by the Merger Agreement, including for the payment of the aggregate consideration to be paid to holders of shares of Presidential common stock.

A number of the representations and warranties in the Merger Agreement made by Athene are qualified by a “materiality” or “Parent Material Adverse Effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a Parent Material Adverse Effect). Under the Merger Agreement, a “Parent Material Adverse Effect” means any material adverse change or effect on the ability of Athene or Merger Sub to consummate timely the transactions contemplated by the Merger Agreement or to perform timely their obligations under the Merger Agreement.

The representations and warranties contained in the Merger Agreement will not survive the effective time of the Merger or the termination of the Merger Agreement.

COVENANTS REGARDING CONDUCT OF BUSINESS BY PRESIDENTIAL PENDING THE MERGER

Subject to certain exceptions or as consented to in writing by Athene, during the period from the date of the Merger Agreement to the earlier of the effective time of the Merger and the date, if any, on which the Merger Agreement is terminated, the Company will, and will cause its subsidiaries to, carry on its business in the ordinary course of business, consistent with past practices, and use reasonable best efforts to preserve intact its business organization, keep available the services of its current officers and employees, maintain in effect all material licenses and permits required to carry on their respective businesses, maintain in effect any exemptive orders or exemptive relief that they have received from the SEC and that are currently in effect and preserve their material business relationships.

In addition, subject to certain exceptions or as consented to in writing by Athene, during the period from the date of the Merger Agreement to the earlier of the effective time of the Merger or the date, if any, on which the Merger Agreement is terminated, the Company will not, and will not permit any of its subsidiaries to:

•

issue, deliver, sell, dispose of, pledge or otherwise encumber (i) any shares of capital stock of the Company or any of its subsidiaries, or any securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements to purchase any shares of capital stock of the Company or any of its subsidiaries or (ii) any other securities of the Company or any of its subsidiaries in respect of, in lieu of or in substitution for Presidential common stock outstanding on the date hereof;

•	redeem, purchase or otherwise acquire any outstanding Presidential common stock;

•

split, combine, subdivide or reclassify any Presidential common stock or declare, set aside for payment or pay any dividend or distribution in respect of any Presidential common stock or otherwise make any payments to Presidential stockholders in their capacity as such, other than the Extraordinary Dividend and dividends by the Insurance Company or any wholly owned subsidiary of the Company or regular quarterly dividends on Presidential’s common stock, if and when declared by Presidential’s board of directors consistent with past practice and not to exceed $0.0625 per share per quarter;

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, other than the Merger;

•

acquire, sell, lease or dispose of any owned real property, or any other assets that are material to the Company and its subsidiaries, taken as a whole, except in the ordinary course of business, consistent with past practices, or pursuant to contracts as in effect prior to the date of the Merger Agreement;

•	acquire any person or other business organization or assets or liabilities comprising a business or a segment, division or line of business of any other person or create or acquire any subsidiaries;

•	make any capital expenditure in excess of $50,000 for any individual transactions or $100,000 in the aggregate;

•

other than in the ordinary course of business, consistent with past practices, incur any material indebtedness for borrowed money in addition to that incurred as of the date of the Merger Agreement or guarantee any such indebtedness;

•	default under any indebtedness or cancel or compromise any indebtedness or waive any material rights relating thereto;

•

make any loans, advances or capital contributions to any other person, other than to the Company or any subsidiary of the Company, or in the ordinary course of business, consistent with past practices;

•	change the investment policies or guidelines of the Company and its subsidiaries, except as required by applicable law;

•	incur, create or assume any lien, other than certain permitted liens described in the Merger Agreement;

•

except as may be required under any employee benefit plan or any outstanding equity awards, grant any increase in, take any action to forgive the indebtedness of, accelerate the vesting or payment or fund or in any other way secure the payment of, the compensation and benefits of any of the Company’s directors, officers, key employees, consultants or independent contractors;

•

terminate the employment of any officer of the Company or any of its subsidiaries other than for “cause” (as such term is defined under any employment, severance or other agreement with such officer), take any action (or fail to take any action) if such action or failure would reasonably be expected to constitute “good reason” for any officer of the Company or any of its subsidiaries to terminate such officer’s employment, or, except as may be required under any employee benefit plan, enter into any employment or severance agreement with any director, officer, key employee, consultant or independent contractor, enter into any collective bargaining agreement or adopt, terminate or amend any employee benefit plan;

•

make any material change in any of the accounting methods used by the Company unless required by GAAP, applicable statutory accounting principles prescribed or permitted by the NYSDFS or applicable law;

•

(A) make, revoke or amend any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, settle any tax claim or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or take or omit to take any other action, if such action or omission would have the effect of materially increasing the tax liability or reducing any tax attribute of the Company or any of its subsidiaries, or (B) make any payment under any agreement providing for the allocation or sharing of taxes (other than agreements with or among the Company or any of its subsidiaries);

•	amend an organizational document of the Company or any of its subsidiaries;

•

make any change in any of the policies, guidelines, practices, principles, standards, procedures or systems with respect to the Company’s or any of its subsidiaries’ reinsurance, claims administration, reserving, actuarial determinations, pricing, hedging, Producer compensation, policy retention and conservation or underwriting, subject to certain exceptions;

•

modify or amend in any material respect or terminate any material contracts, as enumerated in the Merger Agreement, or reinsurance agreements, as enumerated in the Merger Agreement, or waive, release or assign any material rights or claims thereunder or enter into any contract or agreement that would, if entered into prior to the date of the Merger Agreement, have been set forth in the Merger Agreement as a material contract or reinsurance agreement;

•	enter into any new line of business, or introduce any new products or services, or change in any material respect existing products or services, except as may be required by applicable law;

•

settle or compromise or agree to the dismissal of any claim, action, suit, litigation, arbitration, investigation, inquiry, hearing, charge, complaint, demand, notice or other proceeding (except for claims under any insurance contracts within applicable policy limits), including any stockholder litigation against the Company or any of its directors or executive officers relating to the transactions contemplated by the Merger Agreement (and Athene will have the right to participate in the defense or settlement of any such litigation), other than any settlement or compromise that involves solely cash payments of less than $50,000 in the aggregate; or

•	enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

NO SOLICITATION

Upon execution of the Merger Agreement, the Company was required to, and was required to cause each of its representatives to, immediately cease all solicitations, discussions, negotiations and access to non-public information with, to or by any person (other than Athene or Merger Sub) with respect to any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal (as defined below). In addition, the Company may not, and must cause its representatives to not, continue or resume any solicitations, discussions, negotiations or access to nonpublic information with, by or to any person (other than Athene and Merger Sub) with which the Company entered into a confidentiality, standstill or similar agreement before the execution of the Merger Agreement or had discussions or negotiations before the execution of the Merger Agreement regarding any proposal that constituted, or could reasonably have been expected to lead to, any Acquisition Proposal (which persons we refer to in this proxy statement as “Prior Company Bidders”). The Company was required to promptly request that each Prior Company Bidder in possession of nonpublic information that was furnished by or on behalf of the Company or any of its subsidiaries in connection with the consideration of any potential Acquisition Proposal return or destroy all such nonpublic information and immediately terminate all physical and electronic dataroom access previously granted to any Prior Company Bidder. Neither the Company nor its board of directors may waive the benefits of, provide any consent under, fail to enforce or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

The Company will not, and will cause its subsidiaries not to, and will cause the Company’s and its subsidiaries’ officers, directors, employees and other representatives not to:

•	initiate, solicit, encourage or knowingly facilitate any inquiries with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal;

•

engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information to, or otherwise cooperate with, knowingly assist, or participate in, facilitate or encourage any effort by, any person relating to any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal;

•	approve, endorse or recommend (or propose publicly to do so) any Acquisition Proposal; or

•	enter into any letter of intent, agreement or agreement in principle relating to any Acquisition Proposal.

Notwithstanding the foregoing, at any time prior to obtaining the approval of the adoption of the Merger Agreement by Presidential’s stockholders, the Company and its board of directors may participate in discussions or negotiations with, or furnish any information (pursuant to a confidentiality agreement) to, any person (other than a Prior Company Bidder) making an Acquisition Proposal if the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal (as defined below) that was not solicited by the Company and that did not otherwise result from a breach of the Company’s no solicitation obligations in the Merger Agreement (described above). The Company will provide to Athene copies of all nonpublic information that is made available to any such third party before it is provided or made available to such third party. In addition, nothing in the Merger Agreement will restrict the Company from making any disclosure to the Company’s stockholders if Presidential’s board of directors determines, based on the advice of outside legal counsel, that failure make such disclosure would be reasonably likely to give rise to a violation of law, so long as such disclosure is limited to (x) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act, (y) an express rejection of an Acquisition Proposal or (z) an express reaffirmation of the board of director’s recommendation that Presidential’s stockholders adopt the Merger Agreement.

In addition, the Company will promptly (and in any event within one business day) notify Athene of the receipt by the Company of any proposal or inquiry that constitutes or could reasonably be expected to lead to an Acquisition Proposal, including a copy of any written proposal, or a written summary of the material terms of any unwritten proposal, and the identity of the person(s) making the proposal or inquiry. The Company will keep Athene fully informed on a current basis of the status of any such proposal or inquiry, including any change to the material terms thereof, and provide to Athene within one business day after receipt copies of all correspondence and other written material exchanged between the Company and any third party in connection with any proposal or inquiry. The Company is not required to comply with the foregoing notice requirements to the extent that Presidential’s board of directors determines in good faith, based on the advice of outside legal counsel, that such compliance would be inconsistent with their fiduciary duties, provided, that the Company must promptly notify Athene of the fact of such determination.

For purposes of this proxy statement, an “Acquisition Proposal” refers to any inquiry, offer or proposal made by any person other than Athene, Merger Sub or any of their affiliates, relating to any (i) merger, consolidation or other business combination involving the Company or any of its subsidiaries, pursuant to which such person would own 20% or more of the consolidated assets, revenues or net income of the Company, (ii) sale, lease, license or other disposition of assets of the Company or any of its subsidiaries representing 20% or more of the consolidated assets, revenues or net income of the Company, (iii) issuance, sale or other disposition of equity interests representing 20% or more of the voting power of the Company, (iv) transaction or series of transactions in which any person would acquire beneficial ownership or the right to acquire beneficial ownership of equity interests representing 20% or more of the outstanding voting capital stock of the Company or (v) any combination of the foregoing.

For purposes of this proxy statement, a “Superior Proposal” refers to any bona fide written Acquisition Proposal made by a person (other than a Prior Company Bidder) for which any necessary financing is committed that the Company’s board of directors determines, in good faith, after consultation with its outside legal counsel and its independent financial advisor, to be (i) more favorable to the Company and its stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement (taking into account, among other things, any adjustments to the terms and conditions proposed by Athene in response to such proposal in accordance with the terms of the Merger Agreement) and (ii) reasonably capable of being consummated. For purposes of the definition of Superior Proposal all references to “20%” in the definition of “Acquisition Proposal” are deemed to be references to “all or substantially all.”

PRESIDENTIAL’S BOARD OF DIRECTORS’ RECOMMENDATION

Presidential’s board of directors has unanimously resolved to recommend that the holders of shares of common stock of Presidential adopt the Merger Agreement.

If the Company and its subsidiaries have otherwise complied with their no solicitation obligations as set forth in the Merger Agreement (as described above), at any time prior to (but not after) obtaining the Company Stockholder Approval, and after complying with the obligations described in the next paragraph, Presidential’s board of directors may take the following actions (which we refer to as a “Change in Recommendation” in this proxy statement) if and only if Presidential’s board of directors determines, in good faith (after consultation with its outside legal counsel), that such action is necessary in order for the directors to comply with their fiduciary duties under applicable law:

•

approve, endorse or recommend a Superior Proposal and terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal (subject to paying Athene a termination fee of $18.0 million and reimbursing certain of Athene’s transaction expenses); or

•	modify or amend in a manner adverse to Athene or withdraw the Company Recommendation.

Presidential’s board of directors may not make a Change in Recommendation unless (i) the Company promptly notifies Athene in writing of its intention to take such action within four business days before taking such action, which notice must include the identity of the offeror and a copy of the most current version of such Superior Proposal, (ii) for four business days following the delivery of such notice, the Company negotiates in good faith with Athene with respect to any revised proposal from Athene to acquire the Company and (iii) after such four business day period, the board of directors of Company determines that such proposal remains a Superior Proposal.

INDEMNIFICATION AND INSURANCE

From and after the effective time of the Merger, Athene and the surviving corporation will indemnify and hold harmless the individuals who at any time prior to the effective time of the Merger were directors or officers of the Company or any of its present or former subsidiaries (which we refer to as the “indemnified parties” in this proxy statement) against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the effective time of the Merger (including the transactions contemplated by the Merger Agreement) to the fullest extent a Delaware corporation is permitted by law to indemnify its directors and officers. In addition, Athene and the surviving corporation will promptly advance expenses as incurred to the fullest extent a Delaware corporation is permitted by law to advance expenses to its directors and officers. The organizational documents of the surviving corporation will contain provisions with respect to indemnification and advancement of expenses to the fullest extent permitted by law. Athene has agreed to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing any of the foregoing obligations.

For six years after the effective time of the Merger, Athene and the surviving corporation will maintain the current directors’ and officers’ liability insurance and fiduciary liability insurance policies maintained by the Company for the indemnified parties and any other employees, agents or other individuals otherwise covered by such insurance policies with respect to matters occurring at or prior to the effective time of the Merger (including the transactions contemplated by the Merger Agreement) (or substitute policies with similar coverage, terms and conditions). Athene is not required to pay aggregate annual premiums for such insurance policies in excess of 250% of the last annual premium paid by the Company its existing directors’ and officers’ liability insurance and fiduciary liability insurance policies (which we refer to in this proxy statement as the “maximum premium”).

Prior to the effective time of the Merger, the Company, at its option, may purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current directors’ and officers’ liability insurance and fiduciary liability insurance policies maintained by the Company with respect to matters arising on or before the effective time of the Merger (including the transactions contemplated by the Merger Agreement). The Company may not pay aggregate annual premiums for such policy in excess of the maximum premium. If such “tail” prepaid policy is obtained by the Company prior to the effective time of the Merger, Athene must maintain such policy in full force and effect for its full term, and neither Athene nor the surviving corporation will have any further obligations to purchase or pay for any other insurance policies under the Merger Agreement.

EMPLOYEE BENEFITS

Athene has agreed to cause the surviving corporation to, until the first anniversary of the effective time of the Merger, maintain for each employee and officer of Presidential or any of its subsidiaries at the effective time of the Merger, salary, wages and other cash compensation opportunities (including cash bonus and commission opportunities and other incentive awards) and employee benefits (excluding equity or equity-based programs) that in the aggregate are substantially comparable to the salary, wages and other cash compensation opportunities (including cash bonus and commission opportunities and other cash incentive awards) and employee benefits (excluding equity or equity-based programs) provided to such employees and officers immediately prior to the effective time of the Merger.

Athene has also agreed to give each employee and officer of Presidential or any of its subsidiaries at the effective time of the Merger full credit for purposes of eligibility, vesting and level of benefits under benefit plans and arrangements maintained for the benefit of employees and officers of Presidential and its subsidiaries after the effective time of the Merger by Athene, to the same extent such service is recognized by Presidential and its subsidiaries immediately prior to the effective time of the Merger. Athene has also agreed, with respect to certain specified benefits plans, to waive pre-existing condition limits, and to recognize deductible and out-of-pocket expenses paid by employees and officers of Presidential and its subsidiaries during the calendar year in which the Merger closes.

REASONABLE BEST EFFORTS

Upon the terms and subject to the conditions set forth in the Merger Agreement, the Company and Athene will each use their reasonable best efforts to, among other things, promptly:

•

take, or cause to be taken, all actions, and do, or to cause to be done, and assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable law or otherwise to ensure that all conditions set forth in the Merger Agreement are satisfied and the Merger is consummated;

•

obtain any clearances, waivers, consents, approvals, authorizations, licenses, permits or orders from governmental entities necessary to consummate of the transactions contemplated by the Merger Agreement;

•

make all necessary registrations and filings under applicable federal or state securities laws, the HSR Act, and any applicable U.S. state insurance laws (including approval of the requested Extraordinary Dividend, the Coinsurance Agreement and the transactions contemplated by the Coinsurance Agreement (which we refer to as the “Reinsurance Transaction” in this proxy statement);

•	keep the other party informed of any material communication received from or given to, any governmental entity or private party relating to the transactions contemplated by the Merger Agreement;

•

permit the other party to review any material communication delivered to, and consult with the other party in advance of any meeting or conference with, any governmental entity or private party relating to the transactions contemplated by the Merger Agreement, and give the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted);

•	avoid the entry of, or have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the closing of the Merger; and

•	obtain, and cooperate in obtaining, any required consents of third parties.

Notwithstanding the foregoing obligations, Athene is not obligated to take or refrain from taking or to agree to Athene, any of its subsidiaries or affiliates, or the Company or any of its subsidiaries taking or refraining from any action, or to suffer to exist any condition, limitation, restriction or requirement that would reasonably be likely to result in a Burdensome Condition.

For purposes of this proxy statement, “Burdensome Condition” generally refers to any of the following, subject to certain exceptions agreed to by Presidential and Athene as set forth on a schedule to the Merger Agreement:

•

any condition which has the effect of subjecting the Company or any of its subsidiaries or Athene or any of its subsidiaries or affiliates to any law, actuarial standard or accounting standard that is materially different from the laws, actuarial standards or accounting standards generally applicable to New York domestic life insurance companies or persons in such domestic life insurer’s holding company system;

•

a material negative effect on the business or the assets, liabilities, properties, operations, results of operations or condition (financial or otherwise) of the Company or any of its subsidiaries or Athene or any of its subsidiaries or affiliates, including a material change in the laws applicable to the Company and its subsidiaries to the extent such change disproportionately impacts the Company or its subsidiaries as compared to other companies of similar size to the Company and its subsidiaries, operating in the same lines of business within the insurance industry in which the company and its subsidiaries operate;

•

any requirement to sell, divest, operate in a specified manner, hold separate or discontinue or limit any assets, liabilities, businesses, operations of Athene or any of its subsidiaries or affiliates or the Company or any of its subsidiaries;

•

any requirement relating to the contribution of capital, keep-well or capital maintenance arrangements or maintaining risk based capital level or any restrictions on dividends or distributions (other than restrictions on dividends or distributions imposed by New York statute or published regulation); or

•	any requirement or condition to remove or change any officer or director of Athene, or any parent company or other affiliate of Athene.

OTHER COVENANTS AND AGREEMENTS

Athene and Presidential have made certain other covenants to and agreements with each other regarding various other matters, including, but not limited to:

•	Athene’s access to Presidential’s properties, personnel and information, subject to certain exceptions, and Athene’s agreement to keep the information provided to it confidential;

•

the Company’s obligation to deliver to Athene, on a weekly basis, a summary report of certain information related to the Company’s investment assets and cash management strategy and activities, and to cause the relevant executives or managers having primary responsibility for such matters to consult with Athene with respect to such matters;

•

an obligation to grant certain approvals and take certain actions as are reasonably necessary so that the Merger Agreement and the transactions contemplated thereby may be consummated if any “fair price,”

“moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation applies to the Merger Agreement or the transactions contemplated thereby;

•

an obligation of each party to notify the other of: (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by the Merger Agreement not to be satisfied, (ii) the failure of either party to comply with or satisfy any covenant, condition or agreement in the Merger Agreement or (iii) any representation or warranty made by either party in the Merger Agreement or any Ancillary Agreement becoming untrue or inaccurate;

•	an obligation to obtain the other party’s consent before making any press release or other public announcement with respect to the Merger Agreement or the transactions contemplated thereby;

•

Presidential’s obligation to prepare and file this proxy statement and hold the Special Meeting, and Athene’s obligation to provide all information reasonably necessary in connection with preparing and filing this proxy statement;

•	Presidential’s obligation to cause certain dispositions of Company equity securities by its directors and offices to be exempt under Rule 16b-3 of the Exchange Act;

•

Presidential’s obligations to declare and pay the Extraordinary Dividend and each party’s obligation to cooperate and negotiate in good faith with respect to the determination of which assets of the Insurance Company will be included in the Extraordinary Dividend;

•	Presidential’s obligation to not make capital contributions to GALAC or permit GALAC to conduct any business unless required by applicable law; and

•	Presidential’s obligation to provide required notices under the Worker Adjustment and Retraining Notification Act.

The Merger Agreement also provides that Athene is entitled to designate an observer to participate in all meetings of Presidential’s investment committee. Athene also has the right to make non-binding recommendations to Presidential related to the sale of investment assets that are statutorily impaired or that Athene believes may become statutorily impaired.

CONDITIONS TO THE MERGER

Conditions to the Obligations of Each Party. The obligations of the Company, Athene and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•	the Company Stockholder Approval shall have been obtained;

•

no law or other legal restraint or prohibition shall be in effect, and no governmental entity shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement;

•

all applicable waiting periods under the HSR Act shall have expired or been terminated and all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, any governmental entity shall have been filed or obtained without the imposition of any Burdensome Condition; and

•

all Insurance Approvals, including those described in the section entitled “The Merger—Governmental and Regulatory Approvals and Notices” beginning on page 51 of this proxy statement, shall have been obtained without the imposition of a Burdensome Condition and shall be in full force and effect.

Additional Conditions to the Obligations of Athene and Merger Sub. The obligations of Athene and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Athene of the following further conditions:

•

each representation and warranty of the Company in the Merger Agreement relating to due organization, valid existence, good standing, power and authority of Presidential and its subsidiaries, the capitalization of Presidential, the ownership of capital stock or equivalent equity interests of Presidential’s subsidiaries, free and clean of all liens and its authority to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against Presidential and that is qualified as to materiality or Company Material Adverse Effect shall be true and accurate, and each not so qualified shall be true and correct in all material respects, as of the date of the Merger Agreement and as of the closing date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period);

•

each of the other representations and warranties of the Company in the Merger Agreement shall be true and accurate (disregarding any qualifications as to materiality or material adverse effect) as of the date of the Merger Agreement and as of the closing date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate would not, individually or in the aggregate, have a Company Material Adverse Effect;

•	the Company shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the closing;

•	Athene shall have received a certificate signed by an executive officer of the Company, dated as of the closing date, certifying that certain enumerated conditions have been satisfied;

•

there shall not be pending or threatened any action, claim, suit, proceeding or investigation challenging or seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by the Merger Agreement or seeking to impose any Burdensome Condition;

•	since the date of the Merger Agreement, there shall not have been any event, change, effect or development that has had or would reasonably be expected to have a Company Material Adverse Effect;

•

all applicable governmental entities, including the NYSDFS, shall have granted all necessary approvals, consents and authorizations without the imposition of a Burdensome Condition, and all necessary filings with and notices to or required by such governmental entities shall have been made, necessary to permit the Insurance Company to declare and pay the Extraordinary Dividend in an amount not less than the Minimum Extraordinary Dividend Amount, such approvals, consents, authorizations, filings and notices shall be in full force and effect, and the Extraordinary Dividend shall have been declared and paid in full;

•

all applicable governmental entities, including the NYSDFS and the Delaware Department of Insurance, shall have granted all necessary approvals, consents and authorizations without the imposition of a Burdensome Condition, and all necessary filings with and notices to or required by such governmental entities shall have been made, necessary to permit (i) the Insurance Company and Athene to enter into the Coinsurance Agreement in substantially the form attached to the Merger Agreement and consummate the Reinsurance Transaction and (ii) the applicable parties to enter into each Affiliate Agreement, each such agreement in substantially the form attached to the Merger Agreement;

•

the Net Assets (defined below) of the Company prior to receipt of the Extraordinary Dividend as set forth on the Reference Balance Sheet (as defined below), shall be not less than $40.0 million and shall be comprised of substantially the same type and mix of assets, including with respect to duration and credit-quality, as the Net Assets of the Company on the date of the Merger Agreement; and

•

the aggregate amount of impairments and realized losses recognized by the Company and its subsidiaries in accordance with applicable statutory accounting principles prescribed or permitted by the NYSDFS on investment assets (other than investments in limited partnerships) (i) with respect to which Athene reasonably and in good faith recommended that the Company dispose of and (ii) that result from a decline in value after the date of any such recommendation (provided that the decline in value of an investment asset after such recommendation date will be deemed to be zero if the Company sells such investment asset within five business days after such recommendation date or, despite using reasonable best efforts to sell such Investment Asset, the Company is unable to do so), shall not exceed $5.0 million.

For purposes of this proxy statement, “Net Assets” of the Company refers to (i) all assets of the Company, reduced by the carrying value of the Insurance Company and all deferred tax assets (if any) of the Company, minus (ii) all liabilities (other than deferred tax liabilities (if any)) of the Company, in each case determined in accordance with GAAP and as set forth on the Reference Balance Sheet. For purposes of calculating Net Assets, certain specified expenses described in the Merger Agreement not paid by the Company prior to the closing of the Merger will be deemed accrued as a liability of the Company, and any amounts paid by the Company in connection with extending the Outside date past December 31, 2012 will be deemed assets of the Company (and any such amounts that are payable will not be deemed accrued as a liability of the Company).

For purposes of this proxy statement, “Reference Balance Sheet” refers to the balance sheet of the Company as of the last day of the calendar month immediately preceding the calendar month in which the closing of the Merger occurs; provided that, if such date is not the last day of a calendar quarter, then the Reference Balance Sheet is the balance sheet of the Company as of the last day of the calendar quarter immediately preceding the closing of the Merger, adjusted (in accordance with GAAP) to reflect changes affecting Net Assets through the last day of the calendar month immediately preceding the calendar month in which the closing of the Merger occurs.

Additional Conditions to the Obligations of Presidential. The obligations of Presidential to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•

each of the representations and warranties of Athene and Merger Sub in the Merger Agreement shall be true and accurate (disregarding any qualifications as to materiality or material adverse effect) as of the date of the Merger Agreement and as of the closing date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate would not, individually or in the aggregate, have a Parent Material Adverse Effect;

•

each of Athene and Merger Sub shall have performed in all material respects all of the respective obligations under the Merger Agreement required to be performed by Athene or Merger Sub at or prior to the closing date; and

•	the Company shall have received a certificate signed by an executive officer of Athene, dated as of the closing date, certifying that the conditions set forth above have been satisfied.

Please refer to the section entitled “—Representations and Warranties” beginning on page 64 of this proxy statement for the definition of “Company Material Adverse Effect” and “Parent Material Adverse Effect.”

TERMINATION OF THE MERGER AGREEMENT

Presidential and Athene may terminate the Merger Agreement by mutual written agreement at any time prior to the effective time of the Merger.

Either Presidential or Athene also may terminate the Merger Agreement at any time prior to the effective time of the Merger if the Merger has not occurred by December 31, 2012 (we refer to this date, as it may be extended as described in this paragraph, as the “Outside Date” in this proxy statement), provided that this right to terminate the Merger Agreement will not be available to any party whose failure to perform any of its obligations under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur by the Outside Date. However, if either of the conditions to closing related to (i) all applicable waiting periods under the HSR Act having expired or been terminated, all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, any governmental entity having been filed or obtained without the imposition of any Burdensome Condition or (ii) all Insurance Approvals having been obtained without the imposition of a Burdensome Condition (which we collectively refer to as the “Regulatory Conditions” in this proxy statement) have not been satisfied, and all other conditions to closing are satisfied, on December 31, 2012, then the Company may elect, with the prior written consent of Athene, which consent may not be unreasonably withheld, delayed or conditioned, to extend the Outside Date to January 31, 2013 (which we refer to as the “First Extension Option” in this proxy statement). If the First Extension Option is properly exercised, and if either of the Regulatory Conditions has not been satisfied and all other conditions to closing are satisfied on January 31, 2013, then the Company may elect, with the prior written consent of Athene, which consent may not be unreasonably withheld, delayed or conditioned, to further extend the Outside Date to February 28, 2013 (which we refer to as the “Second Extension Option” in this proxy statement).

The Company’s right to exercise the First Extension Option and Second Extension Option is subject to the Company reimbursing Athene and Merger Sub for all incremental out-of-pocket expenses, including all fees and expenses of counsel, financial advisers, accountants, consultants and other advisers, incurred by Athene or Merger Sub after December 31, 2012 in connection with obtaining Insurance Approvals, and all incremental costs incurred in connection with any hedging arrangements entered into by Athene or its affiliates in connection with the transactions contemplated by the Merger Agreement after December 31, 2012, less the fair market value of any hedging arrangements entered into by Athene or its affiliates in connection with the transactions contemplated by the Merger Agreement as of December 31, 2012, provided that the hedging arrangements extended or put in place after December 31, 2012 must be substantially similar in type and scope (other than with respect to duration which may not extend beyond February 28, 2013) as those in place immediately prior to December 31, 2012. Athene must provide the Company with a complete schedule of all hedging arrangements entered into by Athene or its affiliates in connection with the transactions contemplated by the Merger Agreement no later than December 1, 2012. If any Insurance Approvals have not been obtained by December 31, 2012 as a result of delay in approval of the proposed recapitalization of Athene by the Delaware Department of Insurance, then the Company may extend the Outside Date as described in the preceding paragraph without any obligation to reimburse any expenses or costs of Athene or its affiliates.

In addition, either Presidential or Athene may terminate the Merger Agreement at any time before the consummation of the Merger if:

•

any governmental entity having jurisdiction over the Company, Athene or Merger Sub issues an order, decree or ruling or takes any other action, in each case, permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action becomes final and nonappealable; provided that the party seeking to terminate the Merger Agreement pursuant to this right must use its reasonable best efforts to contest, appeal and remove such order, decree, ruling or other action;

•	the Company Stockholder Approval is not obtained at the Special Meeting or any adjournment, postponement or recess thereof at which a quorum is present and a vote on the adoption of the Merger

Agreement was taken; provided that no party may terminate the Merger Agreement pursuant to this right if such party has breached in any material respect any of its obligations under the Merger Agreement in a manner that caused the failure to obtain such Company Stockholder Approval;

•

any condition to the obligation of such party to consummate the Merger becomes incapable of satisfaction before the Outside Date, provided that no party may terminate the Merger Agreement pursuant to this right if the failure of such condition results from material breach by such party of any of its representations, warranties, covenants or agreements in the Merger Agreement.

Presidential may also terminate the Merger Agreement at any time before the consummation of the Merger if:

•

Athene or Merger Sub breaches or fails to perform, in any material respect, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of the Presidential closing conditions related to the truth and accuracy of Athene’s representations and warranties in the Merger Agreement or the performance by Athene of its obligations under the Merger Agreement, each as described in the section entitled “The Merger Agreement—Conditions to the Merger—Additional Conditions to the Obligations of Presidential” beginning on page 76 of this proxy statement, and (B) cannot be or has not been cured within 20 days after the giving of written notice to Athene (or, if less than 20 days prior to the Outside Date, prior to the Outside Date), provided that this right to terminate the Merger Agreement will not be available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement, which breach would give rise to the failure of certain closing conditions; or

•

prior to obtaining the Company Stockholder Approval, and subject to the terms and conditions under which Presidential’s board of directors may make a Change in Recommendation, in order to enter into a definitive agreement with respect to a Superior Proposal, provided that the Company pays Athene a termination fee of $18.0 million and reimburses certain of Athene’s transaction expenses concurrently with such termination.

Athene may also terminate the Merger Agreement at any time before the consummation of the Merger if:

•

the Company breaches or fails to perform, in any material respect, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of the Athene or Merger Sub closing conditions related to the truth and accuracy of Presidential’s representations and warranties in the merger Agreement or the performance by Presidential of its obligations under the Merger Agreement, each as described in the section entitled “The Merger Agreement—Conditions to the Merger—Additional Conditions to the Obligations of Athene and Merger Sub” beginning on page 75 of this proxy statement, and (B) cannot be or has not been cured within 20 days after the giving of written notice to the Company (or, if less than 20 days prior to the Outside Date, prior to the Outside Date), provided that this right to terminate the Merger Agreement will not be available to Athene if it or Merger Sub is then in material breach of any of their respective representations, warranties, covenants or agreements in the Merger Agreement, which breach would give rise to the failure of certain closing conditions;

•	if, prior to obtaining the Company Stockholder Approval, the Company’s board of directors makes a Change in Recommendation;

•

if the Company’s board of directors fails to reaffirm publicly and unconditionally its recommendation to the Company’s stockholders that they adopt the Merger Agreement within two business days of Athene’s written request to do so (which request may be made at any time following public disclosure of an Acquisition Proposal), which public reaffirmation must also include the unconditional rejection of such Acquisition Proposal; or

•	if the Company materially breaches its no solicitation obligations in the Merger Agreement.

TERMINATION FEE AND TRANSACTION EXPENSES

Presidential has agreed to pay to Athene a nonrefundable termination fee of $18.0 million in cash if the Merger Agreement is terminated:

•

by the Company, prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 77 of this proxy statement;

•

by Athene because of (i) the Company’s board of directors having made a Change in Recommendation prior to obtaining the Company Stockholder Approval, (ii) the Company’s board of directors failing to reaffirm publicly and unconditionally its recommendation to the Company’s stockholders that they adopt the Merger Agreement as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 77 of this proxy statement or (iii) the Company materially breaching its no solicitation obligations in the Merger Agreement;

•

by either Athene or the Company because the Merger has not occurred by the Outside Date and (A) an Acquisition Proposal had been publicly disclosed after the date of the Merger Agreement and prior to such termination, and (B) within 12 months after such termination, the Company enters into a definitive agreement with respect to, or consummates, the transaction contemplated by any Acquisition Proposal; or

•

by either Athene or the Company because the Company Stockholder Approval is not obtained at the Special Meeting or any adjournment, postponement or recess thereof, as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 77 of this proxy statement.

Presidential has also agreed to reimburse Parent and Merger Sub as follows:

•

If the Merger Agreement is terminated for any reason other than as specified in the next bullet or by the Company because Athene or Merger Sub breaches or fails to perform, in any material respect, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, as further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 77 of this proxy statement, Presidential will reimburse Athene and Merger Sub for all their out-of-pocket expenses incurred in connection with the Merger Agreement, excluding any hedging costs, up to a maximum of $3.0 million; and

•	If the Merger Agreement is terminated by either Athene or Presidential because:

•

(a) the Merger has not occurred by the Outside Date or any closing condition becomes incapable of being satisfied by the Outside Date, as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 77 of this proxy statement, and (b) at the time of such termination, one or more of the following conditions are not satisfied: (i) no law or other legal restraint or prohibition being in effect, and no governmental entity having issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement, (ii) all applicable waiting periods under the HSR Act having expired or been terminated and all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, any governmental entity having been filed or obtained without the imposition of any Burdensome Condition, (iii) all Insurance Approvals having been obtained, (iv) all applicable governmental entities having granted all necessary approvals, and all necessary filings with and notices to such governmental entities having been made, necessary to permit the Insurance Company to declare and pay the Extraordinary Dividend, and the Extraordinary Dividend having been declared and paid in full, and (v) all applicable governmental entities having granted all necessary approvals, and all necessary filings with and notices to such governmental entities having been made, necessary to permit the Insurance Company and Athene to enter into the Coinsurance Agreement and consummate the Reinsurance Transaction and the applicable parties to enter into each Affiliate Agreement (in each case as such conditions are described in the section entitled “The Merger Agreement— Conditions To The Merger” beginning on page 74 of this proxy statement); or

•

a governmental entity having jurisdiction over the Company, Athene or Merger Sub issues a final and nonappealable order, decree or ruling or takes any other action, permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement (in each case as such termination rights are described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 77 of this proxy statement);

Presidential will reimburse Athene and Merger Sub (A) for all their out-of-pocket expenses incurred in connection with the Merger Agreement, excluding any hedging costs, up to a maximum of $1.0 million, plus (B) an amount, not to exceed $12.5 million, equal to 50% of Athene’s hedging costs, net of the fair market value of any hedging arrangements entered into by Athene or its affiliates in connection with the transactions contemplated by the Merger Agreement, not otherwise reimbursed under the Merger Agreement.

SPECIFIC PERFORMANCE

The parties to the Merger Agreement are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically its terms and provisions thereof.

AMENDMENT

The Merger Agreement may be amended, modified and supplemented at any time prior to the effective time of the Merger by written agreement of the parties. However, after receipt of the Company Stockholder Approval, no amendment, modification or supplement will reduce or change the per share Merger Consideration or adversely affect the rights of Presidential’s stockholders without the approval of such stockholders. Except as required by law, no amendment to the Merger Agreement will require the approval of Presidential’s stockholders.

ADJOURNMENT OF THE SPECIAL MEETING

Presidential’s stockholders are being asked to approve a proposal that will give us authority to adjourn the Special Meeting for the purpose of soliciting additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger agreement. If this proposal is approved, the Special Meeting could be successively adjourned to any date. In addition, whether or not the proposal is approved, the Presidential’s board of directors could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Special Meeting is adjourned for the purpose of soliciting additional proxies, Presidential stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the Merger Agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the proposal to adopt the Merger Agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Presidential’s board of directors unanimously recommends that Presidential stockholders vote “FOR” the adjournment proposal.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

Pursuant to Rule 14a-21(c) of the Securities Exchange Act of 1934, as amended, Presidential is seeking non-binding, advisory stockholder approval of the compensation of Presidential’s named executive officers that is based on or otherwise relates to the merger, as disclosed above in this section. The proposal gives Presidential’s stockholders the opportunity to express their views on the merger-related compensation of Presidential’s named executive officers. Accordingly, Presidential is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Presidential’s named executive officers in connection with the Merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the proxy statement entitled “Interests of Presidential’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to the Presidential’s Named Executive Officers,” including the associated narrative discussion, are hereby APPROVED.”

The vote on named executive officer compensation payable in connection with the Merger is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, you may vote to approve the compensation proposal and vote not to adopt the Merger Agreement and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Presidential or Athene or any of its affiliates. Accordingly, because Presidential is contractually obligated to pay the compensation that may be paid or become payable to Presidential’s named executive officers in connection with the Merger, if the Merger Agreement is adopted and the Merger is completed, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The affirmative vote of at least a majority of the shares of Presidential common stock present in person or by proxy and entitled to vote on the matter will be required to approve the compensation proposal. Abstentions will have the same effect as a vote “AGAINST” the compensation proposal but the failure to vote your shares will have no effect on the outcome of the compensation proposal.

Presidential’s board of directors recommends that you vote “FOR” this proposal.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the Merger and to receive payment in cash for the “fair value” of your shares of Presidential common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, but exclusive of any element of value arising from the accomplishment or expectation of the Merger, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. Presidential stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed properly and in a timely manner by a Presidential stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of Presidential common stock immediately prior to the effective time of the Merger as to which appraisal rights are asserted, unless otherwise indicated.

Section 262 of the DGCL requires that stockholders of record for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting where the merger will be voted upon that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to Presidential stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C to this proxy statement, because failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the Merger Agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against, abstaining from voting on or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

•

You must not vote in favor of, or consent in writing to, the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement. Therefore, a Presidential stockholder who votes by proxy and who wishes to exercise and perfect appraisal rights must vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement.

•

You must continue to hold your shares of Presidential common stock through the effective date of the Merger. Therefore, a Presidential stockholder who is the record holder of shares of Presidential common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the Merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the per share Merger Consideration, but you will have no appraisal rights with respect to your shares of Presidential common stock.

All demands for appraisal should be addressed to Presidential Life Corporation, 69 Lydecker Street, Nyack, New York 10960, Attn.: Corporate Secretary, and must be delivered before the vote on the Merger Agreement is taken at the Special Meeting and should be executed by, or on behalf of, the record holder of the shares of Presidential common stock. The demand must reasonably inform us of the identity of the Presidential stockholder and the intention of the Presidential stockholder to demand appraisal of his, her or its shares of Presidential common stock.

To be effective, a demand for appraisal by a Presidential stockholder must be made by, or in the name of, such registered Presidential stockholder, fully and correctly, as the Presidential stockholder’s name appears on his, her or its stock certificate(s), or, with respect to book-entry shares of common stock, on Presidential’s stock ledger. Beneficial owners who do not also hold the shares of Presidential common stock of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a bank, broker or other nominee, submit the required demand in respect of those shares. If shares of Presidential common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares of Presidential common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Presidential common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Presidential common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Presidential common stock as to which appraisal is sought. Where no number of shares is expressly stated, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Presidential common stock in an account with a bank, broker or other nominee and you wish to exercise appraisal rights, you are urged to consult with your bank, broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal.

Within ten days after the effective time of the Merger, the surviving corporation must give written notice that the Merger has become effective to each Presidential stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the adoption of the Merger Agreement. At any time within 60 days after the effective time of the Merger, any Presidential stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, will have the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his, her or its shares of common stock; after this period, the Presidential stockholder may withdraw such demand for appraisal only with the written consent of the surviving corporation. Within 120 days after the effective date of the Merger, any Presidential stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting Presidential stockholder within ten days after such written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the Merger, but not thereafter, either the surviving corporation or any Presidential stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Presidential common stock held by such stockholder. A person who is the beneficial owner of shares of Presidential common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a Presidential stockholder, service of a copy of such petition must be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition if there are Presidential stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL. Accordingly, the failure of a Presidential stockholder to file such a petition within the period specified could nullify the Presidential stockholder’s previously written demand for appraisal. There is no present intent on the part of Presidential to file an appraisal petition, and Presidential stockholders seeking to exercise appraisal rights should not assume that Presidential will file such a petition or that Presidential will initiate any negotiations with respect to the fair value of such shares. Accordingly, Presidential stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is timely filed by a Presidential stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Presidential stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice is made to dissenting Presidential stockholders who demanded appraisal of their shares as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those Presidential stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights thereunder. The Delaware Court of Chancery may require Presidential stockholders who have demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Presidential stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that Presidential stockholder.

After the Delaware Court of Chancery determines which Presidential stockholders are entitled to appraisal of their shares of Presidential common stock, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will appraise the shares of Presidential common stock, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the Presidential stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Presidential common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement if you did not seek appraisal of your shares. Investment banking opinions as to the fairness from a financial point of view of the per share Merger Consideration payable in the Merger are not necessarily opinions as to fair value under Section 262 of the DGCL.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the Presidential stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a Presidential stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any Presidential stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any Presidential stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the Merger; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the Presidential stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that Presidential stockholder to appraisal will cease and that Presidential stockholder will be entitled to receive the cash payment for shares of his, her or its shares of Presidential common stock pursuant to the Merger Agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Presidential stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any Presidential stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the Merger Agreement within 60 days after the effective date of the Merger.

In view of the complexity of Section 262 of the DGCL, Presidential stockholders who may wish to pursue appraisal rights with respect to the Merger should consult their legal advisors.

CURRENT MARKET PRICE OF PRESIDENTIAL COMMON STOCK

Presidential’s common stock is listed on NASDAQ under the symbol “PLFE.” The number of registered stockholders of record of Presidential common stock on August 3, 2012 was 469. Below is a summary of NASDAQ high and low closing prices of shares of Presidential common stock for each full quarterly period within the two most recent fiscal years, as reported on NASDAQ. The closing sale price of Presidential common stock on NASDAQ on July 12, 2012, the last trading day before the date on which the transaction was publicly announced, was $10.14. On                 , 2012, which was the last trading day before the date of this proxy statement, the closing price for Presidential common stock on NASDAQ was $             per share. You are encouraged to obtain current market quotations for Presidential common stock in connection with voting your shares.

Period	High		Low	Cash Dividends Declared Per Share
Fiscal 2012
1st Quarter		$12.19	$9.79	$0.0625
2nd Quarter		$11.97	$8.56	$0.0625
3rd Quarter (through , 2012)	$		$9.69	—
Fiscal 2011
1st Quarter		$10.59	$8.79	$0.0625
2nd Quarter		$11.14	$9.59	$0.0625
3rd Quarter		$12.08	$7.84	$0.0625
4th Quarter		$10.67	$7.38	$0.0625
Fiscal 2010
1st Quarter		$10.48	$8.90	$0.0625
2nd Quarter		$12.85	$8.80	$0.0625
3rd Quarter		$10.09	$8.45	$0.0625
4th Quarter		$10.05	$9.27	$0.0625

Presidential has paid regular cash dividends on its common stock since 1980. Pursuant to the Merger Agreement, without the prior consent of Athene, Presidential may not pay any dividend or distribution with respect to Presidential common stock, other than regular quarterly dividends on the Presidential common stock, if and when declared by Presidential’s board of directors consistent with past practice in timing and not to exceed $0.0625 per share per quarter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of August 1, 2012, regarding the beneficial ownership of shares of Presidential common stock by each director of Presidential, by Presidential’s named executive officers, and by all current directors and executive officers of Presidential as a group. Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities.

	Total Shares Beneficially Owned
Name(1)	# of Shares(2)(3)	% of Class(2)(3)
Donald L. Barnes (4)	152,933	*
P.B. (Pete) Pheffer	10,000	*
Mark Abrams (5)	64,645	*
Mitchell R. Anderson (6)(7)	12,635	*
Duncan Szeto (8)	500	*
Jay M. Matalon	—	—
Dominic F. D’Adamo	7,000	*
William A. DeMilt	3,694	*
Ross B. Levin (9)	11,000	*
John D. McMahon	13,000	*
Lawrence Read	5,522	*
Lawrence Rivkin (10)	82,205	*
Stanley Rubin	9,785	*
Frank A. Shepard	4,016	*
William M. Trust Jr.	15,897	*
All current directors and current executive officers as a group (15 persons)	392,832	1.32%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each individual listed in this table is c/o Corporate Secretary, Presidential Life Corporation, 69 Lydecker Street, Nyack, New York 10960.
(2)	Certain of the shares shown in this table are shares as to which the persons named in this table have the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) promulgated under the Exchange Act.
(3)	Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially held by them, subject to community property laws where applicable.
(4)	Includes an aggregate of 87,933 shares of common stock held individually and held jointly with his spouse and 65,000 unexercised but vested stock options.
(5)	Includes 55,000 unexercised, but vested, stock options.
(6)	Includes 10,000 unexercised, but vested, stock options.
(7)	Includes 2,635 shares beneficially held by Mr. Anderson’s wife.
(8)	Includes 500 unexercised, but vested, stock options.
(9)	Excludes 1,940,339 shares beneficially held by Arbiter Partners QP, LP (“Arbiter Partners”), of which Mr. Levin is Director of Research. Mr. Levin disclaims beneficial ownership of the shares held by Arbiter Partners. Also excludes 3,500 shares beneficially held by Mr. Levin’s mother. Mr. Levin disclaims beneficial ownership of the shares held by his mother.
(10)	Excludes 1,716 shares of common stock beneficially held by Mr. Rivkin’s wife. Mr. Rivkin disclaims beneficial ownership of the shares held by his wife.

No directors or current executive officers have pledged shares of Presidential common stock pursuant to any loan or arrangement where there is an expectation that the loan or arrangement may be repaid by foreclosure or other recourse to the shares of Presidential common stock.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5% of the Presidential common stock.

	Total Shares Beneficially Owned
Name and Address	# of Shares (1)(2)	% of Class (1)(2)
The Kurz Family Foundation, LTD(3) 511 Gair Street, Piermont, NY 10968	5,410,981	18.30%

Herbert Kurz (4)(5) 511 Gair Street, Piermont, NY 10968	2,534,281	8.56%

Dimensional Fund Advisors, Inc. (6) 1299 Ocean Avenue, Santa Monica, CA 90401	2,510,482	8.49%

Arbiter Partners QP, LP (7) 149 Fifth Avenue, 15th Floor New York, NY 10010	1,940,339	6.56%

BlackRock Global Investors (8) 400 Howard Street San Francisco, CA 94105	1,746,012	5.90%

(1)	Certain of the shares shown in this table are shares as to which the persons named in this table have the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) promulgated under the Exchange Act.
(2)	Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially held by them, subject to community property laws where applicable.
(3)	Information as to holdings of the Kurz Family Foundation is based upon information provided by the Kurz Family Foundation and obtained by the Company through filings with the SEC.
(4)	Information as to holdings of Mr. Kurz is based upon information provided by Mr. Kurz and obtained by the Company through filings with the SEC.
(5)	Excludes 5,410,981 shares of common stock beneficially held by the Kurz Family Foundation, a charitable foundation of which Mr. Kurz is a director. Mr. Kurz disclaims beneficial ownership of the shares held by the Kurz Family Foundation. Information as to holdings of Mr. Kurz is based upon information provided by Mr. Kurz and obtained by the Company through filings with the SEC.
(6)	Information as to holdings of Dimensional is based upon information provided by Dimensional and obtained by the Company through filings with the SEC.
(7)	Information as to holdings of Arbiter Partners is based upon information provided by Arbiter Partners and obtained by the Company through filings with the SEC.
(8)	Information as to holdings of BlackRock is based upon information provided by BlackRock and obtained by the Company through filings with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

Presidential files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain free copies of the documents we file with the SEC by going to the Investor Relations page of our corporate website at www.presidentiallife.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed on March 15, 2012) and the amendment to the Annual Report on Form 10-K/A for the same period (filed on March 15, 2012).

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 (filed on August 8, 2012).

•	Current Reports filed on Form 8-K dated February 23, 2012 (filed July 6, 2012) and July 12, 2012 (filed July 13, 2012).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this proxy statement or other information concerning us, without charge, by written or telephonic request directed to Presidential Life Corporation, Attn: Investor Relations, 69 Lydecker Street, Nyack, New York 10960, telephone 1-800-926-7599 ext. 205, or the Investor Relations page of our corporate website at www.presidentiallife.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                 , 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

STOCKHOLDER PROPOSALS

If the Merger is completed, there will be no public participation in any future meetings of Presidential stockholders. However, if the Merger is not completed, Presidential stockholders will continue to be entitled to attend and participate in Presidential stockholder meetings. If the Merger is not completed, Presidential will inform its stockholders, by press release or other means determined reasonable by Presidential, of the date by which stockholder proposals must be received for inclusion in Presidential’s proxy materials in connection with our next annual stockholders meeting, which proposals must follow the procedures of Rule 14a-8 under the Exchange Act and the proposal must be received by our Corporate Secretary at Corporate Secretary, Presidential Life Corporation, 69 Lydecker Street, Nyack, New York 10960. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered timely, our bylaws require that a stockholder’s notice must be received by our Corporate Secretary, at the address set forth above, not less than 50 nor more than 75 days prior to the date of the scheduled stockholders’ meeting. If the public announcement of the holding of the stockholders’ meeting was given less than 65 days prior to the date of such meeting, then a stockholder’s notice received by our Corporate Secretary, at the address set forth above, within ten days of the date of such public announcement will be considered timely.

OTHER MATTERS

Presidential’s board of directors knows of no other business to be transacted at the Special Meeting, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

REDUCE DUPLICATE PROXY MATERIALS

The SEC rules permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

A number of brokers with accountholders who are Presidential stockholders will be “householding” to reduce duplicate mailings of our proxy materials. As indicated in the notice provided by these brokers to Presidential stockholders, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or call 1-800-926-7599 ext. 303, email: kdash@presidentiallife.com, or write us at Corporate Secretary, Presidential Life Corporation, 69 Lydecker Street, Nyack, New York 10960.

Presidential stockholders who currently receive multiple copies of the proxy statement at their address and would like to request to receive only one should contact their broker.

By order of Presidential’s board of directors,

John D. McMahon
Chairman of the Board

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

ATHENE ANNUITY & LIFE ASSURANCE COMPANY,

EAGLE ACQUISITION CORP.,

and

PRESIDENTIAL LIFE CORPORATION

JULY 12, 2012

ii

Exhibit A	Forms of Affiliate Agreements

Exhibit B	Form of Coinsurance Agreement

Exhibit C	Amended and Restated Certificate of Incorporation of the Company

Exhibit D	Form of Acknowledgement

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 12, 2012 (this “Agreement”), by and among Presidential Life Corporation, a Delaware corporation (the “Company”), Athene Annuity & Life Assurance Company, an insurance company organized under the laws of the State of Delaware (“Parent”), and Eagle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved, and have determined that it is advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and Merger Sub upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“AAM” means Athene Asset Management LLC.

“Acquisition Proposal” means any inquiry, offer or proposal made by any Person or group of Persons other than Parent, Merger Sub or any Affiliate thereof, relating to any (i) merger, consolidation, other business combination or similar transaction involving the Company or any Company Subsidiary, pursuant to which such Person (or the stockholders of such Person) would own 20% or more of the consolidated assets, revenues or net income of the Company, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, reinsurance or otherwise, of assets of the Company or any Company Subsidiary (including equity interests of any of Subsidiary of the Company) representing 20% or more of the consolidated assets, revenues or net income of the Company, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing 20% or more of the voting power of the Company, (iv) transaction or series of transactions in which any Person (or the stockholders of such Person) would acquire beneficial ownership or the right to acquire beneficial ownership of equity interests representing 20% or more of the outstanding voting capital stock of the Company or (v) any combination of the foregoing.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Affiliate Agreements” means each of (i) the investment management agreement between the Insurance Company and AAM; (ii) the master sub-advisory agreement among AAM and certain affiliates of Apollo Global Management LLC, (iii) the shared services and cost sharing agreement between the Insurance Company and Parent; and (iv) the tax allocation agreement between the Insurance Company and Parent, in each case, forms of which are attached hereto as Exhibit A.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Affiliate Agreements and the other agreements and instruments executed and delivered in connection with this Agreement.

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Burdensome Condition” has the meaning set forth in Section 6.9.

“Business Day” means a day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York are authorized or required by Law to be closed.

“Certificate” has the meaning set forth in Section 3.1(d).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change in Recommendation” has the meaning set forth in Section 6.3(d).

“Chosen Court” has the meaning set forth in Section 9.9.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Coinsurance Agreement” means the Coinsurance Agreement by and between the Insurance Company and Parent which is on a funds withheld basis and otherwise substantially in the form attached hereto as Exhibit B.

“Common Stock” has the meaning set forth in Section 3.1(b).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means each material compensation or benefit plan, program, agreement or arrangement (other than any multiemployer plan within the meaning of Section 3(37) of ERISA), including, without limitation, all stock ownership, stock purchase, stock option, phantom stock or other equity-based, retirement, vacation, severance, disability, death benefit, employment, change-in-control, fringe benefit, bonus, incentive, pension, profit sharing, medical and deferred compensation plans, programs, agreements or arrangements, whether or not subject to ERISA and whether or not written, which is sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates, or under which the Company or any of its ERISA Affiliates could have any liability, contingent or otherwise.

“Company Disclosure Letter” means the Disclosure Letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Plan” means the Presidential Life Corporation 2006 Stock Incentive Plan, as amended, and the applicable award agreements adopted thereunder.

“Company Fee” has the meaning set forth in Section 8.2(b).

“Company Insurance Approvals” has the meaning set forth in Section 4.4.

“Company Material Adverse Effect” means any material adverse change or effect on (a) the business, condition (financial or otherwise), assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate timely the Transactions and to perform timely its obligations under this Agreement; provided, however, that no change or effect to the extent resulting from the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect: (i) changes generally affecting any or all of the industries or markets in which the Company and its Subsidiaries operate, (ii) changes in general political, economic or business conditions, including the commencement or escalation of a war, armed hostilities or acts of terrorism, (iii) changes in general securities or financial market conditions, including changes in interest rates or currency exchange rates, (iv) changes or proposed changes in any Laws, rules, regulations, GAAP or other accounting standards, (v) the announcement of this Agreement or the proposed sale of the Company or the pendency of the Transactions, (vi) any action required by this Agreement or taken at the written request of Parent or Merger Sub, or any action otherwise taken by Parent, Merger Sub or any of their Affiliates, (vii) any failure by the Company or its Subsidiaries to meet analysts’ or internal earnings estimates or financial projections or forecasts or any change in the price or trading volume of the Common Stock (it being understood that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); provided, further, that any effects resulting from the matters referred to in clauses (i), (ii), (iii) or (iv) shall be excluded only to the extent such matters do not disproportionately impact the Company or its Subsidiaries as compared to other companies of similar size to the Company and its Subsidiaries, operating in the same lines of business within the insurance industry in which the Company and its Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 4.12(b).

“Company Option” means each stock option granted under the Company Equity Plan to acquire shares of Common Stock.

“Company Permits” has the meaning set forth in Section 4.11(c).

“Company Recommendation” has the meaning set forth in Section 4.22.

“Company SEC Reports” has the meaning set forth in Section 4.5.

“Company Special Meeting” has the meaning set forth in Section 6.8(b).

“Company Stockholder Approval” has the meaning set forth in Section 4.3.

“Condition Satisfaction” has the meaning set forth in Section 2.3.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(a).

“Continuing Employee” has the meaning set forth in Section 6.4(a).

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.4.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Law” means any and all Laws and Permits issued, promulgated or entered into by or with any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the protection of human health as it relates to the environment, including Laws, Judgments and Permits relating to noise levels, or to the management, release or threatened release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with any entity, would be deemed to be a “single employer” with such entity under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Evaluation Material” has the meaning set forth in the Confidentiality Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Dividend” means an extraordinary dividend, in an amount not less than the Minimum Extraordinary Dividend Amount, to be declared and paid by the Insurance Company to the Company immediately prior to the Closing.

“First Extension Option” has the meaning set forth in Section 8.1(b)(i).

“GAAP” has the meaning set forth in Section 4.6(a).

“GAAP Statements” has the meaning set forth in Section 4.6(a).

“GALAC” means Great American Life Assurance Company, an Ohio corporation.

“GALAC Purchase Agreement” means the Stock Purchase Agreement dated as of February 23, 2012 among the Company, G Holding Company, an Ohio corporation, and Loyal American Life Insurance Company, an Ohio corporation (“LALIC”), as amended by the amendment thereto dated July 3, 2012.

“Governmental Entity” has the meaning set forth in Section 4.4.

“Hazardous Material” means (1) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials and urea formaldehyde foam and (2) any other wastes, materials, chemicals or substances regulated pursuant to or for which liability or standards of care are imposed by any Environmental Law.

“Hedging Costs” means any costs related to any hedging arrangements entered into by Parent or its Affiliates in connection with the Transactions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” has the meaning set forth in Section 4.18(c).

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Insurance Company” means the Company’s wholly owned Subsidiary, Presidential Life Insurance Company, a New York corporation.

“Insurance Contract” means any contract, agreement or policy of insurance or reinsurance, binder, slip, endorsement or certificate, and forms with respect thereto, including any life, health, accident and disability insurance policy, variable, fixed, indexed or payout annuity, guaranteed investment contract and any other insurance policy or insurance or annuity contract or certificate issued, ceded or assumed by the Insurance Company.

“Insurance Laws” has the meaning set forth in Section 4.4.

“Insured Parties” has the meaning set forth in Section 6.7(b).

“Intellectual Property” means all (i) copyrights and copyrightable subject matter, and registrations and applications for any of the foregoing; (ii) patents and patent applications, including any continuations, divisionals, continuations-in-part, renewals, and reissues for any of the foregoing; (iii) trademarks, service marks, trade names, logos, slogans and other similar designations of source or origin, together with the goodwill of the business symbolized by any of the foregoing, and registrations and applications for any of the foregoing; (iv) trade secrets and confidential processes, know-how and information; (v) Internet domain names; and (vi) other similar intangible assets.

“Investment Assets” has the meaning set forth in Section 4.17.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Management Agreement” means the Investment Management Agreement dated as of June 1, 2011, between J.P. Morgan Investment Management Inc. and the Insurance Company.

“IRS” means the U.S. Internal Revenue Service.

“knowledge of the Company” means the actual knowledge of the people set forth in Section 1.1(a) of the Company Disclosure Letter, and the knowledge that such people would have if they had conducted a reasonable inquiry of the executives and managers having primary responsibility for such matters.

“knowledge of Parent” means the actual knowledge of the people set forth in Section 1.1(a) of the Parent Disclosure Letter, and the knowledge that such people would have if they had conducted a reasonable inquiry of the executives and managers having primary responsibility for such matters.

“LALIC” has the meaning set forth in Section 1.1.

“Law” means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.18(b).

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, community property interest or restriction of any nature.

“Maximum Premium” has the meaning set forth in Section 6.7(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Extraordinary Dividend Amount” means an amount equal to $100 million plus the amount of any contributions made by the Company to the capital of any of its Subsidiaries after December 31, 2011 and prior to the Closing.

“NASDAQ” means the NASDAQ Global Select Market.

“Net Assets” means, with respect to the Company, (i) all assets of the Company, reduced by the carrying value of the Insurance Company and all deferred tax assets (if any) of the Company, minus (ii) all liabilities (other than deferred tax liabilities (if any)) of the Company, in each case determined in accordance with GAAP and as set forth on the Reference Balance Sheet. For purposes of calculating Net Assets of the Company,

(A) any Specified Expense not paid by the Company prior to the Closing Date shall be deemed accrued as a liability of the Company and (B) any amounts paid by the Company pursuant to Section 8.1(e) shall be deemed assets of the Company, and any amounts payable by the Company pursuant to Section 8.1(e) shall not be deemed accrued as a liability of the Company.

“Net Hedging Costs” means, as of any date of determination, an amount equal to the excess, if any, of (i) the aggregate amount of all Hedging Costs over (ii) the fair market value of all hedging arrangements entered into by Parent or its Affiliates in connection with the Transactions as of such date.

“NYSDFS” means the New York State Department of Financial Services (formerly known, in part, as the New York State Insurance Department).

“Option Consideration” has the meaning set forth in Section 3.5(a).

“Ordinary Course of Business” means, with respect to an action taken by any Person, an action that (i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person; (ii) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) or the holders of the capital stock or other equity interests of such Person; and (iii) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Owned Intellectual Property” means the Intellectual Property in which the Company or any of its Subsidiaries has or purports to have an ownership interest (solely, or jointly with any Person).

“Owned Real Property” has the meaning set forth in Section 4.18(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” means the Disclosure Letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Insurance Approvals” has the meaning set forth in Section 5.4.

“Parent Material Adverse Effect” means any material adverse change or effect on the ability of Parent or Merger Sub to consummate timely the Transactions or to perform timely their obligations under this Agreement.

“Parent Plan” has the meaning set forth in Section 6.4(b).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Payment Fund” has the meaning set forth in Section 3.2(b).

“Permit” has the meaning set forth in Section 4.11(c).

“Permitted Liens” has the meaning set forth in Section 4.18(a).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Prior Company Bidder” has the meaning set forth in Section 6.3(a).

“Producer” has the meaning set forth in Section 4.14(a).

“Producer Agreement” means a contract or agreement between the Company or any of its Subsidiaries and any Producer in respect of the marketing, selling, servicing or issuing of insurance business by such Producer.

“Proxy Statement” has the meaning set forth in Section 4.4.

“Real Property Leases” has the meaning set forth in Section 4.18(b).

“Recapitalization” has the meaning set forth in Section 5.4 of the Parent Disclosure Letter.

“Recommendation Date” has the meaning set forth in Section 7.2(i).

“Reference Balance Sheet” means the balance sheet of the Company, prepared by the Company in accordance with GAAP, as of the close of business on the last day of the calendar month immediately preceding the calendar month in which the Closing Date occurs; provided, however, that if the last day of the calendar month immediately preceding the calendar month in which the Closing Date occurs is not the last day of a calendar quarter, then the Reference Balance Sheet shall be the balance sheet of the Company, prepared in accordance with GAAP, as of the last day of the calendar quarter immediately preceding the Closing Date (the “Quarter-End Balance Sheet”), adjusted to, in accordance with GAAP, to reflect changes affecting Net Assets between the date of the Quarter-End Balance Sheet and the close of business on the last day of the calendar month immediately preceding the calendar month in which the Closing Date occurs, which adjustments shall be set forth in a separate column and shall include monthly accruals, mark-to-market adjustments and other journal entries.

“Registered Intellectual Property” means all Owned Intellectual Property that is registered, filed or issued under the authority of any Government Entity (or, in the case of an Internet domain name, with an Internet domain name registrar), or for which an application to register has been filed with any Governmental Entity.

“Reinsurance Agreement” has the meaning set forth in Section 4.13(b).

“Reinsurance Transaction” means the transactions contemplated by the Coinsurance Agreement.

“Representatives” has the meaning set forth in Section 6.2(a).

“SAP” means the statutory accounting principles or practices prescribed or permitted by the NYSDFS.

“SAP Statements” has the meaning set forth in Section 4.5(c).

“SEC” means the United States Securities and Exchange Commission.

“Second Extension Option” has the meaning set forth in Section 8.1(b)(i).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SNDA” means a subordination, non-disturbance and attornment agreement.

“Specified Expense” means any costs or expenses incurred or payable by the Company or any of its Subsidiaries related to any of the following: severance; this Agreement and the Ancillary Agreements, the

Merger and the other Transactions; or any adjustment to the Purchase Price (as defined in the GALAC Purchase Agreement) that becomes payable before the Closing.

“Subscription Agreements” has the meaning set forth in Section 5.5.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity that is consolidated with such Person for financial reporting purposes under GAAP.

“Superior Proposal” means any bona fide written Acquisition Proposal, on its most recently amended or modified terms, if so amended or modified, made by a Person (other than a Prior Company Bidder) for which any necessary financing is committed that the Company’s board of directors determines, in good faith, after consultation with its outside legal counsel and its independent financial advisor, to be (i) more favorable to the Company and its stockholders, from a financial point of view, than the Transactions (taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 6.3(d) or otherwise and all financial, legal, regulatory and other aspects of such proposal) and (ii) reasonably capable of being consummated on the terms so proposed; provided that for purposes of this definition references to 20% in the definition of “Acquisition Proposal” shall be deemed to be references to “all or substantially all.”

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” shall mean any report, return, declaration or filing required to be supplied to any taxing authority with respect to Taxes, and any schedules thereto or amendments thereof, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means: (i) any and all taxes, charges, customs, duties, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, value added, license, net worth, payroll, franchise, transfer, recording, premium, retaliatory, windfall profit, severance, production, employment, alternative or add-on minimum, ad valorem, stamp and environmental (including taxes under Code Section 59A) taxes, imposed by the United States Internal Revenue Service or any taxing authority (including any federal, state, local or foreign government or any subdivision or taxing agency thereof); and such term shall include any interest, penalties or additional amounts attributable thereto, or imposed in connection therewith and (ii) any liability of the Company or any of its Subsidiaries for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any obligation of the Company or any of its Subsidiaries under any Tax sharing agreement or Tax indemnity arrangement or as transferee or successor

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements, including the payment of the Extraordinary Dividend and the consummation of the Reinsurance Transaction.

“Treasury Regulations” means the regulations prescribed under the Code.

“Voting Company Debt” has the meaning set forth in Section 4.2(a).

Section 1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa; words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to (or copies thereof) were made available to Parent and its advisers in the electronic dataroom established by the Company or were delivered to Parent by the Company or the Company Representatives in connection with the Transactions, or were publicly available on the SEC’s website, in each case, before the date hereof.

(e) References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

(f) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement.

(g) Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL.

Section 2.2 Effective Time. Before the Closing, Parent shall prepare, and on the Closing Date (or on such other date as Parent and the Company may agree in writing) Parent shall cause to be filed, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

Section 2.3 Closing. The parties shall cause the closing of the Merger (the “Closing”) to take place at 9:00 a.m., Eastern Time, on the last Business Day of the month during which the last of the conditions set forth in Article VII hereof (other than the conditions that by their nature are to be satisfied at the Closing, subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) has been satisfied or waived in accordance with this Agreement (the “Condition Satisfaction”) or, if the Condition Satisfaction occurs less than two Business Days prior to the last Business Day of any month, on the last Business Day of the immediately succeeding month, at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036-8299, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

Section 2.4 Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full to read as set forth in Exhibit C and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such by-laws.

Section 2.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of capital stock of Merger Sub or the Company:

(a) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of the common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned by Parent or the Company or any wholly owned subsidiary of Parent or the Company (other than shares of Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties), if any, shall be cancelled automatically and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Sections 3.1(b) and Dissenting Shares) shall be converted into the right to receive $14.00 in cash, without interest (the “Merger Consideration”).

(d) All of the shares of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Common Stock (each, a “Certificate”) or book-entry shares (“Book-Entry Shares”) shall thereafter cease to have any rights with respect to such Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares, the Merger Consideration into which the shares of Common Stock formerly represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 3.1, as well as any dividends to which holders of Common Stock may become entitled in accordance with Section 3.3(c).

(e) If, between the date of this Agreement and the Effective Time, the outstanding number of shares of Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, combination, subdivision, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, appropriate and equitable adjustments shall be made to the Merger Consideration and any other similar dependent items, as the case may be, to provide the holders of Common Stock the same economic effect as contemplated by this Agreement prior to such event or transaction.

Section 3.2 Paying Agent and Deposit of Payment Fund.

(a) Not less than three Business Days before the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which are reasonably satisfactory to the Company. Parent shall be responsible for all fees and expenses of the Paying Agent.

(b) Parent shall deposit, or cause to be deposited, on a timely basis after the Effective Time, with the Paying Agent, for the benefit of the holders of Certificates and Book-Entry Shares and Company Options, for payment in accordance with this Article III through the Paying Agent, sufficient funds for the payment of the aggregate Merger Consideration and other amounts payable under this Article III. Such funds provided to the Paying Agent are referred to as the “Payment Fund.”

Section 3.3 Payment Procedures.

(a) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Book-Entry Share immediately prior to the Effective Time a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Common Stock formerly represented by such Certificate or Book-Entry Share less any required withholding of Taxes pursuant to Section 3.3(h) and such Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(b) The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment, (ii) money market mutual or similar funds having assets in excess of $1,000,000,000 or (iii) rated Baa3 or P-3 (or higher) by Moody’s Investors Service, BBB- or A-3 (or higher) by Standard & Poor’s or BBB- or F3 (or higher) by Fitch Group. Earnings on the Payment Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Payment Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund.

(c) Until surrendered in accordance with this Section 3.3, each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time that may have been authorized by the Company in accordance with this Agreement and that remain unpaid at the Effective Time. Any Merger Consideration paid upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and, in the case of a Certificate, the shares of Common Stock formerly represented by it.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered to Parent. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto nor any of their respective Representatives shall be liable to any Person in respect of cash that would have otherwise been payable in respect of any Certificate of Book-Entry Share from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered before five years after the Effective Time (or, if earlier, immediately prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent ) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

(h) Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts that are required to be deducted or withheld therefrom under the Code, or any applicable state, local or foreign Tax Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

Section 3.4 Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised his appraisal rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as set forth herein, unless and until the holder shall have failed to perfect, or shall have waived, effectively withdrawn or lost, his right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such holder of shares of Common Stock shall have failed to perfect or shall have waived, effectively withdrawn or lost such right or it is determined that such holder does not have appraisal rights, each share of Common Stock of such holder shall be treated as a share of Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give prompt notice to Parent of any written demands received by the Company for appraisal of shares of Common Stock pursuant to Section 262 of the DGCL or written threats thereof, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company with respect to stockholders’ rights of appraisal and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 3.5 Company Options and Company Stock Awards.

(a) Company Options. As of the Effective Time, each Company Option outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Option, shall be canceled and converted into the right to receive from Parent or the Surviving Corporation promptly following the Effective Time an amount in cash, if any, without interest, equal to the Option Consideration (as defined below) multiplied by the aggregate number of shares of Common Stock that may be acquired upon exercise of such Company Option, immediately before the Effective Time. “Option Consideration” means the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Option.

(b) Company Stock Awards. Immediately prior to the Effective Time, any then outstanding restricted shares of Common Stock held under the Company Equity Plan shall become fully vested, subject to applicable income and employment withholding Taxes. All shares of Common Stock then outstanding as a result of the full vesting of the restricted shares of Common Stock shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(c) Prior to the Effective Time, the Company shall use reasonable best efforts to effectuate the provisions of this Section 3.5, including obtaining executed acknowledgements in the form of Exhibit D from each holder of Company Options to the treatment of their Company Options as provided in Section 3.5(a).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports filed by the Company on or after December 31, 2011 and at least two Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other disclosures included in such Company SEC Reports to the extent they are predictive or forward-looking in nature and provided that in no event shall any disclosure in any Company SEC Reports qualify or limit the representations and warranties of the Company set forth in Section 4.1 (Organization), Section 4.2 (Capitalization; Subsidiaries), Section 4.3 (Authorization; Validity of Agreement; Company Action) or Section 4.23 (Brokers or Finders)) or in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority or to possess such franchises, licenses, permits, authorizations or approvals would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and by-laws of the Company, as currently in effect, and the comparable charter and organizational documents of each Subsidiary of the Company, in each case, as currently in effect, and neither the Company nor any of its Subsidiaries is in violation of any material provision of its certificate of incorporation, by-laws or other comparable charter or organizational documents. The stock certificate and transfer books and the minute books of the Company and each Subsidiary of the Company, all of which have been made available to Parent before the date hereof, are true, complete and correct. At the Closing, all such books will be in the possession of the Company or the applicable Company Subsidiary.

Section 4.2 Capitalization; Subsidiaries.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of 100,000,000 shares of Common Stock, par value $0.01 per share, 29,591,739 of which were issued and outstanding. As of the date hereof, (i) 1,000,000 shares of Common Stock were reserved and available for issuance under the Company Equity Plan, and (ii) Company Options to acquire 301,540 shares of Common Stock were issued and outstanding. All the outstanding shares of the Company’s capital stock and all shares of Common Stock that are available for issuance are, or upon issuance will be, duly authorized, validly issued, fully paid, nonassessable and free of any purchase options, call options, rights of first refusal, subscription rights, preemptive rights or any similar rights under any provision of Law (including the DGCL), the Company’s certificate of incorporation and bylaws, the certification of incorporation or by-laws (or comparable documents) of any of its Subsidiaries or any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement to which the Company or any of its Subsidiaries is a party or otherwise bound. Section 4.2(a) of the Company Disclosure Letter lists, with respect to each outstanding Company Option: (a) the holder thereof, (b) the grant or issuance date, (c) the expiration date, (d) the number of shares of Common Stock issuable thereunder, (e) the exercise price and (f) the vesting schedule thereof (including any acceleration terms in excess of those provided in the Company Equity Plan). There are not any bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock of the Company or any Company Subsidiary may vote (“Voting Company Debt”). Except as set forth in Section 4.2(a) of the Company Disclosure Letter, there are no (i) options, warrants, calls, subscriptions or other rights, convertible securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or Voting Company Debt or securities convertible into or exchangeable for such shares, equity interests or Voting Company Debt, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens. No legend or other reference to any purported Lien appears upon any certificate representing the shares or any equity securities or other securities of any of the Company’s Subsidiaries. Section 4.2(b) of the Company Disclosure Letter sets forth, as of the date hereof, the name and jurisdiction of incorporation for each Subsidiary of the Company and a true, complete and correct list of all capital stock, membership interests, partnership interests, joint venture interests and other equity interests in any Person (other than a Subsidiary of the Company) owned, directly or indirectly, by the Company or any of its Subsidiaries.

Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and, subject to obtaining the approval and adoption of this Agreement by the holders of at least a majority of the shares of Common Stock outstanding as of the record date for the Company Special Meeting (the “Company Stockholder Approval”) at the Company Special Meeting, to consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and the consummation by the Company of the Merger, have been duly authorized by its board of directors and, subject to the receipt of the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and the consummation by it of the Merger. This Agreement has been duly executed and delivered by the Company, and at or before the Closing the Company will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, this Agreement is, and each Ancillary Agreement to which it is, or is specified to be, a party will be after such execution and delivery, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) general principles of equity. The Committee (as defined in the Company Equity Plan) has adopted, or will adopt prior to the Closing Date, resolutions interpreting and adjusting the Company Equity Plan to provide for the treatment of the Company Options and restricted shares of Common Stock held under the Company Equity Plan as provided in Section 3.5.

Section 4.4 Consents and Approvals; No Violations. Except for (a) filings pursuant to the HSR Act and any required filings or notifications under any foreign antitrust or competition laws, (b) applicable requirements of and filings with the SEC under the Exchange Act, including the proxy statement to be mailed to the Company’s stockholders in connection with the Company Special Meeting (the “Proxy Statement”), (c) filings with NASDAQ, (d) the filing of the Certificate of Merger, (e) approvals or filings under all applicable state Laws regulating the business of insurance (collectively, “Insurance Laws”) as set forth in Section 4.4 of the Company Disclosure Letter (the “Company Insurance Approvals”) and (f) any other consents, approvals or filings set forth in Section 4.4 of the Company Disclosure Letter, the execution, delivery or performance of this Agreement by the Company do not, the execution and delivery by the Company of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation by the Company of the Merger and the other Transactions will not (i) conflict with, violate or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) assuming that the consents, approvals, and filings referred to herein and in the Company Disclosure Letter are duly obtained and/or made, conflict with, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or give rise to a right of termination, cancelation or acceleration of any obligation, or to loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, (iii) assuming that the consents, approvals, and filings referred to herein and in the Company Disclosure Letter are duly obtained and/or made, conflict with, violate or give rise to a right to challenge the Transactions under, any Law applicable to the Company or any of its Subsidiaries or (iv) require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of, any federal, state, local or foreign government, court, legislative, executive or regulatory authority, commission, agency or any self-regulatory agency (a “Governmental Entity”); except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.5 Reports; Regulatory Matters; No Separate Accounts.

(a) The Company has filed all reports and other documents with the SEC required to be filed or furnished by the Company since January 1, 2009 (any such report or other document filed during such period by the Company, as each such report or other document may have been amended or restated, collectively, the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding with, or is subject to any commitment letter or similar undertaking to, any Governmental Entity that currently materially restricts the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated NYSDFS-regulated insurance companies or their Subsidiaries.

(c) The Insurance Company has filed or submitted all annual and quarterly statutory statements required to be filed with or submitted to the NYSDFS since January 1, 2009 on forms prescribed or permitted by the NYSDFS (such statutory statements filed or submitted during such period, as amended or restated, collectively, the “SAP Statements”), and, prior to the date hereof, true, complete and correct copies of such SAP Statements have been made available to Parent. As of their respective filing dates, the SAP Statements complied as to form in all material respects with, to the extent in effect at the time of filing or submission, the applicable requirements of Insurance Laws. The SAP Statements were derived from or are consistent with the books and records of the Insurance Company and were prepared in all material respects in conformity with SAP and the SAP Statements fairly presented in all material respects the statutory financial position and the statutory results of operations of the Insurance Company as of the dates and for the periods presented. To the knowledge of the Company, no material deficiency has been asserted in writing with respect to the SAP Statements by the NYSDFS that has not been remedied.

(d) There are no material impairments of any assets of the Company or its Subsidiaries other than impairments reflected in the GAAP Statements or the SAP Statements as of and for the period ended December 31, 2011.

(e) The Insurance Company has no variable Insurance Contracts in force and is not required to maintain any separate accounts under applicable Law and SAP.

Section 4.6 Company Financial Statements; Internal Controls.

(a) Each of the financial statements (including the related notes thereto) of the Company included in the Company SEC Reports (collectively, the “GAAP Statements”) was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, which statements were prepared in accordance with GAAP as applicable to stock life insurance companies for interim financial statements in accordance with the rules and regulations of the SEC) and fairly presented in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods presented (subject, in the case of unaudited statements, to normal year-end adjustments and the absence of all of the information and footnotes required by GAAP applicable to stock life insurance companies for complete financial statements) in conformity with GAAP. The books and records of the Company and its Subsidiaries are true, complete and correct, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described. At the Closing, all such books and records will be in the possession of the Company or the applicable Subsidiary thereof. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

(b) The Company has in all material respects designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a role in the Company’s internal controls over financial reporting.

Section 4.7 No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the Ordinary Course of Business since the date of the most recent audited balance sheet included in the GAAP Statements and not in violation hereof, (b) liabilities and obligations disclosed in the most recent audited balance sheet included in the GAAP Statements, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement and (d) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued).

Section 4.8 Absence of Certain Changes. Except as contemplated by this Agreement, since September 30, 2011 through the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in all material respects only in the Ordinary Course of Business and (ii) there has not occurred any event that constitutes or would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.9 Employee Benefit Plans; ERISA.

(a) Each Company Benefit Plan is listed on Section 4.9(a) of the Company Disclosure Letter. The Company has made available to Parent true, complete and correct copies, as applicable, of: (i) each Company Benefit Plan document, related trust contracts, insurance contracts and policies and all amendments thereto, (ii) all current summary plan descriptions, (iii) the Form 5500 annual reports and accompanying schedules and actuarial reports, as filed, for the most recently completed three plan years, (iv) any discrimination tests performed during the last two plan years and (v) summaries of any Company Benefit Plans for which there is not a plan document. Except to the extent specifically made available to Parent, as of the date hereof there are no material amendments to any Company Benefit Plan that have been adopted or approved, nor has the Company or any of its Subsidiaries committed or undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan.

(b) Each Company Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and applicable Laws, including Section 409A of the Code to the extent applicable. There are no actions, suits or claims (other than routine claims for benefits) pending, or to the knowledge of the Company, threatened or anticipated with respect to any Company Benefit Plan. Each Company Benefit Plan that is an “employee pension benefit Plan” (as defined in Section 3(2) of ERISA) and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has been adopted under a prototype plan or volume submitter plan approved by the United States Internal Revenue Service. No event has occurred and no circumstances exist that would adversely affect the tax qualification of such Company Benefit Plan, materially increase its cost or require security under Section 436 of the Code. There are no pending audits, investigations or written inquiries by any Governmental Entity with respect to the Company Benefit Plans.

(c) Neither the Company nor any of its ERISA Affiliates maintains or, within the last six years, has maintained, contributes or, within the last six years, has contributed to, or has any obligation or liability (contingent or otherwise) with respect to (x) any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (y) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (z) a “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(d) Neither the execution or delivery of this Agreement or the Ancillary Agreements nor the consummation of the Transactions will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any officer, employee, director, consultant or independent contractor of the Company or any of its Subsidiaries, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such officer, employee, director, consultant or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation payable to, or forgiveness of any debt of any officer, employee, director, consultant or independent contractor or (iv) result in payments under any Company Benefit Plan that would not be deductible under Section 162(m) of the Code or Section 280G of the Code. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or its Subsidiaries in connection with the Transactions (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code, or would constitute an “excess parachute payment” if such amounts were subject to the provisions of Section 280G of the Code. No Person is entitled to receive any additional payment from the Company or its Subsidiaries as a result of the imposition of a Tax under Section 4999 of the Code.

(e) Neither the Company nor any of its Subsidiaries has any material liability with respect to an obligation to provide health or other non-pension benefits to any employee of the Company or any of its Subsidiaries or any other individual beyond his or her retirement or termination of employment or services other than coverage mandated by Law.

(f) Neither the Company nor any ERISA Affiliate has a material liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code or (ii) under Section 502(i) or 502(l) of ERISA or Section 4975 of the Code.

(g) All material contributions required to be made under each Company Benefit Plan have been timely made and all obligations in respect of each Company Benefit Plan as of the date of this Agreement have been properly accrued and reflected in the financial statements. All premiums, fees and administrative expenses required to be paid under the Company Benefit Plans for the period on or before the Effective Time have been, or will be, paid by the Company prior to the Effective Time.

(h) For each officer, director, employee, consultant or independent contractor of the Company and its Subsidiaries, Section 4.9(h) of the Company Disclosure Letter sets forth as of the date hereof the name, position, location, date of hire, current annual salary, hourly rate of pay, commission or bonus arrangement (as applicable), service credited for purposes of vesting and eligibility under any Company Benefit Plan, current status as either active or on leave and, if on leave, the type and date of such leave.

(i) Except as set forth on Section 4.9(i) of the Company Disclosure Letter, no condition exists that would prevent the Company or its Subsidiaries from amending or terminating any Company Benefit Plan without material cost.

(j) Except as set forth on Section 4.9(j) of the Company Disclosure Letter, none of the Company Benefit Plans limits or restricts the Company’s ability to terminate the employment or service of any officer, director, employee, consultant or independent contractor of the Company for any reason without liability.

Section 4.10 Litigation. As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets that (i) would or seeks to materially delay or prevent the consummation of the Merger or the Transactions or (ii) would, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

Section 4.11 Compliance with Law.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries, including, to the extent applicable, Insurance Laws (including all applicable Laws relating to the sale and marketing of securities, including variable annuity and life contracts, and the administration of related investor accounts, and all applicable Laws relating to the sale, marketing, issuance, administration and underwriting of insurance or annuity policies and contracts), the Securities Act and the Exchange Act. Since January 1, 2009, the Company and its Subsidiaries have filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Entity, and all such material reports, statements, documents, registrations, filings and submissions were in compliance with all applicable Laws when filed or as amended or supplemented, and no material deficiencies that remain unsatisfied have been asserted in writing by any Governmental Entity with respect to such material reports, statements, documents, registrations, filings or submissions. Neither the Company nor any of its Subsidiaries (i) has received, at any time since January 1, 2009, any notice or communication from any Governmental Entity regarding any actual, alleged or potential material violation of, or material failure on the part of the Company or any of its Subsidiaries to comply with, any Laws applicable to it or its assets, properties or business and (ii) is not a party to, or bound by, any order, decree, ruling or other action of a Governmental Entity that is material to the Company and its Subsidiaries. The Company and its Subsidiaries is in compliance with all applicable Laws relating to, and its policies applicable to, its collection, use of and disclosure of personal or private information of customers or consumers. Neither the Company nor any of its Subsidiaries is relying on any exemption from or deferral of any Law or Permit that would not reasonably be expected to be available to the Company and its Subsidiaries after consummation of the Merger and the other Transactions.

(b) (i) Since January 1, 2009, neither the Company or any of its Subsidiaries has received any communication from any Person that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law or subject to liability under any Environmental Law, (ii) the Company and its Subsidiaries hold, and are in compliance with, all Permits required for the Company and its Subsidiaries to conduct their respective businesses under Environmental Laws, and are in compliance with all Environmental Laws, except for any instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (iii) to the knowledge of the Company, there are no environmental reports in the Company’s or any of its Subsidiaries’ possession or control that disclose the presence of any adverse environmental condition at or on any of the Owned Real Property or any currently or formerly Leased Real Property which adverse condition would reasonably be expected to result in material environmental liabilities on the part of the Company or any of its Subsidiaries , (iv) the Company and its

Subsidiaries have not entered into or agreed to any decree, order or judgment and are not subject to any decree, order or judgment relating to compliance with any Environmental Law or obligating the Company or any of its Subsidiaries to undertake investigation or cleanup of Hazardous Material, or to monitor the environmental condition of any Owned Real Property where the resulting obligations would reasonably be expected to result in material environmental liabilities on the part of the Company or any of its Subsidiaries, (v) neither the Company nor any of its Subsidiaries has any contingent liabilities including any assumed, whether by contract or operation of Law, liabilities or obligations, in connection with any Hazardous Materials or arising under any Environmental Laws in connection with its business or any formerly owned or operated divisions, subsidiaries or companies, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect, (vi) to the knowledge of the Company, there are no asbestos-containing materials or polychlorinated biphenyls on, at or under any Owned Real Property or Leased Real Property, (vii) neither the Company nor any of its Subsidiaries has ever owned, leased or operated any real property other than the Owned Real Property and the Leased Real Property, (viii) neither the Company nor any of its Subsidiaries has disposed of, or arranged for the disposal of, Hazardous Materials at any onsite or offsite location where any resulting liability would reasonably be expected to result in material environmental liabilities on the part of the Company or any Subsidiary and (ix) to the knowledge of the Company, since January 1, 2009, there have been no Releases of Hazardous Materials on, at or under any of the Owned Real Property or Leased Real Property or any other property or facility formerly owned, leased or operated by the Company, any of its Subsidiaries or any of their respective predecessors that would reasonably be expected to result in material environmental liabilities on the part of the Company or any Subsidiary.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”) and (ii) all such Company Permits are in full force and effect. Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened, action, claim, suit, proceeding or governmental investigation seeking, or that would reasonably be expected to lead to, the revocation, cancellation, suspension, limitation, amendment, termination, modification, restriction, impairment or non-renewal of any Company Permit.

(d) Neither the Company nor any of its Subsidiaries is a party to any contract or agreement with or other undertaking to, or subject to any order by, or the recipient of any supervisory letter or other written communication of any kind from, any Governmental Entity which relates to its reserve adequacy or its claims, marketing, sales, trade or underwriting practices or policies in respect of its business, nor, to the knowledge of the Company, has the Company or any of its Subsidiaries been notified by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, contract, undertaking, letter or other written communication.

(e) As of the date hereof, neither the Company nor any of its Subsidiaries, nor any joint venture to which the Company or any of its Subsidiaries is a party, nor any of their directors, officers, agents or employees, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained or (iv) in violation of the U.S. Foreign Corrupt Practices Act or any other Law.

Section 4.12 Material Contracts.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each contract, agreement, commitment or other legally binding arrangement to which the Company or any of its Subsidiaries is a party or by which the properties or assets of the Company or any of its Subsidiaries is bound (including any amendments, supplements or modifications thereto) that as of the date hereof:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) is an employment contract;

(iii) is a collective bargaining agreement or other contract with any labor organization, union or association;

(iv) contains any covenant expressly limiting, in any material respect, the ability of the Company or any of its Subsidiaries to engage in a material line of business, to compete with any Person in a material line of business or to conduct the business of the Company or any of its Subsidiaries;

(v) is with (A) any Affiliate of the Company (other than a wholly owned Subsidiary of the Company) or (B) any current or former officer, director or employee of the Company, or a Subsidiary or Affiliate of the Company, or any Affiliate of such officer, director or employee;

(vi) contains a license, sublicense, option or other agreement relating in whole or in part to the Intellectual Property of the Company or any of its Subsidiaries (including any license or other agreement under which the Company or any of its Subsidiaries is licensee or licensor of any Intellectual Property);

(vii) creates a material partnership, joint venture or similar arrangement that is not entered into in the Ordinary Course of Business;

(viii) relates to (A) indebtedness incurred by the Company or any of its Subsidiaries, (B) a guarantee by any Person, including the Company or a Company Subsidiary, of indebtedness, liabilities or obligations of the Company or any of its Subsidiaries or (C) a guarantee by the Company or any of its Subsidiaries of indebtedness, liabilities or obligations of any Person, including the Company or another Subsidiary of the Company, in each case other than in the Ordinary Course of Business having a principal amount in excess of $50,000;

(ix) under which the Company or a Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries;

(x) provides for indemnification of any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person;

(xi) contains a confidentiality agreement;

(xii) involves payment by the Company or any of its Subsidiaries of more than $50,000 or extends for a term more than 180 days from the date hereof (unless terminable without payment or penalty upon no more than 60 days’ notice);

(xiii) involves the obligation of the Company or any of its Subsidiaries to deliver products or services for payment of more than $50,000 or extending for a term more than 180 days from the date hereof (unless terminable without payment or penalty upon no more than 60 days’ notice);

(xiv) is a Contract for the sale of any asset of the Company or any of its Subsidiaries (other than inventory sales in the Ordinary Course of Business) or the grant of any preferential rights to purchase any such asset or requiring the consent or approval of any party to the transfer thereof;

(xv) obligates the Company or any of its Subsidiaries to conduct any business that is material to the Company on an exclusive basis with any third party;

(xvi) relates to the acquisition or disposition by the Company or any of its Subsidiaries of any business or operations involving value in excess of $50,000 as to which there are any material ongoing obligations of the Company or any of its Subsidiaries; or

(xvii) is any other contract, agreement, commitment or other legally binding arrangement that has an aggregate future liability to any Person in excess of $50,000 and is not terminable by the Company or a Subsidiary of the Company by notice of not more than 60 days for a cost of less than $25,000.

(b) Each contract set forth or required to be set forth in Section 4.12(a) of the Company Disclosure Letter is referred to herein as a “Company Material Contract”, and a true, correct and complete copy of each Company Material Contract, together with all amendments, supplements and modifications thereto, has been made available to Parent. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company or its applicable Subsidiary and, to the knowledge of the Company, each other party thereto, as applicable, and is in full force and effect and enforceable by the Company or its applicable Subsidiary (except that such enforcement may be subject to (x) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) general principles of equity) and (ii) there is no event or condition that has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach by the Company or its applicable Subsidiary under any Company Material Contract. The Company or its applicable Subsidiary has performed all material obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. Neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Company Material Contract. No circumstances exist and since January 1, 2009 no event has occurred that (with or without notice or lapse of time, or both) would contravene, conflict with, or result in a violation or breach of, or give the Company or any of its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract. None of the Company and any of its Subsidiaries has received any written notice of the intention of any party to terminate any Company Material Contract. The Company has not waived the benefits of, provided any consent under, permitted any noncompliance with, failed to enforce, or agreed to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party. No confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party, or any covenant or other provision contained therein, has or will be terminated as a result of the execution and delivery hereof or of any Ancillary Agreement.

Section 4.13 Insurance Matters.

(a) The Company conducts its insurance operations through the Insurance Company. The Insurance Company is (i) duly licensed or authorized as an insurance company in the State of New York, (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or eligible and (iii) duly authorized or eligible in New York and each other applicable jurisdiction to write each line of business reported as being written in the SAP Statements, except in the case of clauses (i), (ii) and (iii) as the failure to be so licensed, authorized or eligible would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.13 of the Company Disclosure Letter sets forth a true, complete and correct list of all reinsurance and retrocession treaties and agreements in force as of the date of this Agreement to which the Company or any of its Subsidiaries is a ceding or assuming party (collectively, the “Reinsurance Agreements”). A true, complete and correct copy of each of the Reinsurance Agreements has been made available to Parent. There are no liabilities currently ceded to the Insurance Company under any Reinsurance Agreement to which the Insurance Company is the assuming party. Each Reinsurance Agreement is in full force and effect and is a valid and binding obligation of the Company or its applicable Subsidiary. Neither the Company nor any of its Subsidiaries is, and to the knowledge of the Company, no other party thereto is, in default in any material respect as to any material provision of any Reinsurance Agreement. No Reinsurance Agreement contains any provision providing that any party thereto may terminate such Reinsurance Agreement by reason of the Transactions. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written notice to the effect that (i) the financial condition of any reinsurer party to any Reinsurance Agreement is materially impaired with the result that a default thereunder may reasonably be anticipated, (ii) there is a dispute with respect to any material amounts recoverable or payable by the Company or any of its Subsidiaries pursuant to any Reinsurance Agreement or (iii) any amount of reinsurance ceded by the Company or its Subsidiaries will be uncollectible or otherwise defaulted upon. All reinsurance premiums due under such Reinsurance Agreements have been paid in full or were adequately accrued or reserved for by the Company and its Subsidiaries.

(c) Except for regular periodic assessments in the Ordinary Course of Business or assessments based on developments that are publicly known within the insurance industry, as of the date hereof, no claim or assessment is pending or, to the knowledge of the Company, threatened in writing against the Insurance Company by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers, except for any such claims or assessments that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) All policy and contract forms on which the Company or any of its Subsidiaries has issued Insurance Contracts and all amendments, applications, marketing materials, brochures, illustrations and certificates pertaining thereto have, to the extent required by applicable Law, been approved by all applicable Governmental Entities or filed with and not objected to by such Governmental Entities within the period provided by applicable Law for objection, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(e) The Company has made available to Parent (i) true, complete and correct copies of all examination reports (including financial, market conduct and similar examinations) issued by any insurance regulatory authority with respect to the Company or any of its Subsidiaries which have been completed and issued since December 31, 2008, (ii) any draft or incomplete examination reports (including financial, market conduct and similar examinations) provided to the Company or any of its Subsidiaries by any insurance regulatory authority with respect to the Company or any of its Subsidiaries pursuant to any currently ongoing or incomplete examinations and (iii) all material Holding Company System Act filings or submissions made by the Company or any of its Subsidiaries with any insurance regulatory authority since December 31, 2008. Since December 31, 2008, no material deficiencies or violations with respect to the Company or any of its Subsidiaries have been asserted in writing by any insurance regulatory authority, other than any deficiency or violation which has been cured or otherwise resolved to the satisfaction of the insurance regulatory authority that noted such deficiency or violation. Neither the Company nor any of its Subsidiaries is deemed “commercially domiciled” under the Laws of any jurisdiction and is not otherwise treated as domiciled in a jurisdiction other than the State of New York.

(f) The Company and its Subsidiaries have marketed, sold and issued the Insurance Contracts in compliance with applicable Law, including (i) all applicable requirements and prohibitions relating to suitability of sales and replacement of policies and annuity products, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance, (iii) all applicable requirements relating to insurance product projections and illustrations and (iv) all applicable requirements relating to the advertising, sales and marketing of insurance and annuity products and guaranteed investment contracts.

(g) Neither the Company nor any of its Subsidiaries currently maintains has at any time maintained any retained asset or other similar accounts with respect to benefits payable under any Insurance Contract.

(h) Neither the Company nor any of its Subsidiaries has received any notice of any unclaimed property or escheat audit or investigation from any Governmental Entity. The Company and its Subsidiaries maintain unclaimed property and escheat policies, procedures and guidelines which comply with all applicable Laws, true, complete and correct copies of which have been made available to Parent. The Company and its Subsidiaries are and at all times have been in compliance with all such policies, procedures and guidelines and any applicable Laws related thereto.

(i) The policy reserves of the Company and its Subsidiaries recorded in the SAP Statements, as of their respective dates: (i) have been computed in accordance with presently accepted actuarial standards consistently applied and were fairly stated, in accordance with sound actuarial principles; (ii) have been based on actuarial assumptions which produced reserves at least as great as those called for in any insurance contract provision as to reserve basis and method, and are in accordance with all other insurance contract provisions; (iii) met all requirements of applicable Law and regulatory requirements of the applicable insurance regulatory authorities of the Company and its Subsidiaries and are at least as great as the minimum aggregate amounts required by such insurance regulatory authorities; (iv) have been computed on the basis of assumptions consistent with those used to compute the corresponding items in such SAP Statements; and (v) included provision for all actuarial reserves and related statement items which ought to be established as required to be certified by the actuaries of the Company and its Subsidiaries pursuant to applicable Insurance Laws.

Section 4.14 Insurance Producers.

(a) To the knowledge of the Company, each Person, including salaried employees of the Company or its Subsidiaries, performing the duties of insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster, marketer, underwriter, wholesaler, distributor, producer or customer representative for the Company (collectively, “Producers”), at the time such Producer wrote, sold, solicited, produced, serviced or adjusted business, or performed such other act for or on behalf of the Company or any of its Subsidiaries that may require a producer’s, solicitor’s, broker’s, adjusters’ or other insurance license, was duly licensed and appointed, where required, as an insurance producer, managing general agent, third party administrator, broker, solicitor or adjuster, as applicable (for the type of business written, sold or produced by such insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster or customer representative), in the particular jurisdiction in which such Producer wrote, sold, produced, solicited or serviced such business.

(b) No Producer nor any Affiliate of any Producer has any right or interest with respect to any Insurance Contract, other than a right to receive commission payments pursuant to the terms of a Producer Agreement, including (i) any right to receive any payment based on the profitability or financial performance of any of the Insurance Contracts and (ii) any right that requires the Company to reinsure or otherwise transfer the Insurance Contracts (or any portion thereof) to any person.

Section 4.15 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, (ii) all such Tax Returns are true, complete and accurate and (iii) all Taxes shown to be due and owing on such Tax Returns have been timely paid.

(b) All material Tax Returns referred to in paragraph (a) have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which each such Tax Return was required to be filed (taking into account all applicable extensions and waivers) has expired.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods through the date of such financial statements.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Taxes which the Company or any of its Subsidiaries is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company or such Subsidiary.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no audit, examination, action, suit, investigation, claim or assessment pending, proposed or threatened in writing with respect to any Taxes or Tax Return of the Company or its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has received written notice of any claim by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not pay Taxes or file a Tax Return, that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction and (iii) no material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries.

(f) There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return. No power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(g) There are no Tax rulings, requests for rulings, closing agreements or other similar agreements or requests (including any gain recognition agreements under Section 367 of the Code and applications for a change in accounting method or to change the basis for determining items under Section 481 or Section 807 of the Code) in effect or filed with any taxing authority relating to the Company or any of its Subsidiaries which could materially affect the Company’s or such Subsidiary’s liability for Taxes following the Closing Date.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material adjustment in taxable income for any Tax period or portion thereof after the Closing Date under Section 481(c) or 807(f) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Tax period or portion thereof beginning prior to the Closing Date.

(i) With respect to the Insurance Company: (A) it is and has been a life insurance company under Section 816(a) of the Code and subject to United States federal income taxation under Section 801 of the Code; (B) it does not have a positive policyholder surplus account within the meaning of Section 815 of the Code; (C) its Tax reserves have been computed and maintained in the manner required under Sections 807, 817, 817A and 846 of the Code and any Treasury Regulations and administrative guidance issued thereunder; (D) it has properly accounted for material “specified policy acquisition expenses” as required by Section 848 of the Code; and (E) all reinsurance contracts entered into by it are insurance contracts for purposes of the Code and are not subject to recharacterization under Section 845 of the Code.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than agreements with or among the Company or any of its Subsidiaries) and neither the Company nor any of its Subsidiaries will have any obligation to make any payments on or after the Closing Date with respect to any such agreement.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a Tax Return on a consolidated, combined or unitary basis (other than a group the common parent of which is the Company or a Subsidiary of the Company) or (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or (B) as a transferee or successor.

(l) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company and its Subsidiaries.

(m) In the last five years, neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock to which Section 355 of the Code applied or was intended to apply.

(n) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

Section 4.16 Insurance Product-Related Tax Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Insurance Company has substantially complied with all applicable requirements under the Code with respect to the Insurance Contracts issued, assumed, entered into, reinsured or sold by the Insurance Company, including reporting, withholding and disclosure requirements, and has reported all distributions under such Insurance Contracts substantially in accordance with the Tax laws relevant to such Insurance Contracts (including the requirements of Sections 72, 101, 401 through 409A, 412, 415, 417, 817, 7702, and 7702A of the Code and any Treasury Regulations and administrative guidance issued thereunder).

(b) Each hardware, software and other product used by the Insurance Company to maintain such Insurance Contracts’ qualification (but only as to Insurance Contracts which were entered into prior to, or in effect as of, in each case, the date hereof) for Tax treatment under the Code for which such policies, plans or contracts purported to qualify at the time of their issuance or purchase has been properly designed and implemented to maintain such qualification.

(c) The Insurance Company is not party to any “hold harmless,” Tax sharing or indemnification agreements regarding the Tax qualification or treatment of any product or plan sold, issued, entered into or administered by the Insurance Company (whether developed by, administered by, or reinsured with any unrelated third party).

(d) There are no currently pending U.S. federal, state, local or foreign audits or other administrative or judicial proceedings against the Insurance Company, or, to the knowledge of the Company, against any other party, with regard to the Tax treatment of any Insurance Contract issued, reinsured or sold by the Insurance Company.

(e) Each Insurance Contract issued, assumed, exchanged, modified or sold by the Insurance Company provides, and since the date of issuance of such Insurance Contract has provided, the purchaser, policyholder, account holder, other holder or intended beneficiary thereof with Tax treatment under the Code that is the same as or more favorable than the Tax treatment (A) that was purported to apply in materials provided at the time of issuance, assumption, exchange, modification or purchase or (B) for which such policies or contracts were intended or reasonably expected to qualify under the Code at the time of issuance, assumption, exchange, modification or purchase.

(f) No Insurance Contract constitutes a “modified endowment contract” under Section 7702A of the Code except where the holder of the contract was timely notified in writing upon its issuance, assumption, exchange or modification of its status as a “modified endowment contract” under Section 7702A.

(g) The Insurance Company has not requested relief from the IRS concerning the qualification of any Insurance Contract issued by the Insurance Company under, or in compliance with, the Code and the Treasury Regulations promulgated thereunder, and the IRS has not asserted in writing that any such policy or contract fails to so qualify or comply. The Insurance Company has not requested relief from the IRS concerning the treatment of any life insurance policy issued by the Insurance Company as a modified endowment contract within the meaning of Section 7702A of the Code, and the IRS has not asserted in writing that any such policy not known or intended to be a modified endowment contract is a modified endowment contract. There are no ongoing audits or material investigations by any taxing authority which relate to the failure or potential failure of any Insurance Contract issued by the Insurance Company to comply with the requirements of the Code applicable thereto, or the inadvertent treatment of a material number of insurance policies as modified endowment contracts within the meaning of Section 7702A of the Code.

Section 4.17 Investment Assets. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to all securities, indebtedness and other financial instruments (including bonds, notes, debentures, mortgage loans, real estate and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes) beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by it (“Investment Assets”), free and clear of all Liens, except deposits that have been made in the Ordinary Course of Business with any Governmental Entities in connection with a governmental authorization, registration, filing, license, permit or approval and liens consisting of restrictions on transfer agreed to in respect of investments entered into in the Ordinary Course of Business. Section 4.17 of the Company Disclosure Letter sets forth (a) a true, correct and complete list of the Investment Assets as of May 31, 2012, (b) information as to the cost of each Investment Asset and the market value thereof as of May 31, 2012 and (c) a true, correct and complete list of any Investment Assets (i) on any internal watch list prepared by the Company or its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has recognized other-than-temporary impairments. None of the Investment Assets is in default in the payment of principal, interest or dividends.

Section 4.18 Real Property.

(a) Section 4.18(a) of the Company Disclosure Letter contains a true, complete and correct list of all real property (including all buildings, fixtures and other improvements thereto and easements or similar rights appurtenant thereto) that is owned by the Company and its Subsidiaries, including the address by which it is commonly known and the legal description (“Owned Real Property”). The Company and its Subsidiaries do not hold any options or rights to acquire any real property and they are not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease, purchase or acquire any real property. The Company and its Subsidiaries have not leased, licensed or otherwise granted any Person the right to use or occupy the Owned Real Property or any portion thereof. The Company or its Subsidiaries has good, marketable and valid fee simple title to the Owned Real Property in each case free of any Liens, except Permitted Liens. “Permitted Liens” shall mean: (i) Liens reflected in the Company SEC Reports, (ii) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (iii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law in the Ordinary Course of Business and (iv) Liens that would not materially interfere with the use or occupancy or detract from the value of the Owned Real Property or Leased Real Property or the business conducted thereon.

(b) Section 4.18(b) of the Company Disclosure Letter contains a true, complete and correct list of: (i) all real property (including all buildings, fixtures and other improvements thereto and easements and similar rights appurtenant thereto) that is leased, subleased, licensed or occupied by the Company or its Subsidiaries, including the address by which it is commonly known and the legal description (“Leased Real Property”); and (ii) the leases, subleases, licenses and occupancy agreements by which the Company and its Subsidiaries lease, sublease, license or occupy the Leased Real Property and any amendments, extensions and renewals thereof (“Real Property Leases”). The Company and its Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof and the Company and its Subsidiaries have not collaterally assigned or granted any security interest in any Real Property Lease or any interest therein that will not be released at or prior to the Closing. The Company has made available to Parent a true, complete and correct copy of each Real Property Lease. The Company and its Subsidiaries have good and valid leasehold interests in the Leased Real Property in each case free of any Liens except Permitted Liens. The Real Property Leases are valid, binding and in full force and effect and there is no material default under any Real Property Lease by the Company or its Subsidiaries, or to the knowledge of the Company, by any other party thereto.

(c) Neither the Company nor its Subsidiaries has received written notice of any pending or threatened condemnation or eminent domain proceedings or their local equivalent that would affect any Owned Real Property and there is no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or their local equivalent affecting the Owned Real Property. The use and occupancy of the Owned Real Property by the Company and its Subsidiaries and the conduct of the business of the Company and its Subsidiaries does not violate any applicable Laws or any deed restrictions, covenants, encumbrances, easements, rights of way or similar agreements, the violation of which would adversely affect the use, value or occupancy of the Owned Real Property or the conduct of the business thereat. Each parcel of Owned Real Property is zoned for the purposes for which it has been used in connection with the normal operation of the business conducted thereon. The Company has delivered to Parent true, complete and correct copies of all deeds, surveys, title commitments and/or policies, certificates of occupancy, appraisals, property reports, SNDAs, estoppels and similar documents related to the Owned Real Property and Leased Real Property in the possession, control or custody of the Company or its Subsidiaries. To the knowledge of the Company, all buildings, structures, facilities and improvements located on the Owned Real Property, including buildings, structures, facilities and improvements which are under construction (collectively “Improvements”) comply in all material respects with valid and current certificates of occupancy or similar permits to the extent required by Law for the use thereof, and conform in all material respects with all applicable Laws. To the knowledge of the Company, the Improvements are in all material respects (A) in good operating condition and repair (ordinary wear and tear excepted) and (B) suitable and adequate for continued use in the manner in which they are presently being used.

Section 4.19 Intellectual Property.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true, complete and correct list of (i) all Registered Intellectual Property and all material unregistered Owned Intellectual Property, including proprietary software, (ii) all licenses granting to a third party any right to use any Intellectual Property listed or required to be listed in Section 4.19(a) of the Company Disclosure Letter; and (iii) all licenses granting to the Company or its Subsidiaries the right to use Intellectual Property, including software owned by a third party (other than standard shrink-wrap licenses for software programs generally available for sale to the public).

(b) The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property used in or necessary to conduct the business of the Company and its Subsidiaries, free and clear of all Liens, other than Permitted Liens, except for any such Intellectual Property rights that, if not possessed by the Company, would not, individually or in the aggregate, have a Company Material Adverse Effect. The Intellectual Property is not subject to any outstanding order, judgment or decree that adversely affects the Company’s use of such Intellectual Property in any material manner.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company (i) the conduct of the business of the Company and its Subsidiaries, as currently conducted, does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property, and as of the date hereof there is no such claim pending or threatened in writing against the Company or any Subsidiary of the Company, and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or any Subsidiary of the Company.

(d) There are no claims pending or, to the knowledge of the Company, threatened, challenging the ownership, validity or enforceability of any of the Owned Intellectual Property and (2) the Company or a Subsidiary thereof has the sole and exclusive right to bring actions for infringement or unauthorized use of the Owned Intellectual Property.

(e) To the knowledge of the Company, all Intellectual Property that has been licensed by or on behalf of the Company or its Subsidiaries is being used substantially in accordance with the applicable license pursuant to which the Company or its Subsidiaries has the right to use such Intellectual Property.

(f) Each of the employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or its Subsidiaries, (i) is a party to a “work-for-hire” agreement under which the Company or its Subsidiaries is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company or its Subsidiaries all right, title and interest in such material.

(g) The Company has entered into agreements with its employees, consultants, officers, directors and agents sufficient to own and maintain the confidentiality of the confidential information, trade secrets, business processes and other know-how of the Company and its Subsidiaries, the value of which is dependent upon the maintenance of the confidentiality thereof. There is no breach or violation by the Company or any of its Subsidiaries, and, to the knowledge of the Company, no breach or violation by any other party to any such agreement.

(h) The Company has established and maintains reasonable security programs and privacy policies to prevent the unauthorized disclosure or use of confidential information, trade secrets, business processes and other know-how of the Company and its Subsidiaries, and is in material compliance with such programs and policies. There has been no unauthorized disclosure or use by any employees, consultants, officers, directors and agents of the Company of confidential information, trade secret rights, business processes and other know-how of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has suffered a security breach with respect to its data or systems.

Section 4.20 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is or ever has been a party to any collective bargaining agreement or other labor agreement relating to the business. There are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements, unfair labor practice charges or any actions or arbitrations that involve the labor or employment relations of the Company or any of its Subsidiaries and, to the knowledge of the Company, none are threatened. There has not been any union organizing or election activities involving any of the Company’s or its Subsidiaries’ employees and, to the knowledge of the Company, none are currently threatened.

(b) The Company and its Subsidiaries are in material compliance with all requirements of Law and orders relating to the employment of its employees, including all requirements of Law and orders relating to wages, hours, discrimination, sexual harassment, civil rights, immigration, safety and health, workers’ compensation, classification of employees and contractors, plant closing and layoff notices and the collection and payment of withholding taxes, Social Security taxes and similar Taxes.

Section 4.21 Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, and will not, at the date it is first mailed to the Company’s stockholders or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.22 Board Vote; Company Stockholder Approval; Takeover Statutes. At or prior to the date hereof, the board of directors of the Company, at a meeting duly called and held, has, by unanimous vote of all directors, (a) determined that this Agreement, the Ancillary Agreements and the Transactions, including the Merger, are advisable, fair to and in the best interest of the Company’s stockholders, (b) approved and adopted this Agreement, the Ancillary Agreements and the Transactions, including the Merger, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger (the “Company Recommendation”). Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.10, (i) the Company Stockholder Approval is the only vote of holders of any class of securities of the Company that is required to adopt this Agreement and effect the Transactions and (ii) the board of directors of the Company has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to this Agreement or the Transactions, including the Merger. Each holder of shares of Common Stock entitled to vote at the Company Special Meeting is entitled to one vote per share. No “business acquisition”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other Transactions.

Section 4.23 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Sandler O’Neill + Partners, L.P., the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or any Ancillary Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. A true, complete and correct copy of Sandler O’Neill + Partners, L.P.’s engagement letter has been made available to Parent and its Representatives. Section 4.23 of the Company Disclosure Letter sets forth the Company’s good faith, reasonable estimate of the costs and expenses incurred or to be incurred by the Company and its Subsidiaries in connection with the Merger, this Agreement and the consummation of the Transactions.

Section 4.24 Opinion of Financial Advisors. The Company has received the opinion of Sandler O’Neill + Partners, L.P., dated as of July 12, 2012, to the effect that, as of such date, and based upon and subject to the matters set forth in the opinion, the consideration to be received by the stockholders of the Company pursuant to the Merger is fair, from a financial point of view, to such stockholders, a signed copy of which has been delivered to Parent.

Section 4.25 Investment Company. Neither the Company nor any of its Subsidiaries is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

Section 4.26 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary makes any representation or warranty, express or implied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so existing or to have such power and authority or to possess such franchises, licenses, permits, authorizations or approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of any material provision of its articles of incorporation or by-laws or other equivalent organizational documents.

Section 5.2 Capitalization and Interim Operations of Merger Sub; Ownership of Common Stock.

(a) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are, and at the Effective Time will be, owned by Parent free and clear of all Liens. There are, and at the Effective Time there will be, no outstanding options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Merger Sub to issue, transfer or sell any shares of capital stock or other equity interest in Merger Sub or securities convertible into or exchangeable for such shares or equity interests pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

(b) Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

(c) No shares of Common Stock or securities that are convertible, exchangeable or exercisable into Common Stock are beneficially owned (as defined by Rule 13d-3 under the Exchange Act) by Parent or Merger Sub, or any direct or indirect wholly owned Subsidiary of Parent or Merger Sub. Merger Sub has no Subsidiaries.

Section 5.3 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger, have been duly authorized by each of Parent’s and Merger Sub’s board of directors and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against them in accordance with its terms, except that such enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) general principles of equity.

Section 5.4 Consents and Approvals; No Violations. Except for (a) filings pursuant to the HSR Act and any required filings or notifications under any foreign antitrust or competition laws, (b) applicable requirements of and filings with the SEC under the Exchange Act, (c) the filing of the Certificate of Merger, (d) approvals or filings under Insurance Laws as set forth in Section 5.4 of the Parent Disclosure Letter (the “Parent Insurance Approvals”) and (e) any consents, approvals or filings referred to in Section 5.4 of the Parent Disclosure Letter, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger or the other Transactions will (i) conflict with, violate or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancelation or acceleration) under any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of Parent or Merger Sub, (ii) assuming that the consents, approvals and filings referred to herein and in the Parent Disclosure Letter are duly obtained and/or made, conflict with, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or give rise to a right of termination, cancelation or acceleration of any obligation, or to loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, (iii) assuming that the consents, approvals, and filings referred to herein and in the Parent Disclosure Letter are duly obtained and/or made, conflict with, violate or give rise to a right to challenge the Transactions under, any Law applicable to Parent or any of its Subsidiaries or (iv) require on the part of Parent or Merger Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.5 Sufficient Funds. Parent will have available to it all funds as and when necessary to consummate the Transactions, including sufficient funds for the payment of the aggregate Merger Consideration. Such funds will be comprised of cash on hand, liquid securities and equity contributions from Parent’s shareholders pursuant to the subscription agreements between Parent and each of Apollo Life Re, a subsidiary of AP Alternative Assets, L.P., Palmetto Athene Holdings, LLC and Stanhope Life II, L.P. (the “Subscription Agreements”), true, correct and complete copies of which have been provided to the Company. The Subscription Agreements are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto. As of the date hereof, the Subscription Agreements are in full force and effect, and have not been withdrawn, rescinded or terminated. Parent is not in breach of any of the terms or conditions set forth in the Subscription Agreements, and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to result in a breach, default or failure to satisfy any condition precedent set forth therein.

Section 5.6 Litigation. As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets that (i) would or seeks to materially delay or prevent the consummation of the Merger or the Transactions or (ii) would, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7 Proxy Statement. The information supplied by Parent or Merger Sub in writing for inclusion in the Proxy Statement will not, at the date the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Special Meeting, as it relates to Parent and Merger Sub, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.8 Board Vote. At or prior to the date hereof, the board of directors of Parent, at a meeting duly called and held or by written consent, has, by unanimous vote or by written consent of all directors, (a) determined that this Agreement and the Transactions, including the Merger , are advisable, fair to and in the best interest of Parent’s stockholders, and (b) approved and adopted this Agreement and the Transactions, including the Merger. At or prior to the date hereof, the board of directors of Merger Sub, at a meeting duly called and held, has, by unanimous vote of all directors, (a) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interest of Merger Sub’s sole stockholder, and (b) approved and adopted this Agreement and the Transactions, including the Merger. This Agreement has been approved and adopted by Parent as the sole shareholder of Merger Sub.

Section 5.9 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, including Merger Sub.

Section 5.10 Interested Stockholder. None of Parent, Merger Sub or their respective controlled Affiliates is, or at any time during the last three years has been, an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to the Company.

Section 5.11 No Arrangements with Management or Stockholders. Other than this Agreement, the Ancillary Agreements and as set forth on Section 5.11 of the Parent Disclosure Letter, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings, whether written or oral, between Parent or Merger Sub or any of their Affiliates, on the one hand, and (i) any member of the Company’s management or board of directors or (ii) any stockholder of the Company, on the other hand, relating to the Transactions or the operations of the Company after the Effective Time.

Section 5.12 No Other Representations and Warranties. Each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Merger Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub or their Representatives in any “data room,” confidential information memorandum or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Company. During the period from the date of this Agreement to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) with the prior written consent of Parent, which consent, in the case of clauses (g), (j), (l), (s), (u) and (v) (to the extent related to any of the foregoing clauses) below, shall not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by this Agreement or the Ancillary Agreements, (iv) as required by the GALAC Purchase Agreement or (v) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the Ordinary Course of Business and use reasonable best efforts to preserve intact its business organization, keep available the services of its current officers and employees, maintain in effect all material licenses and permits required to carry on their respective businesses, maintain in effect any exemptive orders or exemptive relief that they have received from the SEC and that are currently in effect and preserve their material business relationships; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) with the prior written consent of Parent, which consent, in the case of clauses (g), (j), (l), (s), (u) and (v) (to the extent related to any of the foregoing clauses) below, shall not be unreasonably withheld, delayed or conditioned, (iii) as required, contemplated or permitted by this Agreement or the Ancillary Agreements or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) except for Common Stock to be issued or delivered pursuant to equity awards outstanding on the date hereof, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of or in substitution for Common Stock outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Common Stock;

(c) split, combine, subdivide or reclassify any Common Stock or declare, set aside for payment or pay any dividend or distribution in respect of any Common Stock or otherwise make any payments to stockholders in their capacity as such, other than the Extraordinary Dividend and dividends by the Insurance Company or any wholly owned Subsidiary of the Company or regular quarterly dividends on the Common Stock, if and when declared by the Board of Directors consistent with past practice in timing and not to exceed $0.0625 per share per quarter;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(e) acquire, sell, lease or dispose of (i) any Owned Real Property or (ii) any other assets that, in the aggregate, are material to the Company and its Subsidiaries, taken as a whole, except (i) Investment Assets in the Ordinary Course of Business and not inconsistent with the Company’s or any of its Subsidiaries’ investment guidelines or policies in effect on the date hereof, (ii) pursuant to contracts as in effect prior to the date of this Agreement or (iii) in the Ordinary Course of Business;

(f) acquire (by merger, consolidation or acquisition of stock, other equity interest or assets, bulk reinsurance or otherwise) any Person or other business organization or assets or liabilities comprising a business or a segment, division or line of business of any other Person or create or acquire any Subsidiaries;

(g) make any capital expenditure for which the aggregate consideration paid or payable in any individual transaction is in excess of $50,000 or in the aggregate in excess of $100,000;

(h) other than in the Ordinary Course of Business, incur any material indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness;

(i) default under any indebtedness or cancel or compromise any indebtedness or waive any material rights relating thereto;

(j) make any loans, advances or capital contributions to any other Person, other than (i) to the Company or any Subsidiary of the Company, (ii) investment portfolio transactions in the Ordinary Course of Business and not inconsistent with the Company’s or any of its Subsidiaries’ investment guidelines or policies in effect at the date hereof or (iii) in the Ordinary Course of Business;

(k) change the investment policies or guidelines of the Company and its Subsidiaries, except as required by applicable Law;

(l) incur, create or assume any Lien, other than Permitted Liens;

(m) except as may be required under any Company Benefit Plan or any outstanding equity awards, grant any increase in, take any action to forgive the indebtedness of, accelerate the vesting or payment or fund or in any other way secure the payment of, the compensation and benefits of any of the Company’s directors, officers, key employees, consultants or independent contractors;

(n) terminate the employment of any officer of the Company or any of its Subsidiaries other than for “cause” (as such term is defined under any employment, severance or other agreement with such officer), take any action (or fail to take any action) if such action or failure would reasonably be expected to constitute “good reason” for any officer of the Company or any of its Subsidiaries to terminate such officer’s employment under any employment, severance or other agreement, or, except as may be required under any Company Benefit Plan, enter into any employment or severance agreement with any director, officer, key employee, consultant or independent contractor, enter into any collective bargaining agreement or adopt, terminate or amend any Company Benefit Plan;

(o) make any material change in any of the accounting methods used by the Company unless required by GAAP, SAP or applicable Law;

(p) (A) make, revoke or amend any Tax election of the Company or any of its Subsidiaries, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax attribute of the Company or any of its Subsidiaries or (B) make any payment under any agreement providing for the allocation or sharing of Taxes (other than agreements with or among the Company or any of its Subsidiaries);

(q) amend the certificate of incorporation or by-laws of the Company or comparable charter or organizational documents of any Subsidiary of the Company;

(r) make any change in any of the policies, guidelines, practices, principles, standards, procedures or systems of the Company or any of its Subsidiaries, in each case, with respect to the Company’s or any of its Subsidiaries’ reinsurance, claims administration, reserving, actuarial determinations, pricing, hedging, Producer compensation, policy retention and conservation or underwriting, other than such changes as are required by GAAP, SAP or applicable Law or, in respect of underwriting, pricing or claims administration, in the Ordinary Course of Business;

(s) modify or amend in any material respect or terminate any of the Company Material Contracts or Reinsurance Agreements or waive, release or assign any material rights or claims thereunder or enter into any contract or agreement that would, if entered into prior to the date hereof, have been a Company Material Contract or Reinsurance Agreement;

(t) enter into any new line of business, or introduce any new products or services, or change in any material respect existing products or services, except as may be required by applicable Law;

(u) settle or compromise or agree to the dismissal of any claim, action, suit, litigation, arbitration, investigation, inquiry, hearing, charge, complaint, demand, notice or other proceeding (in each case, except for claims under any Insurance Contracts within applicable policy limits), including any stockholder litigation against the Company or any of its directors or executive officers relating to the Transactions (and Parent shall have the right to participate in the defense or settlement of any such litigation), other than any settlement or compromise that involves solely cash payments of less than $50,000 in the aggregate; or

(v) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2 Access to Information.

(a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent and the officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of its and its Subsidiaries’ business, during normal business hours and upon reasonable notice throughout the period prior to the earlier of the Effective Time and the termination of this Agreement, to the Company and its Subsidiaries’ personnel, properties, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the Company and its Subsidiaries’ business as may reasonably be requested, including with respect to any efforts of Parent to enter into third-party administrative services, reinsurance arrangements or hedging arrangements with respect to the Company or its Subsidiaries concurrently with or after Closing; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or its Representatives if such disclosure would, in the reasonable judgment of the Company, as applicable, (i) cause significant competitive harm to it or its Subsidiaries if the Transactions are not consummated, (ii) violate applicable Law or the provisions of any agreement to which it or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other privilege. The Company shall deliver to Parent a certificate, signed by the President, Chief Financial Officer/Treasurer and Secretary of the Insurance Company, attesting to such information with respect to pre-Closing periods and as of the Closing Date as Parent may reasonably request to permit the appropriate officers of Parent and its Subsidiaries to complete and execute the Annual Statement of the Insurance Company for the year ending December 31, 2012 (and, if the Closing Date is after December 31, 2012, for the year ending December 31, 2013) to be filed with the NYSDFS, including the “Interrogatories” section thereof. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Transactions. The confidentiality agreement, dated December 5, 2011 (as amended from time to time, the “Confidentiality Agreement”), between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder. Notwithstanding the foregoing or anything in the Confidentiality Agreement to the contrary, Parent shall not be prohibited from using any Evaluation Material of the Company or its affiliates, or disclosing any such Evaluation Material to potential third party administrators, reinsurers or financing counterparties for the purposes of engaging or entering into certain administrative services, reinsurance arrangements or financing arrangements in connection with the Transactions. Any such third party will be considered a “Representative” (as defined in the Confidentiality Agreement) of Parent, subject to such third party executing an access letter pursuant to which such third party acknowledges being treated as such.

(b) Without limiting the generality of Section 6.2(a), the Company shall (and shall cause each of its Subsidiaries to) provide to Parent and its Representatives all cooperation reasonably requested by Parent that is reasonably necessary, proper or advisable in connection with the Reinsurance Transaction, including (i) facilitating the negotiation and entrance into the Coinsurance Agreement or any other agreements related thereto (as of a time at or immediately prior to the Closing); (ii) taking all corporate actions reasonably requested by Parent to permit the consummation of the Reinsurance Transaction; (iii) taking all action reasonably necessary to obtain any approvals or authorizations of, and making any filings and registrations with, and notifications to, all Governmental Entities required in connection with the Coinsurance Agreement and the Reinsurance Transaction and (iv) taking all other actions, including the extension of any agreement or other document, reasonably requested by Parent to effect the foregoing.

(c) The Company shall, or shall cause its applicable Subsidiaries to, deliver to Parent, on a weekly basis, a summary report of (i) all transaction activity and other significant events with respect to the Investment Assets and (ii) the cash management strategy and activities of the Company and its Subsidiaries. From and after the date hereof until the Closing, the Company shall cause the applicable executives or managers having primary responsibility for the matters set forth in the foregoing clauses (i) and (ii) to consult with Representatives of Parent as reasonably requested by Parent, not to exceed once per week, with respect to such matters, including future planned or potential purchases and sales of Investment Assets and the treatment of any impaired or potentially impaired Investment Assets. In addition, Parent shall be entitled to designate an observer to participate in all meetings of the Company’s investment committee. In such meetings with management and such investment committee meetings, Parent or its Representative may make recommendations to the Company with respect to such matters, including recommendations related to the sale of Investment Assets that are statutorily impaired or that Parent believes may become statutorily impaired; provided, however, that the Company shall not be obligated to follow any such recommendations.

Section 6.3 No Solicitation.

(a) The Company will not, and will cause its Subsidiaries not to, and will cause the Company’s and its Subsidiaries’ respective officers, directors, employees and other Representatives not to, (i) initiate, solicit, encourage or knowingly facilitate, directly or indirectly, any inquiries with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal or (ii) except as permitted below, (A) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, or otherwise cooperate with, knowingly assist, or participate in, facilitate or encourage any effort by, any Person (or any Representative of a Person) relating to any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement in connection with the actions contemplated by Section 6.3(b)). The Company shall, and shall cause each of its Representatives to, immediately cease all solicitations, discussions, negotiations and access to non-public information with, to or by any Person (other than Parent or Merger Sub) with respect to any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal. Notwithstanding anything to the contrary contained herein, including Section 6.3(b), the Company shall not, and shall cause its Representatives not to, at any time after the execution hereof, continue or resume any such solicitations, discussions, negotiations or access to nonpublic information with, by or to any Person (other than Parent and Merger Sub) with which the Company entered into a confidentiality, standstill or similar agreement before the execution and delivery hereof or had discussions or negotiations before the execution and delivery hereof regarding any proposal that constituted, or could reasonably have been expected to lead to, any Acquisition Proposal (any such Persons and their Affiliates and Representatives being referred to as “Prior Company Bidders”). The Company shall promptly request that each Prior Company Bidder in possession of nonpublic information that was furnished by or on behalf of the Company or any of its Subsidiaries in connection with its consideration of any potential Acquisition Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Company Bidder and immediately terminate all physical and electronic dataroom access previously granted to any such Prior Company Bidder. Neither the Company nor the board of directors of the Company (or any committee thereof) shall waive the benefits of, provide any consent under, permit any noncompliance with, fail to enforce, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, in the event that the Company receives an Acquisition Proposal, the Company and its board of directors may participate in discussions or negotiations (including, as a part thereof, making any counterproposal or soliciting a revised Acquisition Proposal) with, or furnish any information (pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and which contains a “standstill” or similar provision on terms not materially more favorable to such third party than the terms of any “standstill” or similar agreement, or provision in any agreement, applicable to Parent with respect to the Company, provided that under no circumstances shall such standstill provisions expire earlier than the Outside Date) to, any Person (other than a Prior Company Bidder) making such Acquisition Proposal and its Representatives or potential sources of financing if the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal that was not solicited by the Company and that did not otherwise result from a breach or a deemed breach of this Section 6.3, and subject to compliance with Section 6.3(c). The Company shall provide to Parent copies of all nonpublic information (to the extent that such nonpublic information has not been previously provided or made available to Parent) that is made available to any such third party before it is provided or made available to such third party. In addition, nothing herein shall restrict the Company from making any disclosure to the Company’s shareholders if the board of directors of the Company determines, based on the advice of outside legal counsel, that failure make such disclosure would be reasonably likely to give rise to a violation of Law, in each case so long as such disclosure is limited to (x) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (y) an express rejection of an applicable Acquisition Proposal or (z) an express reaffirmation of the Company Recommendation.

(c) The Company will promptly (and in any event within one Business Day) notify Parent orally and in writing of the receipt by the Company of any proposal (or inquiry with respect thereto) that constitutes or could reasonably be expected to lead to an Acquisition Proposal, which notice shall include a copy of any written proposal, or a written summary of the material terms of any unwritten proposal or inquiry and the identity of the Person(s) making such proposal or inquiry. The Company shall (i) keep Parent fully informed on a current basis of the status of any such proposal or inquiry, including any change to the material terms thereof and (ii) provide to Parent promptly and in any event within one (1) Business Day after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any proposal or inquiry or sent or provided by the Company to any third party in connection with any proposal or inquiry. The Company shall not be required to comply with this Section 6.3(c) with respect to any proposal or inquiry to the extent that the board of directors of the Company determines in good faith, based on the advice of outside legal counsel, that such compliance would in such instance be inconsistent with their fiduciary duties; provided, however, that the Company shall promptly notify Parent of the fact of such determination.

(d) If the Company and its Subsidiaries have complied with all their obligations under this Section 6.3, the board of directors of the Company may, in response to a Superior Proposal, at any time prior to obtaining the Company Stockholder Approval (and in no event after receipt of the Company Stockholder Approval), (i) approve, endorse or recommend a Superior Proposal and terminate this Agreement pursuant to Section 8.1(c)(ii) in order to enter into a definitive agreement with respect to a Superior Proposal or (ii) modify or amend in a manner adverse to Parent or withdraw the Company Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”), provided that prior to such Change in Recommendation, the board of directors of the Company determines, in good faith (after consultation with its outside legal counsel), that such action is necessary in order for the directors to comply with their fiduciary duties under applicable Law. The board of directors of the Company shall not make a Change in Recommendation pursuant to this Section 6.3(d) unless: (1) the Company notifies Parent in writing of its intention to take such action, promptly after the board of directors of the Company resolves to take such action but in any event not less than four Business Days before taking such action, which notice shall include the identity of the offeror and a true and complete copy of the most current version of such Superior Proposal (including any proposed agreement or other offer documents), (2) for four Business Days following delivery of such notice, the Company negotiates in good faith with Parent with respect to any revised proposal from Parent in respect of the terms of the Transactions (to the extent Parent desires to negotiate) and (3) after such four-Business Day period, the board of directors of the Company determines that such proposal remains a Superior Proposal (it being understood that any amendment to the financial terms or other material terms of any such Superior Proposal shall require a new written notice from the Company and an additional four-Business-Day period that satisfies this Section 6.3(d))

Section 6.4 Employee Benefits.

(a) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for each employee and officer of the Company or any of its Subsidiaries employed by or providing services to the Company or any of its Subsidiaries at the Effective Time (each, a “Continuing Employee”) salary, wages and other cash compensation opportunities (including cash bonus and commission opportunities and other incentive awards) and employee benefits (excluding equity or equity-based programs) that in the aggregate are, taken as a whole, substantially comparable to the salary, wages and other cash compensation opportunities (including cash bonus and commission opportunities and other cash incentive awards) and employee benefits (excluding equity or equity-based programs) provided to the Continuing Employee immediately prior to the Effective Time. Nothing in this Section 6.4(a) shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Continuing Employee at any time for any reason in a manner consistent with any applicable contractual obligations and any applicable Company Benefit Plans.

(b) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Continuing Employee full credit for purposes of eligibility to participate, vesting and level of benefits under any Company Benefit Plans and each other employee benefit plan, policy or arrangement, in each case, maintained for the benefit of Continuing Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”) for such Continuing Employee’s service prior to the Effective Time with the Company and its Subsidiaries and their predecessor entities, to the same extent such service is recognized by the Company and its Subsidiaries immediately prior to the Effective Time (other than for purposes of benefit accrual under any defined benefit pension plan). With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations or exclusions and actively-at-work requirements with respect to the Continuing Employees and their eligible dependents to the same extent that such limitations, exclusions or requirements were waived or were satisfied under the applicable Company Benefit Plan immediately prior to the Effective Time and (ii) give effect, for the year in which the Closing occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Continuing Employees and their eligible dependents under similar plans maintained by the Company and its Subsidiaries in which such Continuing Employees and their eligible dependents participated immediately prior to the Effective Time. The parties acknowledge and agree that the Merger shall constitute a “change of control” within the meaning of each Company Benefit Plan (or any similar term).

(c) Without limiting the generality of Section 9.6 of this Agreement, the provisions of this Section 6.4 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Continuing Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.4) under or by reason of any provision of this Agreement.

(d) No provision of this Agreement shall (i) establish, modify or amend any Company Benefit Plan or any other employee benefit plan of the Company, Parent or any of their respective Subsidiaries for any purpose or (ii) prevent the amendment or termination of any such plans at any time. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Company Benefit Plan. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Benefit Plan and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

Section 6.5 Merger Sub and Surviving Corporation. Parent will take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement, (b) cause Merger Sub to consummate the Merger on the terms and subject to the conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness.

Section 6.6 Publicity. The initial joint press release by Parent and the Company with respect to the execution of this Agreement shall be in a form reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective controlled Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement, the Ancillary Agreements or the Transactions without the prior agreement of the other party, which agreement shall not be unreasonably delayed, withheld or conditioned, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will not be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement with respect to any actions contemplated by Section 6.3(d) if the Company’s board of directors has effected a Change in Recommendation (including in connection with any press release or public announcement relating to such Change in Recommendation).

Section 6.7 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the Transactions) to the fullest extent a Delaware corporation is permitted by Law to indemnify its directors and officers, and Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent a Delaware corporation is permitted by Law to advance expenses to its directors and officers. The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions with respect to indemnification and advancement of expenses to the fullest extent permitted by Law, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties.

(b) Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (including the policies listed on Section 6.7 of the Company Disclosure Letter) maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the Transactions); provided that Parent and the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that are no less advantageous to the Insured Parties and provided, further, that in no event shall Parent and the Surviving Corporation be required to pay aggregate annual premiums for insurance under this Section 6.7(b) in excess of 250% of the last annual premium paid by the Company prior to the date hereof for its existing directors’ and officers’ liability insurance and fiduciary liability insurance, which amount is set forth on Section 6.7 of the Company Disclosure Letter (the “Maximum Premium”), it being understood that if such terms and conditions cannot be obtained or can be obtained only by paying an annual premium in excess of the Maximum Premium, Parent shall only be required to obtain as much similar insurance as may be obtained for such Maximum Premium. At the Company’s option, the Company may purchase prior to the Effective Time a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (including the policies listed on Section 6.7 of the Company Disclosure Letter) maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the Transactions; provided, however, that the Company shall not pay or agree to pay aggregate annual premiums for such policy in excess of the Maximum Premium. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(c) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.7.

(d) This Section 6.7 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.7 and the certificate of incorporation and by-laws of the Surviving Corporation.

(e) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8 Proxy Statement; Company Special Meeting.

(a) As soon as practicable following the date hereof, the Company shall prepare a draft of the Proxy Statement. Parent shall furnish all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the with the preparation and filing of the Proxy Statement and any updates to such information, as appropriate. The Company shall provide Parent with a reasonable opportunity to review and comment on such draft, and once such draft is in a form reasonably acceptable to each of Parent and the Company, the Company shall file the Proxy Statement with the SEC. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as soon as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, to the extent such correspondence relates to the Proxy Statement. Before responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, and shall include in such drafts and related correspondence and filings all comments reasonably proposed by Parent and reasonably acceptable to the Company.

(b) Following the clearance of the Proxy Statement by the SEC, the Company shall, in accordance with applicable Law and its certificate of incorporation and by-laws, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Special Meeting”) as soon as practicable following the date hereof, for the purpose of considering the adoption of this Agreement and the approval of the Merger. The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval at the Company Special Meeting. Without limiting the generality of the foregoing, the Company agrees that its obligations under this Section 6.8 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) any Change in Recommendation.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company may, from time to time, adjourn, postpone or recess the Company Special Meeting, including to solicit additional proxies in favor of the Agreement or to ensure that any supplement or amendment to the Proxy Statement is provided to the stockholders of the Company sufficiently in advance of the vote to be held at such meeting, provided that the Company Special Meeting may not be adjourned to a date later than the date that is thirty days after the date for which the Company Special Meeting was originally scheduled in the Proxy Statement mailed to the stockholders of the Company.

(d) Subject to applicable Law, each of Parent and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any regulatory approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned. To the extent permitted by applicable Law, each party shall consult with the other party prior to responding to any communication from any Governmental Entity in connection with the Transactions.

Section 6.9 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the Transactions; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, authorizations, licenses, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions; (iii) make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement, the Ancillary Agreements, the Merger and the Transactions required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, (C) any applicable Insurance Laws (including approval of the requested Extraordinary Dividend, the Coinsurance Agreement and the Reinsurance Transaction) and (D) other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party prior to the time of filing; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, relating to the Transactions; (vi) permit the other parties to review any material communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Entity relating to the Transactions or in connection with any proceeding by a private party relating thereto, and give the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Ancillary Agreements or the consummation of the Transactions; (viii) execute and deliver any additional instruments necessary to consummate the Transactions; (ix) obtain, and cooperate in obtaining, any consents of third parties such that neither the consummation of the Transactions, nor any contemplated post-Closing restructuring of the holding company structure of the Insurance Company, conflicts with, results in a violation or breach of, constitutes (with or without due notice or lapse of time or both) a default (or gives rise to any right of termination, cancellation or acceleration) under, or gives rise to a right of termination, cancelation or acceleration of any obligation, or to loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required; and (x) cause each director of the Insurance Company to deliver to the Insurance Company, with a copy to Parent, his or her resignation from the board of directors of the Insurance Company, contingent on and effective as of the Effective Time. No parties to this Agreement shall consent to any voluntary delay of the

Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. The terms of this Section 6.9 shall not limit the rights of the Company set forth in Section 6.3. Notwithstanding anything to the contrary contained in this Agreement, including this Section 6.9, Parent shall not be obligated to take or refrain from taking or to agree to Parent, any of its Subsidiaries or Affiliates or the Company or any of its Subsidiaries taking or refraining from any action or to suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate would or would reasonably be likely to result in a Burdensome Condition. A “Burdensome Condition” shall mean (A) any condition which has the effect of subjecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or Affiliates to any Law, actuarial standard or accounting standard that is materially different from the Laws, actuarial standards or accounting standards generally applicable to New York domestic life insurance companies or Persons in such domestic life insurer’s holding company system; (B) a material negative effect on the business or the assets, liabilities, properties, operations, results of operations or condition (financial or otherwise) of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or Affiliates, including a material change in the Laws applicable to the Company and its Subsidiaries to the extent such change disproportionately impacts the Company or its Subsidiaries as compared to other companies of similar size to the Company and its Subsidiaries, operating in the same lines of business within the insurance industry in which the Company and its Subsidiaries operate; (C) any requirement to sell, divest, operate in a specified manner, hold separate or discontinue or limit, before or after the Closing Date, any assets, liabilities, businesses, operations, or interest in any assets or businesses of Parent or any of its Subsidiaries or Affiliates or the Company or any of its Subsidiaries; (D) any requirement relating to the contribution of capital, keep-well or capital maintenance arrangements or maintaining risk based capital level or any restrictions on dividends or distributions (other than restrictions on dividends or distributions imposed by New York statute or published regulation) or (E) any requirement or condition to remove or change any officer or director of Parent, or any parent company or other Affiliate of Parent, it being understood that none of the items set forth on Schedule 6.9 shall, individually or in the aggregate, constitute a “Burdensome Condition” if imposed by the NYSDFS in connection with granting approval for change-of-control of the Insurance Company.

Section 6.10 Takeover Statute. If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to this Agreement or the Transactions, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that this Agreement and the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on this Agreement and the Transactions.

Section 6.11 Rule 16b-3. Prior to the Effective Time, the Company shall (and shall be permitted to) take such steps as may be necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, subject to applicable Law, each of the Company and Parent shall promptly notify the other party of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other Transactions not to be satisfied, (ii) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or (iii) any representation or warranty made by it contained in this Agreement or any Ancillary Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 6.13 Other Pre-Closing Actions.

(a) The Company shall use its reasonable best efforts to take or cause to be taken all actions reasonably necessary to (i) seek and obtain all approvals, consents and authorizations of, and make all necessary filings with and notices to or required by, any Governmental Entity necessary to permit to be declared and paid in full the Extraordinary Dividend in an amount not less than the Minimum Extraordinary Dividend Amount, or such greater amount as Parent may reasonably determine, and (ii) declare and pay in full the approved Extraordinary Dividend prior to or concurrently with Closing.

(b) The Company shall not (i) make or commit to make any capital contributions (in cash or other assets) to GALAC, except as required by applicable Law, and (ii) the Company shall not permit GALAC to enter into any contract, agreement or arrangement or otherwise conduct any business or activities, except as required by applicable Law.

(c) The parties hereto will cooperate and negotiate in good faith to determine and agree upon which assets of the Insurance Company will be included in the Extraordinary Dividend and, if the Insurance Company must dispose of assets to pay such Extraordinary Dividend, which assets will be disposed; provided, however, that nothing contained in this Section 6.13(c) shall be deemed to permit Parent to control the actions of the Company or the Insurance Company prior to the Effective Time. The parties hereto acknowledge and agree that the Extraordinary Dividend shall be comprised solely of cash, unless otherwise required by the NYSDFS.

(d) The Company shall cause the Insurance Company to give J.P. Morgan Investment Management Inc. notice of termination, effective no later than the Closing, in accordance with Section 20 of the Investment Management Agreement.

(e) As soon as reasonably practicable, and in any event within three Business Days, following a request from Parent, the Company shall provide any applicable required notices under the Worker Adjustment and Retraining Notification Act, or any similar state, local or foreign Laws, that Parent requests, including notices to those employees of the Company and its Subsidiaries whose employment Parent indicates it may terminate on or following the Closing Date, notices to applicable Governmental Entities and any follow-up notices to notices already provided. The form of any such notice shall be prepared jointly by the Company and Parent.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) no Law or other legal restraint or prohibition shall be in effect, and no Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued an order, decree or ruling or taken any other action which shall be in effect, in each case, enjoining or otherwise prohibiting consummation of the Transactions;

(c) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated and all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, any Governmental Entity shall have been filed or obtained without the imposition of any Burdensome Condition; and

(d) each of the Company and Parent shall have received, and Parent and the Company shall have been furnished with copies of, the Company Insurance Approvals and the Parent Insurance Approvals, as the case may be, without the imposition of a Burdensome Condition, and such Company Insurance Approvals and the Parent Insurance Approvals shall be in full force and effect; provided that only Parent shall be entitled to assert the condition set forth in Section 7.1(c) or this Section 7.1(d) is not satisfied due to the imposition of any Burdensome Condition.

Section 7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

(a) each representation and warranty of the Company in Sections 4.1 (Organization), 4.2 (Capitalization; Subsidiaries) and 4.3 (Authorization; Validity of Agreement; Company Action) that is qualified as to materiality or Company Material Adverse Effect shall be true and accurate, and each not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, in which case each such representation and warranty qualified as to materiality or Company Material Adverse Effect shall be true and correct, and each not so qualified shall be true and correct in all material respects, as of such date or with respect to such period); each of the other representations and warranties of the Company shall be true and accurate (disregarding any qualifications as to materiality or Company Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(c) Parent shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(h) and Section 7.2(i) have been satisfied, which certificate shall include a true and correct copy of the Reference Balance Sheet prepared by the Company and reasonably acceptable to Parent;

(d) there shall not be pending or threatened any action, claim, suit, proceeding or investigation challenging or seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to impose any Burdensome Condition;

(e) since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(f) all applicable Governmental Entities, including the NYSDFS, shall have granted all necessary approvals, consents and authorizations without the imposition of a Burdensome Condition, and all necessary filings with and notices to or required by such Governmental Entities shall have been made, necessary to permit the Insurance Company to declare and pay the Extraordinary Dividend in an amount not less than the Minimum Extraordinary Dividend Amount, such approvals, consents, authorizations, filings and notices shall be in full force and effect, and such Extraordinary Dividend shall have been declared and paid in full in accordance with such approvals, consents, authorizations, filings and notices;

(g) all applicable Governmental Entities, including the NYSDFS and the Delaware Department of Insurance, shall have granted all necessary approvals, consents and authorizations without the imposition of a Burdensome Condition, and all necessary filings with and notices to or required by such Governmental Entities shall have been made, necessary to permit (i) the Insurance Company and Parent to enter into the Coinsurance Agreement in substantially the form attached hereto as Exhibit B and consummate the Reinsurance Transaction and (ii) the applicable parties to enter into each Affiliate Agreement in substantially the form attached hereto as Exhibit A;

(h) the Net Assets of the Company, prior to receipt of the Extraordinary Dividend, as set forth on the Reference Balance Sheet (i) shall be not less than $40 million and (ii) shall be comprised of substantially the same type and mix of assets, including with respect to duration and credit-quality, as the Net Assets of the Company on the date hereof; and

(i) the aggregate amount of impairments and realized losses recognized by the Company and its Subsidiaries in accordance with SAP on Investment Assets (other than investments in limited partnerships) (i) with respect to which Parent or its Representatives reasonably and in good faith recommended that the Company and its Subsidiaries dispose of pursuant to Section 6.2(c) and (ii) that result from a decline in value after the date of such recommendation (the “Recommendation Date”) (provided that the decline in value of an Investment Asset after the Recommendation Date shall be deemed to be zero if the Company sells such Investment Asset within five Business Days after the Recommendation Date or, despite using reasonable best efforts to sell such Investment Asset from and after the Recommendation Date, the Company is unable to sell such Investment Asset), shall not exceed $5 million.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) each of the representations and warranties of Parent and Merger Sub in Article V shall be true and accurate (disregarding any qualifications as to materiality or Parent Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) each of Parent and Merger Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Merger Sub, as the case may be, at or prior to the Closing; and

(c) the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, certifying that the conditions the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 6.9.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms hereof, after the Company Stockholder Approval has been obtained:

(a) by the mutual written agreement of the Company and Parent.

(b) by either the Company or Parent:

(i) if the Merger shall not have occurred on or prior to December 31, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to perform or comply in any material respect with the covenants and agreements of such party set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to the Outside Date; provided, further, that if the condition set forth in Section 7.1(c) or Section 7.1(d) has not been satisfied and all other conditions in Article VII are satisfied on December 31, 2012, then the Company may elect, subject to Section 8.1(e) and with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, to extend the Outside Date to January 31, 2013 (the “First Extension Option”); provided, further, that if the First Extension Option is properly exercised, and if the condition set forth in Section 7.1(c) or Section 7.1(d) has not been satisfied and all other conditions in Article VII are satisfied on January 31, 2013, then the Company may elect, subject to Section 8.1(e) and with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, to further extend the Outside Date to February 28, 2013 (the “Second Extension Option”);

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued an order, decree or ruling or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting any of the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or other action in accordance with Section 6.9;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Special Meeting duly convened therefor or at any adjournment, postponement or recess thereof at which a quorum is present and a vote on the approval and adoption of this Agreement was taken; provided, however, that no party may terminate this Agreement pursuant to this Section 8.1(b)(iii) if such party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Company Stockholder Approval at the Company Special Meeting, or at any adjournment, postponement or recess thereof;

(iv) if any condition to the obligation of such party to consummate the Merger set forth in Sections 7.1 or 7.2 (in the case of Parent) or Sections 7.1 or 7.3 (in the case of the Company) becomes incapable of satisfaction before the Outside Date; provided, however, that Parent or the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(iv) if the failure of such condition results from material breach by Parent or Merger Sub (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its representations, warranties, covenants or agreements contained herein; or

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform, in any material respect, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b) (assuming that the date of such determination is the Closing Date) and

(B) cannot be or has not been cured, in all material respects, by Parent or Merger Sub within twenty (20) days after the giving of written notice to Parent (or, if less than twenty (20) days prior to the Outside Date, prior to the Outside Date); provided that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b); or

(ii) prior to obtaining the Company Stockholder Approval, and subject to the terms and conditions of Section 6.3(d), in order to enter into a definitive agreement with respect to a Superior Proposal, provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein and shall have paid the Company Fee concurrently with such termination.

(d) By Parent:

(i) if the Company shall have breached or failed to perform, in any material respect, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b) (assuming that the date of such determination is the Closing Date) and (B) cannot be or has not been cured, in all material respects, by the Company within twenty (20) days after the giving of written notice to the Company (or, if less than twenty (20) days prior to the Outside Date, prior to the Outside Date); provided that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it or Merger Sub is then in material breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);

(ii) if, prior to obtaining the Company Stockholder Approval, the Company’s board of directors shall have effected a Change in Recommendation;

(iii) if the Company’s board of directors fails to reaffirm publicly and unconditionally its recommendation to the Company’s stockholders that they give the Company Stockholder Approval within two (2) Business Days of Parent’s written request to do so (which request may be made at any time following public disclosure of an Acquisition Proposal), which public reaffirmation must also include the unconditional rejection of such Acquisition Proposal; or

(iv) if the Company materially breaches Section 6.3 (No Solicitation).

(e) Notwithstanding Section 8.1(b)(i), the Company’s right to exercise the First Extension Option and Second Extension Option is subject to the Company reimbursing, and if the First Extension Option or the Second Extension Option is exercised the Company shall reimburse, Parent and Merger Sub, on demand, for all incremental out-of-pocket expenses, including all fees and expenses of counsel, financial advisers, accountants, consultants and other advisers, actually incurred by Parent or Merger Sub after December 31, 2012 in connection with obtaining the Parent Insurance Approvals or the Company Insurance Approvals, and all incremental Net Hedging Costs actually incurred by Parent or Merger Sub after December 31, 2012; provided, however, that the hedging arrangements extended or put in place after December 31, 2012 shall be substantially similar in type and scope (other than with respect to duration which shall not extend beyond February 28, 2013) as those in place immediately prior to December 31, 2012; and provided further, that no later than December 1, 2012, Parent and Merger Sub shall provide the Company with a complete schedule of all hedging arrangements entered into by Parent or its Affiliates in connection with the Transactions. Anything contained in this Section 8.1(e) to the contrary notwithstanding, in the event that any Parent Insurance Approvals or Company Insurance Approvals have not been obtained on or prior to December 31, 2012 as a result of delay in approval of the Recapitalization by the Delaware Department of Insurance, then the Company may extend the Outside Date as permitted by

Section 8.1(b)(i) without any obligation to reimburse any incremental expenses or Net Hedging Costs under this Section 8.1(e).

Section 8.2 Effect of Termination.

(a) If this Agreement is terminated by a party pursuant to Section 8.1, written notice thereof shall be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate, become void and have no effect, and the Transactions shall be abandoned without further action by the parties; provided, that Article I, Section 4.23, Section 5.9, this Section 8.2, Section 9.3, Section 9.4, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.14 and Section 9.15 shall survive the termination of this Agreement and provided, further, the Confidentiality Agreement shall survive any such termination in accordance with its terms. Nothing contained in this Section 8.2 shall relieve Parent, Merger Sub or the Company from liability for any willful or intentional material breach of this Agreement or for any breach giving rise to a termination under Section 8.1(c)(i) or Section 8.1(d)(i), or as provided for in the Confidentiality Agreement.

(b) If this Agreement is terminated:

(i) by the Company pursuant to Section 8.1(c)(ii);

(ii) by Parent pursuant to Section 8.1(d)(ii), (iii) or (iv);

(iii) by either Parent or the Company pursuant to Section 8.1(b)(i) and (A) an Acquisition Proposal had been publicly disclosed after the date of this Agreement and prior to such termination, and (B) within 12 months after such termination, the Company enters into a definitive agreement with respect to, or consummates, the transaction contemplated by any Acquisition Proposal; or

(iv) by either Parent or the Company pursuant to Section 8.1(b)(iii);

then the Company shall pay to Parent a nonrefundable termination fee of $18 million in cash (the “Company Fee”) concurrently with any termination referred to in Sections 8.2(b)(i), (ii) or (iv), and concurrently with the first to occur of the events referred to in Section 8.2(b)(iii)(B), as applicable; provided that, solely for the purposes of this Section 8.2(b), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references in such definition to “20% or more” shall be changed to “a majority”.

(c) The Company shall reimburse Parent and Merger Sub as follows:

(i) if this Agreement is terminated for any reason other than those specified in Section 8.2(c)(ii) or pursuant to Section 8.1(c)(i), the Company shall reimburse Parent and Merger Sub for all their out-of-pocket expenses, including all fees and expenses of counsel, financial advisers, accountants, consultants and other advisers, actually incurred in connection with this Agreement and the Ancillary Agreements, the Merger and the other Transactions, but excluding any costs related to any hedging arrangements entered into by Parent or its Affiliates in connection with the Transactions (“Hedging Costs”), not reimbursed under Section 8.1(e) up to a maximum of $3 million; and

(ii) if this Agreement is terminated by either Parent or the Company pursuant to (x) Section 8.1(b)(i) or (iv) and, at the time of such termination, one or more of the conditions set forth in Section 7.1(b), (c), or (d) or Section 7.2(f) or (g) are not satisfied, or (y) Section 8.1(b)(ii), the Company shall reimburse Parent and Merger Sub (A) for all their out-of-pocket expenses, including all fees and expenses of counsel, financial advisers, accountants, consultants and other advisers, actually incurred in connection with this Agreement and the Ancillary Agreements, the Merger and the other Transactions, but excluding any Hedging Costs not reimbursed under Section 8.1(e), up to a maximum of $1 million plus

(B) an amount, not to exceed $12.5 million, equal to 50% of all Net Hedging Costs not reimbursed under Section 8.1(e).

(d) All payments contemplated by this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes (and consistent with the process set forth in Section 3.3(h)). The parties hereto agree that in no event shall the Company be required to pay the Company Fee on more than one occasion.

(e) Parent, the Company and Merger Sub acknowledge that (i) the fees and other provisions of this Section 8.2 are an integral part of the Transactions and are not severable, (ii) without these agreements, Parent, the Company and Merger Sub would not enter into the Agreement and (iii) any amount payable pursuant to this Section 8.2 is not a penalty. Subject to Section 9.12 and Section 8.2(a), and except in the event of a termination of this Agreement pursuant to Section 8.1(d)(i), Parent and Merger Sub acknowledge and agree that receipt of the Company Fee and other amounts payable pursuant this Section 8.2 shall be the sole and exclusive remedy of Parent and Merger Sub against the Company in the event the Company Fee becomes due and payable, and upon payment of the Company Fee and such other amounts, none of the Company nor any of its officers, employees, stockholders, Representatives, agents or advisors shall have any further monetary liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the Transactions. In no event shall the Company be required to pay the Company Fee on more than one occasion.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after receipt of the Company Stockholder Approval, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s stockholders hereunder without the approval of such stockholders. Except as required by Law, no amendment to this Agreement shall require the approval of the stockholders of the Company.

Section 9.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a) if to Parent or Merger Sub, to:

Athene Annuity & Life Assurance Company

2000 Wade Hampton Boulevard

Greenville, SC 29615

Telephone: 864-609-1307

Facsimile: 864-609-1053

Email: chip.smith@athene.com

Attention: Guy H. Smith, III

with copies (which shall not constitute notice) to:

James R. Belardi

Chief Executive Officer and Legal Department

Athene Annuity & Life Assurance Company

818 Manhattan Beach Boulevard, Suite 100

Manhattan Beach, CA 90266

Telephone: (310) 698-4481

Facsimile: (310) 698-4492

Email: belardi@athenellc.com; legal@athenellc.com

and

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Telephone: 212-839-5918

                   212-839-5835

Facsimile:  212-839-5599

Attention: Gabriel Saltarelli

                  Jonathan J. Kelly

(b) if to the Company, to:

Presidential Life Corporation

69 Lydecker Street

Nyack, New York 10960

Telephone: 845-358-2300

Facsimile: 845-353-0625

Attention: Donald L. Barnes

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Telephone: 212-969-3000

Facsimile: 212-969-2900

Attention: Julie M. Allen

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed disclosed for the purposes of any sections of this Agreement to which such section relates and any other sections of this Agreement to the extent it is reasonably apparent that such disclosure also qualifies or applies to such other sections of this Agreement; provided, however, that no disclosure shall qualify Section 4.1 (Organization), Section 4.2 (Capitalization; Subsidiaries), Section 4.3 (Authorization; Validity of Agreement; Company Action) or Section 4.23 (Brokers or Finders) unless it is set forth in the specific Schedule, or the section or subsection of the Schedule, corresponding to such Section. The inclusion of any item in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the exhibits hereto, together with the other instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.7, on and after the Effective Time, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except for (i) the rights of the Company’s stockholders and holders of the Company Options to receive the Merger Consideration and related consideration, respectively, at the Effective Time and (ii) the Indemnified Parties and the Insured Parties shall have the right to seek specific performance and pursue monetary damages in the event of Parent’s or the Surviving Corporation’s breach of Section 6.7. The representations and warranties set forth in Articles IV and V and the covenants and agreements set forth in Article VI have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified in certain instances by references to the Company Disclosure Letter or the Parent Disclosure Letter, which contain certain disclosures not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by the stockholders of, or other investors in, the Company or Parent.

Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 9.8 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) (each, a “Chosen Court”) in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a Chosen Court and (d) each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by Chosen Court in any other court or jurisdiction.

Section 9.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 9.11 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.12 Specific Performance. The parties hereto agree that immediate, extensive and irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions (and, more specifically, that irreparable damage would likewise occur if the Merger were not consummated and the Company’s stockholders did not receive the Merger Consideration payable to them in accordance with the terms and subject to the conditions of this Agreement), in addition to any other remedy to which they are entitled at law or in equity, and accordingly, the parties acknowledge and agree that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligation of the parties hereto to consummate the Merger and the obligation of Parent and Merger Sub to pay, and the Company’s stockholders’ right to receive, the Merger Consideration payable to them pursuant to the Merger, in each case, in accordance with the terms and subject to the conditions of this Agreement) in Chosen Courts without proof of damages or otherwise, and that such explicit rights of specific performance are an integral part of the Transactions and, without such rights, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.14 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the Transactions is consummated.

Section 9.15 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.16 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PRESIDENTIAL LIFE CORPORATION

By:	/s/ Donald L. Barnes
Name: Donald L. Barnes Title: President and Chief Executive Officer

ATHENE ANNUITY & LIFE ASSURANCE COMPANY

By:	/s/ James R. Belardi
Name: James R. Belardi Title: Chief Executive Officer

EAGLE ACQUISITION CORP.

By:	/s/ Guy H. Smith, III
Name: Guy H. Smith, III Title: President

ANNEX B INVESTMENT BANKING GROUP

July 12, 2012

Board of Directors

Presidential Life Corporation

69 Lydecker Street

Nyack, NY 10960

Ladies and Gentlemen:

Presidential Life Corporation (“Presidential Life”), Athene Annuity & Life Assurance Company (“Parent”), Eagle Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into Presidential Life (the “Merger”). As a result of the Merger, among other things, each share of Presidential Life common stock, par value $.01 per share (“Presidential Life Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, other than certain shares specified in the Merger Agreement, shall be automatically converted into the right to receive $14.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are set out more fully in the Merger Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Presidential Life Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of insurance companies and their securities in connection with merger and acquisitions and other corporate transactions. In connection with our opinion, we have reviewed (i) the Merger Agreement; (ii) certain publicly available financial statements and other historical financial information of Presidential Life that we deemed relevant; (iii) certain internal financial projections of Presidential Life for the years ended December 31, 2012 through December 31, 2016 as prepared by senior management of Presidential Life; (iv) a comparison of the stock price performance of Presidential Life with that of certain publicly-traded companies comparable with

Presidential Life; (v) to the extent publicly available, the financial terms of certain recent business combinations in the life and annuity insurance industry; (vi) the market premiums paid in certain recent business combinations involving insurance companies and other financial services companies; (vii) the current market environment generally and the life and annuity insurance environment in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Presidential Life the business, financial condition, results of operations and prospects of Presidential Life.

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7700 / (800) 635-6855

www.sandleroneill.com

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Presidential Life or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Presidential Life that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Presidential Life, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We are not experts in the evaluation of insurance policyholder liabilities. We have not made an independent evaluation of such liabilities and therefore are not expressing any opinion as to the adequacy of such liabilities of Presidential Life.

With respect to the internal financial projections as provided by and discussed with senior management of Presidential Life and used by Sandler O’Neill in its analyses, Presidential Life’s management confirmed to us that those projections were developed using the reasonable estimates and judgments of management and their knowledge of current market conditions, to estimate the future financial performance of Presidential Life and we assumed that such performance would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Presidential Life’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Presidential Life would remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the Merger Agreement are not waived. Finally, with your consent, we have relied upon the advice Presidential Life has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger, and the other transactions contemplated by the Merger Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as Presidential Life’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Presidential Life has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Presidential Life and Parent.

Our opinion is directed to the Board of Directors of Presidential Life in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Presidential Life as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by Presidential Life shareholders and does not address the underlying business decision of Presidential Life to engage in the Merger or the relative merits of the Merger as compared to any other alternative business strategies that might exist for Presidential Life or the effect of any other transaction in which Presidential Life might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee and does not address the amount of compensation to be received in the Merger by any Presidential Life officer, director or employee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Presidential Life Common Stock is fair from a financial point of view.

Very truly yours,

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Location for the Special Meeting of Presidential Stockholders:

The Comfort Inn

425 E. Route 59

Nanuet, New York

(845) 623-6000

                , 2012 at             , local time